UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
March 21, 2007
Date of Report (date of earliest event reported)
U.S. WIRELESS DATA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-22848	84-1178691

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
2728 Orchard Parkway
San Jose, California 95134-2012
(Address of principal executive offices)
(408) 625-2700
(Registrant’s telephone number, including area code)
2121 Avenue of the Stars, Suite 1650
Los Angeles, California 90067
(Former name or former address, if changed since last report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
     This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” All statements other than statements of historical fact contained in this Current Report on Form 8-K, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Current Report on Form 8-K, which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.
     We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Current Report on Form 8-K, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission that are incorporated into this Current Report on Form 8-K by reference. The following discussion should be read in conjunction with our annual report on Form 10-K and our quarterly reports on Form 10-Q incorporated into this Current Report on Form 8-K by reference, and the consolidated financial statements and notes thereto included in our annual and quarterly reports. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Current Report on Form 8-K may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
     This Current Report on Form 8-K contains industry data and other statistical information regarding the telecommunications industry that we obtained from independent publications, government publications, press releases, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified their data.
     You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Current Report on Form 8-K. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this Current Report on Form 8-K could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Current Report on Form 8-K to conform our statements to actual results or changed expectations.
     Unless the context otherwise requires the use of the terms, “Company,” “we,” “our” or “us” refers to U.S. Wireless Data, Inc. and StarVox Communications, Inc. on a combined basis following completion of the merger as described herein.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT
ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGES IN FISCAL YEAR
ITEM 5.06 CHANGE IN SHELL COMPANY STATUS
ITEM 8.01 OTHER EVENTS
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
EXHIBIT 3.2
EXHIBIT 10.1
EXHIBIT 10.1.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 10.6
EXHIBIT 10.7
EXHIBIT 10.8
EXHIBIT 10.9
EXHIBIT 10.10
EXHIBIT 10.11
EXHIBIT 10.12
EXHIBIT 10.13
EXHIBIT 10.14
EXHIBIT 10.15
EXHIBIT 10.16
EXHIBIT 10.17
EXHIBIT 10.18
EXHIBIT 10.19
EXHIBIT 16.1
EXHIBIT 21.1
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 99.1

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
     On March 23, 2007, as a result of the transactions described in this Current Report on Form 8-K, U. S. Wireless Data, Inc., a Delaware corporation, or USWD terminated the management agreement, which was effective as of March 10, 2006, between USWD and Trinad Management, LLC, an affiliate of Trinad Capital L.P. and of USWD. Under the terms of the management agreement, Trinad Management provided certain management services for USWD, including without limitation, the sourcing, structuring and negotiation of a potential business combination, and USWD paid Trinad Management a monthly management fee of $30,000. The term of the management agreement was five years. USWD terminated the management agreement prior to the end of the term by paying a termination fee to Trinad Management equal to $1,000,000.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
SUMMARY OF THE MERGER
     On June 14, 2006, USWD and StarVox Communications, Inc., a California corporation, or StarVox, entered into an agreement and plan of merger. The merger agreement was amended on February 6, 2007 and on March 7, 2007 to, among other things, extend the term of the agreement. Pursuant to the merger a wholly owned subsidiary of USWD merged with and into StarVox with StarVox surviving the merger and becoming our wholly-owned subsidiary and our sole operations. The merger was completed on March 23, 2007.
     In connection with the merger, all issued and outstanding shares of StarVox common stock and preferred stock were exchanged for an aggregate of approximately 301,594 shares of USWD Series A preferred stock, which are convertible into approximately 22,224,705 shares of USWD common stock. The shares of USWD Series A preferred stock issued in connection with the merger will be automatically converted into USWD common stock upon the amendment of USWD’s certificate of incorporation to increase USWD’s authorized number of shares of common stock, contingent upon the approval of such amendment by USWD’s stockholders. In connection with the merger, USWD also assumed all outstanding options and warrants to purchase StarVox capital stock. By virtue of the merger, each such option or warrant to purchase shares of StarVox capital stock has been converted into an option or warrant to purchase the same number of shares of USWD common stock as the holder of such option or warrant would have been entitled to receive pursuant to the merger had such holder exercised such option or warrant in full immediately prior to the effective time of the merger, on the same terms and conditions with per share exercise prices proportionately adjusted. The shares of USWD common stock issuable upon conversion of USWD preferred stock issued to StarVox shareholders and issuable upon exercise of the assumed options and warrants to acquire StarVox capital stock, represent approximately 73% of the outstanding common stock of the combined company after the merger, assuming the exercise of all outstanding options and warrants to purchase common stock of the combined company and the conversion of all outstanding preferred stock into common stock.
     Immediately prior to the completion of the merger, Trinad and its affiliated entities owned approximately 31% of USWD outstanding common stock and 31% of the outstanding capital stock of StarVox, after the conversion of certain convertible notes held by Trinad immediately prior to the completion of the merger. Upon the completion of the merger, Trinad now owns approximately 32% of USWD’s outstanding capital stock assuming the conversion of all shares of preferred stock into shares of common stock. Immediately prior to the completion of the merger, David Chazen, Robert Ellin and Jay Wolf, affiliates of Trinad Capital, were each a director and officer of USWD and a director of StarVox.

SUMMARY DESCRIPTION OF USWD’S BUSINESS
     USWD was incorporated in the state of Colorado on July 30, 1991, and was reincorporated in the State of Delaware on October 6, 2000. On March 26, 2004, USWD filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”), Case Number 04-12075. USWD was operating as a debtor-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court until the reorganization described below. On December 27, 2004, the Court confirmed USWD’s Amended Plan of Reorganization (the “Reorganization Plan”). Additional details concerning the Reorganization Plan are in the Amended Disclosure Statement filed with the Court in November 2004 in support of the Reorganization Plan, the Reorganization Plan and Order Confirming Amended Plan of Reorganization, each of which is an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2005. On March 18, 2005, in accordance with the Reorganization Plan, Trinad, USWD’s Reorganization Plan sponsor, became the holder of 93% of the newly issued common stock of USWD. Additionally, on March 18, 2005, Robert Ellin became a director and Chief Executive Officer, Jay Wolf became a director and Chief Operating Officer and Chief Financial Officer and Barry Regenstein became a director of USWD. Robert Ellin and Jay Wolf are the managing member and managing director of Trinad, respectively, and Barry Regenstein is an outside consultant to Trinad Capital.
     Prior to the completion of the merger, USWD was a shell company having no operations, employees, or assets other than $0.6 million in cash as of February 28, 2007. The common stock of USWD is publicly traded over the counter on the OTC Bulletin Board.
     USWD files annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act. You may read and copy documents filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

SUMMARY DESCRIPTION OF STARVOX’S BUSINESS
     StarVox, a telecommunications company, was established to build a large base of business subscribers by acquiring the customer bases of competitive local exchange carriers, or CLECs. CLECs are typically concentrated in medium- and small-sized markets, known as Tier 2 and Tier 3 markets, and serve their customer base with legacy voice communication technology, such as time division multiplexing, or TDM, technology. We intend to migrate networks of the CLECs that we acquire to our voice over Internet protocol, or VoIP, network. In addition we intend to migrate acquired customer bases to new generation integrated voice and data products. We believe this migration will improve the profitability and increase the average revenue per customer of our customer base. We currently offer a suite of both TDM and VoIP products designed to meet the voice and data communications needs of these acquired businesses customers. Our VoIP integrated voice and data, or IVAD, product allows local voice service, long distance service and data service (such as Internet access) to be offered to a business site over an integrated voice and data access line. Our VoIP IP Centrex product combines the IVAD offering with our network hosted office phone system, resulting in our business customers using us to outsource all of their voice and data communications.

INDUSTRY OVERVIEW
Legacy Telephone Network
     Grassroots telephone companies have built the current telephone network – the public switched telephone network, or PSTN – over the last one hundred years based on legacy technologies such as TDM. These networks consist of local central offices that use Class 5 switches to connect to residential and business telephones in limited geographic areas. Most business telephones are connected to central offices through an on-site telephone system, usually a private branch exchange, or PBX. Some business telephones directly connect to the central office for PBX-type functionality, which is called Centrex.
     Legacy competitive carriers often manage numerous overlapping and interconnected network technologies to provide a package of services and products. Legacy network architectures can include a circuit-switched local or long distance voice network, transport, digital subscriber line, frame relay data transmission networks, and optical transport networks. These different legacy networks require costly and complex dedicated circuits and network transmission facilities as well as monitoring equipment to operate effectively.
     In addition to the complex connections required by legacy networks to carry calls between central offices, extensive data networks based on proprietary SS7 signaling are required to carry processing instructions for each call. Hardware-based switches are required to look up and route calls to the proper central office. For example, if the caller dials an 800 number, the SS7 network looks up the actual number to be called and routes the call to the proper central office to which the called party is connected. These hardware intensive switches often use proprietary designs which may make modification difficult. Accordingly, it can take years to provision new voice features into the legacy network.
   Legacy Service Providers
     Incumbent Local Exchange Carriers. Incumbent local exchange carriers, or ILECs, have dominated the U.S. telecom industry for over a hundred years. Their legacy networks were established to provide nationwide services and products for all U.S. customers. For most of their existence, ILECs have benefited from large economies of scale and a near monopoly status. Examples of ILECs include AT&T, Qwest Communications International and Verizon Communications.
     With the recent advent of new technologies and a pro-competitive regulatory environment, the ILECs have responded by focusing resources on large market opportunities, such as large enterprise customers and residential markets, funding next generation networks such as wireless and fiber deployments, and conserving cash by under-serving, or even selling off, smaller, less strategic markets. As a result, we believe the ILECs have provided fewer services and products and devoted fewer resources to the smaller Tier 2 and Tier 3 markets.
     Competitive Local Exchange Carriers. CLECs came into prominence with the Telecommunications Act of 1996, or Telecom Act. Under the Telecom Act, CLECs had the option of deploying their own networks, utilizing the networks of ILECs, or a combination of the two. The Telecom Act required ILECs to make their networks available to competitors at regulated rates. The initial entrants that leveraged the Telecom Act faced challenges in implementing successful business strategies due to costs of entry and resistance from the ILECs. Providers who chose to deploy their own networks faced challenges in developing a clear cost advantage as they deployed similar TDM circuit-switched services and products and faced operational challenges in selling and provisioning local services and products. Examples of CLECs include Covad Communications Group, Eschelon Telecom and McLeod USA.
     With the passage of the Telecom Act, CLECs who utilized the ILECs’ services and products entirely, or “resellers”, were able to obtain services and products from the ILECs under favorable wholesale agreements. After March 2005, under order from the Federal Communications Commission, or FCC, the permitted discounts on their wholesale services and products were reduced significantly. These CLECs have struggled to find a clear strategy to compete with the ILECs and maintain profitability.

Because of their limited financial resources and high costs, they have been unable to deploy their own networks. Several of these companies have filed for bankruptcy protection in recent years.
     There are several types of competitive communication carriers as classified by the FCC. CLECs provide local phone services and products on their own facilities. Local resellers provide local phone services and products without facilities. InterExchange Carriers, or IXCs, provide long distance service on their own facilities. Toll resellers provide long distance service without facilities. We have used the term CLEC as a description of all of these types of carriers.
Next Generation Voice Network – Voice-Over-Internet Protocol
     VoIP technology uses packet-based networking technology instead of legacy telephone technology to transmit voice calls. VoIP calls may originate as data packets from an IP-enabled phone or may be converted from legacy telephones into data packets by VoIP gateways at the customer premise or within the network infrastructure. These data packets are transported, along with other data, over either private networks or the public Internet to the desired location using standard IP addressing and routing.
     VoIP technology uses soft switches – software intensive switching platforms – to provide call control and call routing. Soft switches are a sophisticated set of software code residing on compact, low-cost servers. In contrast to hardware-based switches employed by legacy service providers requiring large upfront investment and significant space and power requirements, soft switches require significantly less upfront investment and minimal space and power.
     Because of the efficiencies and lower cost structure of VoIP networks, it is anticipated that VoIP will substantially replace legacy networks for voice communication. The forecasted time frame for this transition varies widely depending on the individual forecaster’s perspective. VoIP is now extensively used, and has been for the last five years for call routing in the backbone network. According to International Data Corporation, or IDC, a subsidiary of International Data Group which is a premier provider of market intelligence, advisory services and products, and events for the information technology, telecommunications, and consumer technology market, over 10% of domestic call traffic now uses VoIP technology at some point in the call, and domestic TDM networks in the U.S. are now starting to be converted to VoIP networks, such that VoIP will become a significant portion of domestic traffic within the next few years. While VoIP “last mile” to residences and businesses is just beginning, we believe, and as further suggested by the research of IDC, that it will be widespread within the next few years.
Benefits of VoIP over Legacy Technology
     The main advantage of IP network architecture is its low cost structure relative to legacy networks, providing for the following advantages:
•	Efficient use of the network. In VoIP telephony, multiple conversations and data services and products are sent over a single network as separate data packets. By combining multiple sets of data over a single network and dynamically allocating bandwidth according to usage demand, VoIP uses network resources more efficiently. In contrast, TDM technology dedicates a separate voice connection between the parties to each voice conversation. Hence, connection bandwidth is fixed, and even when neither party is talking, the available bandwidth remains constant.

•	Fewer and lower priced network components. VoIP technology can enable twice as many voice calls onto IP-based T-1 transport circuits using standard VoIP compression technology versus legacy T-1 TDM circuits.

•	Faster deployment of advanced services and products. Software-based VoIP architecture also provides the flexibility to add services and products and change features quickly, in contrast to legacy providers whose systems have historically required them to make time consuming physical moves, adds and changes.

     Additional advantages include lower staffing and support requirements, reduced physical space and power requirements and lower maintenance costs.
  Next Generation VOIP Network Providers
     Public Network-VoIP Providers. Public network-VoIP providers leverage the Internet to provide communication services and products. Calls are carried over the Internet and not over a private network providing service on a best-efforts basis. These service providers focus mainly on the residential market providing service over the customer’s existing broadband (digital subscriber line or cable modem) connection. Problems, such as packet loss, where a voice packet is misdirected or delayed, and network reliability, result in poor voice quality or the loss of transmission. Due to their low-to-no cost and “best effort” services and products, these providers are typically used by price sensitive residential users as secondary telephone lines, and are not normally used by business customers that require a minimum level of service quality. Examples of public-VoIP providers include eBay’s Skype Technologies, Vonage Holdings and Yahoo’s Dialpad.
     Private Network-VoIP Provider. Private network-VoIP providers provide telecommunications services and products through private data networks rather than the Internet. Call data receives priority over other types of traffic to produce a quality of service that is similar to “toll” quality. We believe this service quality is similar to what traditional circuit-switched networks provide. Some private network-VoIP providers, such as us, have chosen to deploy nationwide VoIP networks, while others have chosen only to focus on deploying VoIP access networks in specific geographic areas. Examples of private network-VoIP providers include Cbeyond and us.
IDC Research; Market Analysis
     Starvox commissioned IDC in 2006 to provide us with market research on the markets and customers for voice and data communications and service. Starvox paid IDC a customary fee for the research that they provided to us. We have attributed research data to IDC where such data is used in this report.
     IDC estimates that businesses accounted for revenues of $115 billion in 2005, with the remaining $92 billion representing residential consumer spending. The industry is typically segmented by customer size and type of service purchased. A small sized business is defined by IDC as having between five to 100 employees, a mid-sized business is defined as having between 100 to 500 employees, and a large sized business has greater than 500 employees. According to IDC, there are 8.7 million total businesses and 14.2 million office sites in the U.S., with 81.5 million lines. The small business segment comprises 52% of total telephone lines, 90% of total sites, and $46 billion of revenue. The medium business segment comprises 28% of total telephone lines, 8% of total sites, and $33 billion of revenue. By service type, the small and mid-sized business segments accounted for $24 billion in long distance voice revenue, $20 billion in data services and products revenue and $36 billion in revenue from other services and products.
     By geography, IDC divides the market into Tier 1, Tier 2 and Tier 3 markets. Tier 1 markets are defined as population centers with at least one million employed workers, Tier 2 markets have population centers between 500,000 and one million employees and Tier 3 markets have population centers of less than 500,000 employees. Of the total business revenue of $115 billion in 2005, according to IDC 50% came from Tier 1 markets, 20% from Tier 2 markets and 30% from Tier 3 markets.
Migration of Business Customers to VoIP Telephony
     It is anticipated that many business customers will migrate from legacy telephone networks to VoIP telephone networks either through the use of IP trunking services and products or IP Centrex services and products.
•	IP Trunking. Businesses with legacy telephone systems on premise can use an integrated access device, or IAD, to connect the existing telephone system to the IAD and connect the IAD to a data local loop that handles data traffic instead of TDM voice traffic. The IAD allows

VoIP traffic as well as Internet access traffic and other data traffic to use the same local loop. Businesses with IP-based telephone systems on premise may also utilize IP trunking.
     The table below shows the IDC forecast of TDM and IP PBXs using IP Trunking access in the U.S. and the annual revenues that result:

	2005	2006	2007	2008	2009
PBXs with IP Trunking Access (in thousands)	180	370	550	850	1,440

IP Trunking Revenues (in millions)	$1,962	$3,893	$5,661	$8,541	$14,074
•	IP Centrex. Business sites with existing telephone systems on site or business sites using legacy Centrex phone service can replace their current phone system with a network hosted IP Centrex system. Legacy telephones are replaced with IP telephones. The telephones are connected to the Internet wall jack instead of the TDM phone jack.
     The table below shows the IDC forecast of IP Centrex seat deployments in the U.S. and the annual revenues that result:

	2005	2006	2007	2008	2009
IP Centrex Seats (in thousands)	210	452	876	1,707	3,090

IP Centrex Revenues (in millions)	$156	$318	$586	$1,088	$1,877
     The desire of many small and mid-sized businesses to outsource all of their voice and data communication services and products to avoid the cost of maintaining in-house staff for “non-core” business activities is expected to fuel growth in installed IP Centrex extensions. IDC studies also show that small and mid-sized businesses are the primary users of IP Centrex services and products.

DESCRIPTION OF OUR BUSINESS
Overview
     We intend to build a large base of business subscribers by acquiring the customer bases of traditional CLECs concentrated in Tier 2 and Tier 3 markets and transitioning these customer bases to our nationwide VoIP network, resulting in, we believe, substantial cost savings and improved profitability. Our growth strategy has two key components: a strategy of acquiring customer bases by acquiring traditional CLECs and a VoIP migration strategy for reducing costs and increasing profitability of the acquired customer bases by transitioning customers from legacy telephone networks to our VoIP network and IP-based applications.
     We are currently in active discussions with a number of CLECs concerning possible acquisitions. Our first CLEC acquisition occurred in June 2006 when we acquired Capital Telecommunications, Inc., or CTI, a licensed CLEC doing business in Tier 2 and Tier 3 markets in New York, Pennsylvania, Texas, and Washington, D.C. We are currently in the process of completing the transition of CTI’s customers to our VoIP network, with most CTI customers having been migrated to our VoIP network. To support our VoIP migration strategy, we operate a nationwide private VoIP network that allows us to provide our services and products throughout the United States. We are able to enter new markets without having to purchase large switch facilities, thereby avoiding such capital expenditures.
     The scaleable network platform that we employ is software based, as opposed to traditional hardware based legacy networks that are hardware based. Unlike legacy networks that have significant cost limitations, we believe our VoIP network, when combined with outsourced third-party support systems, is designed to scale efficiently and economically. We intend to maintain network quality through the use of best in class equipment and software, as well as redundancy in the event of failures.
     We are committed to building and maintaining a network that readily supports key business applications, including IP Centrex, unified messaging and advanced calling features that are central to our core strategy. Our network and related applications are designed to accommodate the conversion of numerous acquisitions to support our core strategy for growth, profitability and value creation.
Strategies
   Acquisition Strategy
     Our acquisition strategy is to consolidate a large base of business customers onto our private VoIP network through the acquisition of traditional CLECs in the U.S. telephony market. By acquiring companies with existing business subscribers and migrating these customers to our VoIP network and VoIP services and products, we believe we can substantially reduce costs and increase profitability of the acquired CLEC.
     We believe that our acquisition strategy will allow us to avoid the high costs typically associated with acquiring customers through internal marketing and customer acquisition activities. We believe we can acquire a large and significantly profitable base of primarily small and mid-sized business customers serviced by our VoIP network and IP-based applications. Through the implementation of lower cost, more efficient VoIP technology, we believe that we can increase the average revenue per customer, while decreasing the average cost.
     We are primarily targeting traditional CLECs in Tier 2 and Tier 3 markets with large concentrations of business customers. The CLECs we are targeting provide service to their customers using TDM switched access, TDM dedicated access, or a TDM re-sale service. These CLECs may lack internal expertise or financial resources to transition their networks from legacy technology to next generation integrated voice and data services and products provided over a VoIP network. These CLECs may also have limited product offerings, which would serve to limit their ability to fully monetize their customer base as well as compete with other players with broader product offerings. Further, these

CLECs may lack a national network, which may force them to rely on third parties to terminate long distance calls for their customers.
   VoIP Migration Strategy
     Once we have acquired a target CLEC, we expect to enhance profitability through a two-phased migration strategy:
     Phase One. We intend to migrate the traffic of the CLECs we acquire to our private VoIP network over a 90 to 180 day period. We believe that the migration of traffic to our network will allow us to significantly lower the cost of service and the overall operating costs of the companies we acquire. We believe we can achieve cost savings in the following areas:
•	Elimination of legacy switching infrastructure, its related support systems, and consolidation of other network elements;

•	Reduction of third party dedicated circuits associated with legacy switching infrastructure;

•	Reduction of third party long distance termination costs by terminating on our VoIP network; and

•	Reduction and elimination of space and power required to operate the legacy infrastructure.
     We have converted the international traffic acquired from New Global Telecom, Inc. to our VoIP network and have decommissioned and sold the legacy equipment that previously carried this international traffic. Furthermore, we have converted a significant amount of CTI’s legacy network traffic to our VoIP network.
     Phase Two. Once we migrate a customer to our network, we have a long-term plan to up-sell the customer with new generation integrated voice and data services and products. Our broad portfolio of product offerings and nationwide footprint allows us to expand the products and service offered to an acquired CLEC’s customer base. In addition to the up-selling opportunity, we believe the sales force of acquired CLECs will be placed in a stronger position to compete for new customers as a result of our broad service offering, national footprint and lower cost structure. Customers of acquired CLECs typically procured telecom services and products from multiple providers. For example, local and long distance service may have come from the ILEC, data service from the ISP, and PBX maintenance from the equipment services and products provider. We believe our integrated voice and data services and products are designed to:
•	Reduce overall customer voice and data communication cost an average of 30%, according to IDC research, by bundling local and long distance, ISP services and products, and hosted phone systems on a single IP network;

•	Increase average revenue per customer by offering a comprehensive, integrated suite of telecom services and products, formerly provided by multiple vendors; and

•	Reduce service delivery costs by driving usage onto our network and leveraging our IP based applications.
Our Customers
     We sell retail and wholesale services and products to customers located in the U.S. For the fiscal years ended August 31, 2005 and 2006, sales of our retail services and products accounted for 71% and 68%, respectively, of our revenue.

     For the quarter ended November 30, 2006, on a pro forma basis, sales of our retail services and products accounted for 72% of our total revenue.
  Retail Services and Products
     Our retail services and products are targeted to primarily business customers, although we also service residential customers. We currently have approximately 8,800 business customers, substantially all of which came from the recent acquisition of CTI.
     In connection with our acquisition of CTI, we acquired approximately 12,000 residential customers, representing approximately 10% of total revenue for fiscal 2006. Because our bundled voice and data service offerings are exclusively targeted to business customers, we focus on providing our residential base with more profitable long-distance service.
     A breakout of our CTI revenue as of August 31, 2006 by type of retail customer is detailed below:
Retail Customer Type Revenue Breakout

	Percentage of Revenue
			Fiscal 2007,
			First Quarter
			Ended
			November 30,
Revenue Source	Fiscal 2005	Fiscal 2006	2006
Retail Business Customers	64%	62%	67%
Retail Residential Customers	7%	6%	5%
   Wholesale Services and products
     Our wholesale services and products are targeted to primarily competitive telecommunication providers, cable companies, and independent or rural phone companies. Wholesale customers utilize our excess capacity within the network, which lowers our operating cost and provides incremental margin revenue. In addition, wholesale traffic volumes allow us to maintain volume commitments made to obtain favorable pricing from third party vendors, which benefits our retail service delivery costs. As we continue to execute on our acquisition strategy, we anticipate wholesale revenues growing, but declining as a percentage of the overall revenue mix.
Our Services and Products
     We offer a suite of traditional and VoIP retail services and products to our business customers. We also offer various wholesale services and products to other carriers. All of these products are currently released and in use by our customers.
   Traditional Retail Services and Products
     Local and Long Distance Telecommunications Services and Products. We provide traditional local and long distance services and products by utilizing traditional switched access circuits and originating network agreements with other Tier-1 carriers. Business customers with a large quantity of long distance calling can connect to our network via a dedicated circuit (T-1 line) reducing the cost of service by avoiding the originating switched access charges of the ILEC.
     Private Line Service. Businesses with multiple locations can acquire dedicated circuits, normally a T-1 line that connects their business sites and allows intra-company business voice calls and data traffic or video calls between the sites.

     International Long Distance, Toll Free, Prepaid and Postpaid Calling Card and Conference Calling. Other traditional telecommunications services and products include international long distance, toll free (800) services, pre and post-paid calling cards and conference calling.
     Internet Access. We offer Internet access service on a dial-up or broadband basis utilizing dedicated circuits from a T-1 line or optical carrier, or OCx, line. We also offer certain Internet service provider services, including web hosting, email hosting and domain name server hosting.
   New Generation Retail Services and Products
     IP Trunking. We provide an integrated voice and data product allowing the customer to combine their voice and data traffic on a single dedicated Internet circuit connecting our network to the customer’s premise. The dedicated Internet circuit, either a digital subscriber line or T-1 line, is installed along with special customer premise equipment normally referred to as an integrated access device, or IAD, that allows the simultaneous use of the Internet connection for both voice traffic, such as local, long distance, toll free, calling card, conferencing or private line, and data services and products, such as Internet access, eliminating the need for separate voice only and data only circuits to business sites. The IAD converts the voice to data packets that can be given priority over normal data or Internet traffic to maintain voice quality of service.
     IP Centrex. We provide IP Centrex through our VoIP network infrastructure and soft switches. IP Centrex allows the customer to eliminate its legacy phone system and integrate its voice and data networks at its location. A dedicated Internet connection is established between the customer’s premise and our network. All voice traffic and data services use this connection. Legacy phone features and new enhanced features are provided through the connection with our soft switches. The business site can take advantage of many new features not available on traditional phone systems including:
•	The integration of a desktop phone with applications such as Microsoft’s Outlook;

•	The integration of telephone voice messages with desktop email;

•	Web portal access for telephone functions, such as selective call forwarding and call screening;

•	The ability to obtain telephone numbers from other area codes; and

•	The ability to combine geographically displaced sales and service personnel into a single call group.
   Wholesale Services and Products
     Origination Services and Products. We offer telephone numbers to wholesalers in geographic areas where we operate. These may be inbound local numbers or outbound numbers. We also provide “800” origination services.
     Termination Services and Products. We terminate wholesale voice and data traffic, both TDM and VoIP, in the geographic areas where we operate domestically and internationally. We operate a domestic VoIP network that interfaces to both VoIP and TDM carrier networks. In addition, we operate an international VoIP network to Mexico.
Our Network
     Our network is based on well established, industry standard manufacturers such as Cisco Systems and Veraz Networks. We maintain interconnection points with national and regional providers, including the ILECs, multiple backbone connections and multiple switching service points.

     We believe our current network, via our interconnection points, provides economical access to over 80% of business sites in the U.S. by partnering with four Tier 1 Internet providers, including Level 3 Communications. Our network coverage includes Tier 1, Tier 2 and Tier 3 markets throughout the United States. Our customers are monitored by a network operations center in Dallas, allowing for full time resolution of service issues.
     The following diagram illustrates the high level components of our communications network:
     The dedicated IP infrastructure of our network allows us to interconnect voice and data from any customer site through a single circuit, usually a T-1 connection. This provides the simplicity of a single provider for the customer’s entire voice and data communication needs. Call central in our network is provided through service based soft switches.
     We are able to enter new markets without the need to purchase large legacy switching equipment, thereby avoiding such capital expenditures. The soft switches provide the intelligence for call completion, call routing, and traditional business class services and products along with advance feature applications.
     We believe our network allows for rapid scalability and for quick time to market for our new applications, services and products. Because our network is software based (as opposed to hardware based as in legacy networks), we are able to rapidly deploy new applications, services and products.
     Unlike legacy networks, we employ an integrated network using technologies that digitize voice communications into IP packets and converge them with other data services and products for ubiquitous transport over our nationwide IP network. Our customers’ voice traffic is transported over our own private IP network and does not rely on the best efforts of the public Internet. The integration of our network with third party back office systems allows us to monitor network performance, provision customers, thus limiting our customer care expenses. We believe our all-IP network and third party automated support systems will enable us to continue to offer innovative and technologically advanced services and products to our customers in a timely and cost efficient manner.

     Our ability to rapidly convert existing customer bases of the acquired companies onto our VoIP network is central to our strategy. For example, in June 2005, we acquired the international wholesale business of New Global Telecom Inc. and we have converted over 60 million minutes per month of international traffic from legacy networks to our VoIP network and have decommissioned and sold the legacy network equipment. Furthermore, as of November 30, 2006, we have converted over 85% of the legacy traffic of CTI to our VoIP network.
Sales and Marketing
     As of February 28, 2007, our geographically dispersed sales and customer care organization is comprised of 25 employees, including CTI employees, and is centrally managed out of our corporate office. We also maintain a channel management organization to service our agent sales channel. The sales and marketing organizations are structured across our entire business, reporting to a single unified management structure that allows the scalability needed to meet our expected growth and acquisition strategies.
     Our primary vehicle of growth is through the acquisition of existing business customer bases. As a result, our sales and marketing strategy is aligned to support our acquisition strategy and also to drive internal growth. Upon completing an acquisition, we intend to integrate the acquired sales force and customer care staff into our existing organizations. During this integration process, we train the acquired sales force and agents to up-sell the acquired customer base, support the migration from the legacy TDM services to our IP services and products, and identify new customers to sell on our integrated IP platform. We also train our customer care staff on understanding our IP services and products and to identify up-sell opportunities.
Front and Back Office Systems
     We have entered into an agreement with a third party provider for our billing and provisioning systems. We have integrated our business processes with such third party’s software system which offers online, real-time billing and provisioning. This integration creates a platform for delivery of automated front and back office systems. We believe that the integration of our IP network with our front and back office platform supports an efficient cost structure.
     We believe that the third party systems we have deployed are scalable, based on successful implementation and operation of the systems by much larger enterprises with greater volumes of transactions. We believe our systems can be customized to meet the needs of our customers and our business processes. We also realize the advantages of third-party maintenance and updates from companies with substantial research and development resources.
     Our front office systems consist of:
     Customer relationship management. We use customer relationship management software to handle sales order entry and management, commissions, customer care, field service functions, integrated access device management and channel partner relationship management.
     Our back office systems consist of:
•	Provisioning. We maintain real-time interfaces with our third party vendors, including ILECs that permit the provisioning of network elements.

•	Activation. Our internal systems provide real-time entry of customer service information.

•	Billing. We outsource our billing, payment processing, and mediation through a third party’s system.

Our Acquisition History
     Since StarVox’s inception in June 2004, StarVox has acquired various VoIP technologies and networks through the completion of acquisitions. StarVox’s acquisitions include the following:
•	The acquisition of CTI. StarVox acquired CTI, a TDM-based CLEC, in June 2006. CTI provides traditional local, long distance and data services primarily to small and medium-sized businesses in Connecticut, Delaware, Maryland, Massachusetts, New Jersey, New York and Texas.

•	The acquisition of the international wholesale business from New Global Telecom. StarVox purchased the international wholesale business of New Global Telecom in June 2005, including New Global Telecom’s international TDM network and customer base. Since the completion of the acquisition, we have migrated all 60 million minutes per month to our VoIP network and have decommissioned and sold the TDM network assets that we acquired as part of the transaction.

•	The acquisition of StarVox, Inc. In January 2005, StarVox acquired the VoIP technology assets of StarVox, Inc., a venture backed early stage company. The acquired assets included VoIP application software and IP Centrex, IP Trunking, and VoIP VPN technology.

•	The acquisition of a VoIP network. In 2006, StarVox concluded its acquisition of the VoIP network from Veraz Networks and CTI.
     We intend to continue to make acquisitions of complementary companies, products, networks, services and technologies to expand our product offerings, capabilities, customer base and business.
Competition
   Telecommunications Services and Products
     We face competition from a variety of communications providers. We compete against providers of legacy wireline communications, such as ILECs and CLECs. ILECs, like AT&T, Qwest Communications International and Verizon Communications, have historically dominated the U.S. telecom industry. ILECs have broader portfolios of services and products, greater financial, management and operational resources, greater brand-name recognition, larger subscriber bases and more experience than we have. ILECs also enjoy economies of scale that result in a lower cost structure for transmission and related costs, which cause significant pricing pressures within the industry. In addition, continued consolidation of ILECs could further strengthen our competitors, and we could lose customers or face adverse changes in regulation. In 2005, SBC completed its merger with AT&T. In 2006, Verizon Communications completed its merger with MCI and AT&T announced its merger with BellSouth. While we believe that, at least in the short term, this increasing consolidation in the communications industry will result in a greater focus on the part of our competitors on the large enterprise and consumer markets, the increased size and market power of these companies may have adverse consequences for us. These competitors could focus their large resources in the future on regaining share in the small business sector, and we could lose customers or not grow as rapidly. Furthermore, these companies could use their greater resources to lobby effectively for changes in federal or state laws and regulations that could have an adverse effect on our cost structure or our right to use access circuits that they are currently required to make available to us. These changes would have a harmful effect on our future financial results.
     We also compete against CLECs, which have deployed their own networks or have utilized the networks of the ILECs after the passage of the Telecom Act, like Eschelon Telecom, Covad Communications Group and McLeod USA. Recently, cable companies and satellite television providers began offering Internet telephony services and products, bundling VoIP services and products with other services and products not offered by us. If we are unable to provide competitive service offerings, we may lose existing users and be unable to attract additional users.

     We also compete against other VoIP and data communications providers. We expect that competition from companies both in the Internet and telecommunications industries will increase in the future. We compete against VoIP providers with private networks like us, such as Cbeyond, and VoIP competitors using the public Internet instead of a private network to transmit traffic, such as Vonage Holdings, eBay’s Skype Technologies and Yahoo’s Dialpad. Operating and capital costs of these public-VoIP providers are less than ours, potentially giving them a competitive advantage over us in terms of pricing. Future technology advances may enable providers who use the public Internet to transmit communications traffic to offer an improved quality of services and products to business customers over the Internet with lower costs than we incur by using a private network, leading to further price competition.
     We also compete to a lesser degree against the growing market of discount telecommunications services and products including prepaid calling cards and collect-calling services and products. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, focusing on instant messaging, PC-to-PC and PC-to-phone, and/or broadband phone services and products.
     In addition to these competitive factors, recent and pending deregulation in some of our markets may encourage new entrants. We cannot assure you that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively. We expect price competition to increase in the VoIP market due to increasing emphasis on VoIP by the local telephone companies and new entrants to the VoIP market. Because networks using VoIP technology can be deployed with less capital investment than traditional networks, there are lower barriers to entry in this market and it may be easier for new competitors to emerge. Increasing competition may cause us to lower our prices or may make it more difficult to attract and retain customers.
   Acquisitions
     One of our core business strategies is to consolidate a large base of business customers onto our private VoIP network through the acquisition of traditional CLECs in the United States telephony market. We are primarily targeting CLECs in Tier 2 and Tier 3 markets with large concentrations of business customers. The CLECs we are targeting provide service to their customer using TDM switched access, TDM dedicated access, or a TDM re-sale service.
     We expect to face competition in the acquisition of these targeted candidates from CLECs who may be seeking to consolidate operations with other CLECs and, to a lesser extent, private equity investors seeking to also acquire CLECs. Many of these competitors are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do, and our financial resources will be relatively limited when contrasted with those of many of these competitors.
     While we believe that there are numerous potential target businesses that we could acquire, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. In addition, we may not have enough cash available to make deposits, down payments or fund a “no-shop” provision in connection with a particular business combination which may cause us to be at a competitive disadvantage in pursuing the acquisition of target businesses. Additionally, our outstanding warrants and note obligations, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. In the future, if we demonstrate success with our acquisition strategy, we will likely see other VoIP and data providers begin to compete for the acquisition of CLECs. We cannot assure you that we will be successful in competing for attractive business combinations.
     Increased competition for the acquisition of CLECs could cause us to lose bids for target CLECs, to acquire CLECs at higher valuations than we expect, and to spend more time negotiating with target CLECs, prolonging our acquisition process. Any of these outcomes could have a material adverse effect on our growth prospects and operating results.

Intellectual Property
     Although we have an intellectual property strategy for future VoIP applications and features that we may provide, our intellectual property currently does not represent a material component of our business and growth plan. We regard certain elements of our software products and systems as proprietary, and we employ a combination of patent, copyright, trademark, trade secrets laws, licensing agreements, employee, and third party non-disclosure agreements and other methods to protect our proprietary rights. We have filed three patent applications in the United States and in foreign patent offices for aspects of our PBX VoIP, Wireless VoIP and IP PBX routing and integration technologies. We intend to seek additional patents in the United States and in foreign jurisdictions on our technology.
Employees
     As of February 28, 2007, we had a total of 67 regular, full-time employees, of which 28 were in network engineering and computer operations, 25 were in sales and marketing, and 14 were in general and administration. None of our employees are represented by labor unions. We believe that relations with our employees are good.
Facilities
     Our principal executive offices are located at 2728 Orchard Parkway, San Jose, California. The lease for this location expires in September 2010. We own our facility in York, Pennsylvania, which is used for general and administrative operations. We also lease various facilities for general sales, operational support activities and co-location facilities housing our network in California, Florida, Georgia, Illinois, New York, Pennsylvania, Texas and Monterey, Mexico. The leases for these facilities are either month-to-month or have lease terms that expire at various times through 2011.
     We believe that our current facilities are adequate to meet our needs for the foreseeable future, and that suitable additional or alternative space will be available in the future on commercially reasonable terms to accommodate our foreseeable future operations.
Legal Proceedings
     On March 26, 2004, USWD filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, or the Court, in re U.S. Wireless Data, Inc., Case Number 04-12075. USWD was operating as a debtor-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court until the reorganization described below. On December 27, 2004, the Court confirmed our Amended Plan of Reorganization, or Reorganization Plan. Additional details concerning the Reorganization Plan are in the Amended Disclosure Statement filed with the Court in November 2004 in support of the Reorganization Plan, the Amended Plan of Reorganization and Order Confirming Amended Plan of Reorganization, each of which is filed as an exhibit to Form 8-K filed with the Securities and Exchange Commission on January 18, 2005. On March 18, 2005, in accordance with the Reorganization Plan, Trinad Capital, L.P., USWD’s Reorganization Plan sponsor, became the holder of 93% of USWD’S newly issued common stock. Additionally, on March 18, 2005, Robert Ellin became a director and chief executive officer of USWD, Jay Wolf became a director and chief operating officer and chief financial officer of USWD and Barry Regenstein became a director of USWD. Robert Ellin and Jay Wolf are the managing member and managing director of Trinad Capital, respectively, and Barry Regenstein is an outside consultant to Trinad Capital.

GOVERNMENT REGULATION
Overview
     We are subject to varying degrees of federal, state and local regulation depending on the nature and jurisdiction of the services and products we provide. We operate as a telecommunications common carrier and therefore are subject to the jurisdiction of both federal and state regulatory agencies. Our internet protocol, or IP, enabled communications services and products are currently subject to a lesser degree of U. C. regulatory oversight. However, application of additional regulations to our IP-enabled services and products is increasingly possible as these services and products continue to gain acceptance in the marketplace.
     During the past decade, the regulation of the communications industry has been in a state of flux as the U.S. Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The following summary of regulatory developments and legislation is intended to describe the most important, but not all, present and proposed federal, state and local regulations and legislation affecting our business. Some of these and other existing federal and state regulations are the subject of judicial proceedings and legislative and administrative proposals that could change, in varying degrees, the manner in which the communications services and products industry operates. Although the nature and effects of governmental regulation are not predictable with certainty, we believe that the U.S. Congress and government regulators are unlikely to pass laws and enact rules that extinguish our basic right or ability to compete in the communications markets and that any changes that do affect us will be accompanied by transition periods sufficient to allow us to adjust our business practices accordingly.
Federal Regulation of Telecommunications Services and Products
     The Telecommunications Act of 1996, or Telecom Act, which substantially revised the Communications Act of 1934, established the framework for the introduction of competition for local exchange and other communications services and products throughout the U.S. by new entrants such as us. Among other things, the Telecom Act preempts state and local governments from prohibiting any entity from providing telecommunications service. At the same time, the Telecom Act preserved state and local jurisdiction over many aspects of these services and products. As a result, our communications services and products are subject to varying degrees of federal, state and local regulation.
     We believe that the Telecom Act provided the opportunity to accelerate the development of competition at the local level by, among other things, requiring the incumbent carriers to cooperate with competitors’ entry into the local exchange market. To that end, incumbent local exchange carriers or ILECs are required to either resell or allow interconnection of their network with competitive networks through leasing arrangements. ILECs are further required to provide access to certain elements of their network to competitive local exchange carriers or CLECs, including us.
     We developed our business and designed and constructed our networks to take advantage of favorable features in the Telecom Act, including interconnection, co-location and resale. As a result of our deployment of switches and other network facilities, we are not entirely reliant on ILEC facilities. Nonetheless, we believe the continued viability of rules relating to interconnection and unbundling is important to the success of the competitive regime contemplated by the Telecom Act and to our success as well.
     There have been numerous attempts to revise or eliminate the basic framework for competition in the local exchange services and products market through a combination of federal legislation, adoption of new rules by the FCC, and challenges to existing and proposed regulations by the ILECs. We anticipate that Congress and the FCC will consider a range of proposals to modify the Telecom Act and current regulations over the next few years, including some proposals that could restrict or eliminate our access to elements of ILEC networks. However, we consider it unlikely that either Congress or the FCC would reverse the fundamental policy of encouraging competition in communications markets.

  Regulation by the FCC
     The FCC has jurisdiction over all U.S. telecommunications common carriers to the extent they provide interstate or international communications services and products, including the use of local networks to originate or terminate such services and products. The FCC requires all telecommunications services and products providers to maintain authorizations to provide or resell domestic and international long distance services. The FCC generally has the power to modify or terminate a carrier’s authority to provide domestic long distance or international services and products for failure to comply with federal laws or FCC regulations and may impose fines or other penalties for violations. In addition, the FCC maintains jurisdiction to act upon complaints filed against any telecommunications service provider for failure to comply with their statutory or regulatory obligations. The FCC also has jurisdiction over certain issues relating to interconnection between providers of local service. The FCC has in the past and may in the future exercise its ancillary jurisdiction to address matters affecting communications, such as IP-enabled communications, but which presently fall outside its primary authority. Regardless of how effected, the FCC’s current and future policies on telecommunications and IP-enabled communications services and products could have a material adverse effect on our business, operating results and financial condition.
  Detariffing
     In accordance with the FCC’s Detariffing Orders, our rates, terms and conditions for interstate and international services and products are no longer set forth in tariffs filed with the FCC, but are instead determined by contracts between us and our customers. The FCC now requires carriers to post their tariffs on the Internet. Despite detariffing, we remain subject to the FCC’s general requirements that our rates must be just and reasonable, and not unreasonably discriminatory. We also remain subject to the FCC’s jurisdiction over complaints regarding our services and products. Since the rates and terms of our services and products are no longer in tariffs filed with the FCC we may not rely on the “filed tariff doctrine” and, as a result, may be subjected to increased risk of common law claims from customers regarding the terms, conditions and rates of our services and products.
  Universal Service
     In 1997, the FCC issued the Universal Service Order. This Order requires all telecommunications carriers providing interstate services and products to periodically report revenue and make contributions to fund universal service support programs administered by the FCC (Universal Service Fund or USF). We currently measure and report our affected revenue in accordance with the legislative rules adopted by the FCC. In addition to the FCC universal service support mechanisms, several state regulatory agencies also operate parallel universal service support systems. As a result, we are subject to state, as well as federal, USF contribution requirements, which vary from state to state. As with any regulatory obligation, if a federal or state regulatory body determines that we have incorrectly calculated and/or remitted any USF contribution, we could be subject to the assessment and collection of past due remittances as well as interest and penalties thereon.
     There is a rulemaking proceeding at the FCC that has the potential to significantly alter our contribution obligations under the Universal Service Order. The proceeding involves proposals to comprehensively overhaul the USF contribution methodology. Depending on which methodology is chosen, our contribution obligations could increase, decrease or remain constant. Based on the foregoing, the application and effect of the USF requirements (and comparable state contribution requirements) on the telecommunications industry generally and on certain of our business activities cannot be definitively ascertained at this time.
  Local Exchange Competition, Interconnection and Unbundled Network Elements
     The Telecom Act requires ILECs to allow competitors to interconnect with their networks in a nondiscriminatory manner at any technically feasible point on their networks at cost-based prices. Since the FCC’s 1996 Local Competition Order, CLECs have enjoyed the right to lease unbundled network elements or UNEs at rates determined by state public utility commissions employing the FCC’s TELRIC pricing model.

     Pending FCC Proceedings. We face regulatory uncertainties stemming from ongoing FCC proceedings related to the FCC’s implementation of local competition rules, as well as ongoing judicial review of various FCC decisions, both of which could result in significant changes to ILEC obligations to CLECs. We cannot predict the outcome of ongoing administrative or judicial proceedings or their potential impact upon the company. The following examples illustrate the types of ongoing rule changes that could affect our business:
a)	Triennial Review Remand Order. In February 2005, the FCC issued an order, commonly known as the Triennial Review Remand Order or TRRO, revising the rules implementing the unbundled network element provisions of the Telecommunications Act. The order substantially narrowed the scope of UNEs, as well as combinations of those elements, that ILECs must make available to competitive carriers under federal and state price regulations. Beginning in September 2006, ILECs have been permitted to charge commercial rates for certain network elements. The TRRO is subject to continuing judicial appeals and administrative proceedings, the outcomes of which cannot be predicted.
b)	Our primary method of reaching end-users is via leased “special access” facilities, such as digital T-1 transmission lines. Hence, our business has not been significantly affected by the TRRO. However, to the extent that the availability of UNEs may have served as a price restraint on the prices charged for special access lines, we could face increased prices for special access. Moreover, due to the recent mergers of AT&T with SBC, Verizon with MCI and AT&T with BellSouth, the number of providers of competitive access services and products has diminished. The FCC and the Department of Justice placed conditions on these mergers to constrain the ability of AT&T and Verizon to raise prices on their wholesale special access and equivalent retail services and products. These constraints will remain in place for 30 months following the closing of each respective merger. The FCC also placed conditions on AT&T’s merger with BellSouth to constrain similarly the ability of AT&T to raise prices on its wholesale special access and equivalent retail services and products for existing customers and, in some regions, to reduce its prices for these services and products under specified circumstances. These additional constraints apply only to AT&T in the former SBC and BellSouth regions and will remain effective for 48 months following the closing of the AT&T-BellSouth merger. After the expiration of these conditions, both AT&T and Verizon are expected to be free to realign charges for special access services and products in line with current commercial rates. A significant increase in the price for special access could result in a detrimental cost impact on us.
c)	TELRIC Proceeding. An ongoing proceeding before the FCC continues to examine the methodology by which state regulatory authorities set wholesale prices for UNEs. The FCC has sought comment on whether a change from the current pricing methodology, known as TELRIC, to a pricing methodology which bases the forward-looking cost analysis on the actual networks deployed by ILECs is warranted. If the FCC adopts significant changes to the pricing methodology, ILECs could be able to propose that state regulatory commissions permit them to raise their rates for UNEs in line with the new FCC mandated pricing methodology. Such an event could raise the cost of doing business for competitive carriers.
d)	Special Access Regulatory Regime. The FCC opened a rulemaking proceeding in January 2005 to reexamine the pricing of special access services and products by ILECs. The proceeding was opened in response to a petition by AT&T requesting that the FCC return the pricing of special access services and products to a long-standing price cap regime. Although the FCC denied AT&T’s request, the FCC initiated a proceeding to determine whether further regulatory oversight may be warranted based on assertions that the special access prices charged by ILECs are too high. The FCC has tentatively concluded that it will continue to permit pricing flexibility where competitive market forces are sufficient to constrain special access prices, although it will also seek to determine whether the current criteria used to assess whether sufficient competitive market forces exist have worked as intended. Our legacy switched telecommunications rely, to a considerable extent, on special access facilities to connect to our customers. Thus, the underlying wholesale price of special access services and products must be maintained at a level that allows us to price our retail offerings competitively. Incremental increases in special access wholesale prices could exert pressure on our gross margins unless we are able to migrate existing customers of traditional switched services and products to our lower cost IP-Enabled offerings. At this time, we cannot predict when the FCC will issue a decision regarding special access prices or how any such decision will affect our business.

e)	BOC Classification Proceeding. In February 2006, Verizon filed a petition seeking forbearance or, in the alternative, interim waivers of some dominant carrier regulations applicable to its long distance services and products. In its petition, Verizon requested the FCC exempt it from tariff requirements, price cap regulation, accounting separation requirements and requirements to provide comparably efficient interconnection and open network architecture with respect to in-region long distance services and products, among others. It is too soon to predict either the impact Verizon’s pending petition for forbearance, or the conclusions of a related rulemaking proceeding. In general, however, removal of BOC regulatory restraints, particularly with respect to price cap regulations, could make it more difficult for us to compete in some markets with Verizon and may raise our operating costs to the extent we are unable to migrate customers to our IP-Enabled service offerings.
f)	Verizon Forbearance Proceeding. On September 6, 2006, Verizon filed six separate petitions requesting that the FCC forbear from applying certain regulatory obligations on Verizon in the metropolitan service areas of Boston, New York, Philadelphia, Pittsburgh, Providence and Virginia Beach. Specifically, Verizon asks the FCC to remove obligations to provide unbundled loops and dedicated transport. Public comment on the Verizon petitions was due January 26, 2007 and the outcome of this pending proceeding cannot be predicted at this time.
  Access Charges and Intercarrier Compensation
     In 2001, the FCC initiated a proceeding to comprehensively reform intercarrier compensation. In its notice of proposed rulemaking, the FCC sought comment on some possible advantages of moving from the current rules to a bill and keep structure for all traffic types in which carriers would recover costs primarily from their own customers, not from other carriers. A recent filing at the FCC, known commonly as the Missoula Plan, is widely anticipated to be the blueprint for nationwide intercarrier compensation reform. The Missoula Plan provides a comprehensive proposal to reduce and unify interstate and intrastate, originating and terminating usage-sensitive intercarrier compensation rates for all traffic. If adopted, the Missoula Plan would create three classes of carriers and set forth a timetable for the unification of rates within each respective class. Class 1 consists of the regional Bell Operating Companies and their competitors, including competitive carriers like us, and wireless, cable and VoIP operators; Class 2 consists of mid-size wireline incumbents; and Class 3 consists of rural telephone companies. We cannot predict the effect that the implementation of the Missoula Plan would have on our business or results of operations, although significant changes to the current rules governing intercarrier compensation, including implementation of the Missoula Plan, could have a material adverse effect on our collection and payment of reciprocal compensation and access fees.
     In our capacity as a long distance provider, we remit access fees directly to local exchange carriers or indirectly to our underlying long distance carriers for the origination and termination of our long distance telecommunications traffic. Generally, intrastate access charges are higher than interstate access charges. Therefore, to the degree access charges increase or a greater percentage of our long distance traffic is intrastate, our costs of providing long distance services and products will increase. The result of any changes to the existing regulatory scheme for access charges could have a substantial and material adverse effect on our business.
     In our capacity as a facilities-based local exchange carrier, we collect revenue for access charges relating to the origination and termination of long distance traffic with other carriers. If the FCC were to move to a mandatory bill and keep arrangement for this traffic or to a single cost based rate structure, at significantly lower rates than we currently charge, our revenues would be reduced by an immaterial amount. Moreover, we believe we have much less reliance on this type of revenue than many other competitive providers because the vast majority of our retail revenue derives from our end-user customers, not interconnected carriers. We also consider it likely that, if the FCC does adopt a bill and keep regime, it will provide some opportunity for carriers to adjust other rates to offset lost access revenues.

     At this time we cannot predict the outcome of the intercarrier compensation reform proceeding or the effect such outcome may have upon our business.
State Regulation of Telecommunications Services and Products
     State regulatory agencies have jurisdiction when our telecommunications services and products are provided on an intrastate basis. The state regulatory environment varies substantially from state-to-state and, in some cases, can be more extensive than FCC regulation. A portion of our services and products may be classified as intrastate and, therefore, subject to state regulation, generally administered by the state’s public utility commission, or PUC. In most instances, we are required to obtain and maintain certification from a state PUC before providing telecommunications services and products in that state. Consequently, we are subject to the obligations that the applicable state laws place on all similarly certified carriers. State regulatory obligations applicable to our business may include, among other things, the duties to:
a)	File and maintain intrastate tariffs or price lists describing the rates, terms and conditions of our intrastate telecommunications services and products;

b)	Comply with state regulatory reporting, tax and fee obligations, including contributions to intrastate universal service funds; and

c)	Comply with, and to submit to, state regulatory jurisdiction over consumer protection policies, including regulations governing customer privacy, changing of service providers and content of customer bills, complaints, transfers of control and certain financing transactions.
     Generally, state regulatory authorities can condition, modify, cancel, terminate or revoke certificates of authority to operate in a state for failure to comply with state laws or the rules, regulations and policies of the state regulatory authority. Fines and other penalties may also be imposed for such violations. As we expand our operations, the requirements specific to any individual state will be evaluated to ensure compliance with the rules and regulations of each state.
     In addition, the states have authority to approve or, in limited circumstances, reject agreements for the interconnection of telecommunications carriers’ facilities with those of the ILEC, to arbitrate disputes arising in negotiations for interconnection and to interpret and enforce interconnection agreements. In exercising this authority, the states determine the rates, terms and conditions under which we can obtain access to UNEs and approve the ILEC tariffs pursuant to which we obtain resold local exchange services and products. The states may re-examine interconnection and resale rates, terms and conditions from time to time.
Regulation of Internet and Enhanced Service Providers
     To date the FCC has treated most Internet access and other information services providers as “enhanced service providers,” exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contributions to the USF. Similarly, where companies have offered enhanced services and products in addition to telecommunications services and products, the FCC and state regulatory bodies have exempted the enhanced service component and its associated revenue from legacy telecommunications regulations, such as access charges and contributions to the USF. Some of the services and products we provide are currently characterized as enhanced services and products for regulatory purposes.
     The use of the Internet and IP networks to provide voice communications services and products is a relatively recent market development. The provision of such services and products is currently permitted by U.S. law and largely unregulated within the U.S. More aggressive regulation of the Internet in general, and VoIP telephony providers specifically, is unlikely to adversely affect our business since we are not a pure-play VoIP provider, but are instead a diversified telecommunications and enhanced services and products company. In recent years, there have been several significant actions taken by the FCC regarding the regulatory status of VoIP and other IP-enabled communications services and products:

a)	On February 19, 2004, the FCC granted pulver.com a declaratory ruling that its “Free World Dialup,” which facilitates point-to-point broadband IP voice communications, is neither telecommunications nor a telecommunications service, as these terms are defined in section 153 of the Telecom Act.

b)	On April 21, 2004, the FCC denied a petition filed by AT&T seeking a declaratory ruling that would prevent ILECs from imposing traditional circuit-switched access charges on phone-to-phone IP services and products. The FCC ruled that AT&T’s particular phone-to-phone service was a “telecommunications service” and, as such, subject to access charges and USF contributions.

c)	On February 23, 2005, the FCC ruled in response to another AT&T declaratory ruling petition that certain AT&T prepaid calling card services and products using “IP-in-the-middle” were telecommunications, not enhanced, services and products. The FCC’s decision states that intrastate access charges and USF contributions apply to AT&T’s prepaid calling cards. Then, in June 30, 2006, the FCC declared all prepaid calling card services and products telecommunications and ordered all providers of these services and products to register as Interstate Telecommunications Service Providers by October 31, 2006 and to being making USF contributions.

d)	In the 2005 Brand-X case, the Supreme Court upheld the FCC’s classification of cable modem service as an “information service,” which precedent the FCC then extended to broadband Internet services and products offered by digital subscriber line (DSL) by ILECs. As “information services and products” and not telecommunications, both DSL and cable modem Internet access are no longer subject to regulation under Title II of the Telecom Act.

e)	In March 2004, the FCC issued its IP-Enabled Service notice of proposed rulemaking seeking comment on how it might categorize various types of IP-based services and products, for example, by distinguishing IP services and products that interconnect to the public switched telephone network, or PSTN, or classifying those that are utilized as a true substitute for traditional telephone service. The FCC has yet to reach a conclusion on the issues presented in the IP-Enabled docket, however, numerous ancillary proceedings portend a growing deregulatory trend with regard to IP-based services and products specifically and broadband service offerings in general. For instance, in March 2006, the FCC granted the forbearance petition of Verizon by operation of law, exempting Verizon’s stand-alone broadband services and products, such as ATM and Frame Relay services and products, as well as other packet-switched services and products, from regulation under Title II of the Telecom Act. Other petitions seeking similar regulatory treatment have been filed by AT&T, Qwest, Frontier, Sprint and others and are pending. Conversely, the FCC has held that certain IP-based offerings, specifically those that (1) use ordinary customer premises equipment with no enhanced functionality; (2) originate and terminate on the public switched telephone network; and (3) undergo no net protocol conversion and provide no enhanced functionality to end users due to the provider’s use of IP technology, are to be classified at telecommunications services and products and remain subject to the regulatory framework established under Title II, including the payment of access charges.
     VoIP USF Regulation. In June 2006, the FCC released the Interim USF Order, announcing rules intended to shore up contributions to the USF. The Interim USF Order required “interconnected VoIP providers” to register with the FCC and begin reporting 64.9% of retail VoIP revenue as telecommunications subject to USF contributions. Although interim only, the FCC’s reclassification of interconnected VoIP revenue as telecommunications is an important development for us. The imposition of USF contribution requirements opens the possibility the FCC might apply additional regulatory burdens on VoIP providers. Such burdens could negatively affect the incentives for companies to continue to develop IP technologies to offer VoIP services and products. Nonetheless, we are not materially affected by the FCC’s recent classification of interconnected VoIP services and products as telecommunications because we currently provide limited pure-play “interconnected VoIP” services and products.

     VoIP 911 Regulation. On June 3, 2005, the FCC imposed 911 regulations on “interconnected VoIP services and products.” Currently, the FCC is considering whether to adopt additional 911 regulations, and Congress is considering whether to adopt VoIP 911 legislation, which could include statutory immunity for lawsuits relating to VoIP 911 services and products. It is not possible to predict if, when, or how the FCC’s 911 rules will be amended or Congress will adopt VoIP 911 legislation, or its effect on the Company’s operations.
     CALEA Regulation On September 23, 2005, by issuance of an order known as the “VoIP CALEA Order”, the FCC took a significant step to apply the obligations under the Communications Assistance for Law Enforcement Act, or “CALEA” to new technologies and services and products that are increasingly used as substitutes for conventional services and products. Specifically, the FCC found that (1) all facilities-based broadband Internet access service providers and (2) providers of “interconnected VoIP services and products” must meet the same CALEA requirements that apply to providers of traditional services and products currently subject to wiretap rules, including circuit-switched telephone voice service and dial-up Internet access. On May 12, 2006, the FCC released a second order addressing implementation issues raised by the VoIP CALEA Order and requiring facilities-based broadband Internet access and interconnected VoIP services and products to comply by May 14, 2007 with technical requirements established by industry standards organizations. It is not possible to predict the outcome of this proceeding or its effect on the Company’s operations. On June 9, 2006, the U.S. Court of Appeals for the District of Columbia Circuit issued an opinion upholding the FCC’s VoIP CALEA Order. A petition for an en banc rehearing of the June 9th opinion was filed with the D.C. Circuit Court of Appeals on July 21, 2006.
     In addition to the FCC, certain state governments and their regulatory authorities may assert jurisdiction over the provision of intrastate IP communications services and products where they believe that their telecommunications laws and regulations are broad enough to cover regulation of IP services and products. Various state regulatory authorities have initiated proceedings to examine the regulatory status of VoIP services and products. While a majority of state commissions have not imposed traditional telecommunications regulatory requirements on IP telephony at this time, some states have issued rulings that may be interpreted differently. On October 16, 2003, a Federal court in Minnesota issued a permanent injunction against the Minnesota Public Utilities Commission, or MNPUC, preventing the MNPUC from imposing state regulations on another provider’s VoIP services and products offered over broadband connections. A similar, but temporary, injunction has been issued by a Federal court in New York against a NYPSC order seeking to regulate one company’s offering of VoIP services and products. In contrast, on January 18, 2008, the United States District Court for the Western District of Missouri denied Comcast’s attempt to stop the Missouri Public Service Commission, or MOPSC, from classifying Comcast’s cable-based VoIP service as a “telecommunications service.” The ruling may open the door for the MOPSC to regulate VoIP service providers for purposes of market entry and other fees.
     Despite the Missouri ruling, we ultimately believe the FCC’s decision in its IP-Enabled NPRM proceeding will likely prohibit or restrict individual states from implementing regulatory classifications and requirements that are inconsistent with the federal model. If the FCC does not prevent inconsistent state regulation of VoIP, we believe certain states, like Missouri, may implement adverse or inconsistent regulatory classifications and requirements that will have an adverse effect on the ability of companies to offer VoIP throughout the country. Because we provide very limited interconnected VoIP services and products at this time and instead use IP primarily in our network core, we believe our exposure to state advances into regulation of IP-based services and products is minimal in the near term.
Taxes and Regulatory Fees
     We are subject to numerous local, state and federal taxes and regulatory fees, including, but not limited to, the federal excise tax, USF contributions and regulatory fees, and numerous public utility commission regulatory fees. We have procedures in place to ensure that we properly collect taxes and fees from our customers and remit such taxes and fees to the appropriate entity pursuant to applicable law and/or regulation. If our collection procedures prove to be insufficient or if a taxing or regulatory authority determines that our remittances were inadequate, we could be required to make additional payments, which could have a material adverse effect on our business.

RISK FACTORS
     You should carefully consider each of the risks described below and other information contained in this Current Report on Form 8-K, including our consolidated financial statements and the related notes. The following risks and the risks described elsewhere in this Current Report on Form 8-K, including in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could materially adversely affect our business, prospects, financial condition, operating results or cash flow. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business. If any of these risks materialize, the trading price of our common stock could decline.
Risks Related to our Business and Industry
     We have substantial short-term debt with no means of repayment, and may be forced to reduce or terminate our current operations if we are unable to secure additional financing. As a result, our independent auditors have included a going concern qualification in their audit report included in our financial statements.
     As of immediately after the time of the merger, we had an aggregate of approximately $15.3 million of debt on a consolidated basis that is due within the next six months, and do not presently have the means to repay this debt. In the absence of additional near term funding within the next six months, it is unlikely we will be able to operate as a going concern, and we will have to substantially reduce or terminate our current operations. Our independent public auditors have included a going concern qualification in their audit report included as part of our financial statements for the fiscal year ended August 31, 2006. In the event that we are able to secure additional financing in the near term, the terms of any such financing are unknown, and there is no assurance that will be able to negotiate acceptable terms, or obtain financing on any terms.
     If we are not able to secure additional funding, our stockholders will lose all of their investment in our company.
StarVox has a limited history of operations and has experienced a history of losses and negative cash flows from operations to date and we anticipate such losses and negative cash flows will continue.
     StarVox has incurred significant losses since its inception, and we anticipate continuing to incur significant losses for the foreseeable future. StarVox’s net losses for the fiscal years ended August 31, 2005 and 2006, and the first quarter of fiscal 2007 were approximately $2.4 million $13.1 million and $4.5 million, respectively. StarVox’s net cash amount used for operating activities for the years ended August 31, 2005 and 2006, and for the first quarter of fiscal 2007 were approximately $2.8 million, $7.5 million, and $2.7 million, respectively. As of November 30, 2006, StarVox’s accumulated stockholders’ deficit was approximately $17.5 million. Our revenue may not grow or even continue at its current level. We will need to significantly increase our revenue and improve gross margins to become profitable. In order to increase our revenue, we need to complete acquisitions of more CLECs. We also need to attract and maintain customers as well as increase the fees we collect for our services and products. Even if our revenue increases, if we are unable to generate sufficiently high margins on revenue, we may never be profitable.
     Given our cash, accounts receivable and available borrowings under our credit facility and the cumulative losses of $20.1 million incurred since the inception of the Company through November 30, 2006, we will require significant additional funding to sustain our operations and satisfy our contractual obligations. For the first fiscal quarter ended November 30, 2006, the loss amounted to $4.5 million, borrowings under the line of credit were $0.1 million, cash and cash equivalents were $1.8 million and net receivables were $6.6 million.
     The Company’s ability to establish itself as a going concern is dependent upon its ability to secure financing in order to fund its operations and ultimately, become profitable.

     Our quarterly and annual revenues and operating results are not indicative of future performance, are difficult to forecast and have been and are likely to continue to fluctuate.
     We do not believe the period-to-period comparisons of our operating results are necessarily meaningful nor should they be relied upon as reliable indications of future performance. This makes it difficult to forecast with any certainty quarterly or annual revenues or results of operations. In addition, our operating results are likely to fluctuate significantly from fiscal quarter to quarter and year to year as a result of several factors, many of which are outside of our control, and any of which could materially harm our business.
We do not have a chief financial officer, a controller or a complete finance staff to adequately support our financial reporting requirements as a public company. If we are not able to successfully recruit and fill these positions, our ability to manage our business and meet our public company reporting requirements will be at substantial risk.
     We currently do not have a chief financial officer or a controller in the company, and have relied on other employees and consultants with backgrounds in financial accounting to fulfill our financial reporting requirements to date. Although Thomas Rowley, our chief executive officer, is acting temporarily as our principal accounting officer until a chief financial officer can be hired, Mr. Rowley does not have a financial accounting background and is dependent on the experience and capabilities of the finance staff. In addition, the staff of our finance department consists of a number of consultants and employees, many of whom have no experience in addressing the reporting requirements of a public company. Although we have an active recruiting search in process to identify potential candidates to fill the positions of chief financial officer and controller, recruiting for qualified finance personnel is intensely competitive and it cannot be predicted how long it will take to find and hire suitable candidates to fill these positions. The absence of a chief financial officer and controller in our company to date has materially and adversely affected our ability to prepare accurate and timely financial statements, and to manage our business effectively at the operational level. In addition, our internal control over financial reporting, also the responsibility of our finance department, is not effective. Although we believe that we will be able to comply with our reporting requirements as a public company following the merger, the challenges that we expect in preparing and filing on a timely basis our financial statements included in our periodic reports will be difficult, and there is no assurance that we will be able to meet these challenges successfully.
We will need to raise additional capital, which may not be available on favorable terms, if at all.
     Our capital resources are not sufficient to meet our working capital and capital expenditure needs for the near term, and we will need to raise additional funds in the short term. We have outstanding notes for an aggregate amount of approximately $15.3 million, including principal and interest, of which $15.3 million is due September 15, 2007. We are currently contemplating a private equity financing. We cannot be certain that we will be able to obtain such additional financing on favorable terms, if at all, and any additional financings are likely to result in additional dilution to our existing stockholders. We have financed the transition of our network equipment and software through equipment lease financing, and we may continue to finance capital expenditures in this manner. Any indebtedness we incur in the future could subject us to restrictive covenants limiting our flexibility in planning for, or reacting to changes in, our business. If we do not comply with such covenants, our lenders could accelerate repayment of our debt or restrict our access to further borrowings. If we cannot raise additional funding on acceptable terms, we will not be able to meet our business objectives, and will be required to substantially reduce or terminate our operations. Our existing indebtedness and/or any additional indebtedness we may incur in the future, may adversely affect our ability to operate our business or to continue operations at their current level or at all.
Covenants in our existing credit facility and outstanding notes restrict our capacity to borrow and invest, which could impair our ability to expand or finance our operations. Our existing senior secured credit facility imposes operating and financial restrictions that limit our discretion on certain business matters, which could make it more difficult for us to expand, finance our operations and engage in other business activities that may be in our interest. In addition we have additional outstanding notes amounting to $14.0 million that are due on

September 15, 2007. The notes currently accrue interest at 12% per annum. The restrictions under these notes may have the following effects:
•	limit our ability to obtain additional financing in the future;

•	limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	limit our ability to fund planned capital expenditures;

•	require us to use a significant portion of our cash flow from operations to pay our debt obligations rather than for other purposes, such as funding working capital or capital expenditures;

•	limit our ability to pursue our acquisition strategy;

•	make us more vulnerable to a downturn in our business or in the economy in general; and

•	limit our ability to pay dividends.
     If we are unable to meet our repayment obligations under our existing credit facilities and outstanding notes, we may not be able to renew or refinance our credit facility on favorable terms or at all. If we are unable to refinance or renew our credit facility, we may be unable to repay all amounts due on the maturity dates, which would cause a default under the credit facility and outstanding notes. This could result in an acceleration of any of our other indebtedness that has cross-acceleration or cross-default provisions. All of these factors could impair our ability to operate our business, service our indebtedness and implement our acquisition strategy.
A number of material weaknesses in our internal control over financial reporting have been identified and our remediation plan to address these material weaknesses will take time to implement. Until these deficiencies have been corrected, our ability to report timely and accurate financial information could be adversely affected.
     We have identified numerous material weaknesses in our internal controls. Many are due to an insufficient complement of personnel with the necessary level of accounting and systems knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial reporting requirements.
     Our lack of skilled and experienced financial and systems personnel during the audited fiscal periods and for the fiscal year ended August 31, 2006 contributed to the following control deficiencies, each of which is considered to be a material weakness:
•	The inability to address complex transactions and/or accounting and financial reporting issues.

•	The failure to implement effective controls over the accounting month end close process for identifying, accumulating and reviewing all required closing adjustments.

•	The lack of an adequate process for the preparation and internal review of our financial statements and footnotes to ensure proper classification of reported amounts and completeness of required disclosures.

•	The lack of up-to-date systems to process data in a timely manner to produce financial information required to create financial statements
     As a result of these material weaknesses, there were a significant number of errors, omissions, misclassifications and timing delays in the manner in which we closed our books and prepared our financial statements that required correction, adjustment or identification by our independent auditors in the course of their audit of our financial statements. As a result, we have concluded that our internal control over financial reporting was not effective as of the end of fiscal 2006 and our first quarter of fiscal 2007 ended November 30, 2006.
     The Company is beginning a remediation plan to address these identified material weaknesses, principally by hiring additional experienced and trained financial personnel in our finance department. We also plan to upgrade all financial reporting systems with integrated modules that have the appropriate management checks and balances. This remediation process is just beginning, however. Until we can identify and hire additional finance and systems personnel with the necessary experience and knowledge, our finance group otherwise consists of a small group of core competent accounting personnel and a limited number of financial consultants. It is not expected that we will be able to eliminate in the near future the identified material weaknesses or other control deficiencies. Until these deficiencies have been corrected, our ability to record, process, summarize and report financial information could be adversely affected.
Our current accounting system is not sufficient to report on a public company of this size and may impair our ability to provide accurate and timely financial reports.
     We currently utilize Peachtree and other various supporting accounting software systems and these accounting systems are limited in their financial reporting capability. If we are to sustain our business model and meet the reporting requirements of a public entity, we will need to purchase new business information software for both financial and operational needs. We will also need to hire additional qualified personnel for our finance department. Expanding our operations will increase the demands on our finance department and we will need to improve the expertise and quantity of the department to manage our growth properly. Any failure to do so may lead to inefficiencies and/or redundancies and is likely to impair our ability to provide accurate and timely financial information and reports to our stockholders.
StarVox has made and will seek to continue to make acquisitions of complementary technologies or businesses in the future, which may disrupt our business and be dilutive to our existing stockholders.
     One of our core business strategies has been and will continue to be seeking to make acquisitions of companies, customers, products, networks, services and technologies to expand our product offerings and capabilities, customer base and business. The acquisitions that we have made to date have been material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures. Some of the areas where we have faced significant acquisition-related risks include the following. We could continue to encounter these risks on future acquisitions.
•	Diversion of management time and focus from operating our business to acquisition integration challenges.

•	Time and expense in obtaining FCC regulatory approval, in addition to state regulatory approvals, for each of our acquisitions.

•	Difficulties in integrating the back office systems, such as billing, of our acquired companies. These challenges have been addressed at significant financial cost, have diverted management attention away from other important business activities, and have substantially delayed the implementation of other elements of our business strategy.

•	Difficulties in transitioning key customer relationships.

•	Challenges associated with integrating employees from acquired companies into our organization.

•	Integrating each acquired company’s accounting, management information, human resource and other administrative systems to permit effective management.

•	Implementing or remediating controls, procedures and policies at acquired companies that prior to the acquisition lacked these controls, procedures and policies.

•	Ancillary expenses or liabilities arising from acquisitions, such as the legal and accounting fees, severance payments and costs of obtaining required third party consents.

•	Write-offs or impairment charges resulting from acquisitions.

•	Unanticipated or unknown liabilities relating to acquired business.

•	Deficiencies in pre-acquisition evaluation and diligence of acquisition candidates.
     In addition, these acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and large one-time expenditures. Acquisitions may also not provide the benefits originally anticipated.
     The purchase price of an acquired business may exceed the current fair value of the net tangible assets of the acquired business. As a result, we would be required to record material amounts of goodwill and other intangible assets, which could result in significant impairment charges and amortization expense in future periods. These charges, in addition to the results of operations of such acquired businesses, could have a material adverse effect on our business, financial condition and results of operations. We cannot forecast the number, timing or size of future acquisitions, or the effect that any such acquisitions would have on our operating or financial results. Under generally accepted accounting principles, we are required to review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. In addition, we are required to review our goodwill on at least an annual basis. If presently unforeseen events or changes in circumstances arise which indicate that the carrying value of our goodwill or other intangible assets may not be recoverable, we will be required to perform impairment reviews of these assets, which have carrying values of approximately $13.7 million as of August 31, 2006. An impairment review could result in a write-down of all or a portion of these assets to their fair values. We will perform an annual impairment review during the fourth quarter of each fiscal year or more frequently if we believe indicators of impairment exist. In light of the large carrying value associated with our goodwill and intangible assets, any write-down of these assets may result in a significant charge to our statement of operations in the period any impairment is determined and could cause our stock price to decline.
If we fail to successfully execute our acquisition strategy, our growth prospects and operating results will be materially and adversely affected.
     Our strategy is to consolidate a large base of business customers onto our private voice-over-Internet protocol, or VoIP, network through the acquisition of competitive local exchange carriers, or CLECs, in the U.S. telephony market.
     We have faced, and continue to expect to face, competition in the acquisition of these acquisition candidates from CLECs who may be seeking to consolidate operations with other CLECs and, to a lesser extent, from private equity investors seeking to also acquire CLECs. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors.
     Our ability to compete in acquiring sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of target businesses. In addition, we may not have enough cash available to make deposits, down payments or fund a “no-shop” provision in connection with a particular business combination which may cause us to be at a competitive disadvantage in pursuing the acquisition of target businesses. We cannot assure you that we will be able to successfully compete for attractive business combinations.

     Additionally, acquisitions of CLECs will require approval of the FCC, which may be delayed because of the foreign ownership of some of our outstanding capital stock. Delays on obtaining FCC approval are also likely to affect our ability to be competitive with other potential bidders in our efforts to expand our business through acquisitions.
The growth of our business through acquisitions has strained and will continue to strain our administrative, operational and financial resources.
     We have in the past, and may in the future experience growth through acquisitions and expansion in our business and operations. Our growth has placed and will continue to place, a significant strain on our administrative, operational and financial resources and demands on our systems and controls, including improvement in our due diligence processes, improvement in our accounting and management systems, and integration processes of those companies that demands managerial effort. We cannot provide assurance that these efforts are adequate for us to accomplish those acquisitions successfully. Our growth has resulted in a continuing increase in the level of responsibility for both existing and new management personnel, and may require that we recruit, hire and train a substantial number of new personnel. Our failure to engage in a complete due diligence evaluation of potential acquisition candidates could adversely affect our expansion and financial stability and growth.
We currently do not have a complete management team and the loss of key members of our management team could adversely affect our business.
     A number of our senior management personnel have joined us recently, including Thomas Rowley, our chief executive officer. We may not be able to hire qualified managers at budgeted compensation levels and our current consultants and independent contractors may not continue to work for us. Our business depends on continuing to receive the services and performance of Mr. Rowley and other key members of our management team. We do not yet have any life insurance on any of our management team members. If any of our key people dies, resigns or becomes unable to continue in his present role and an adequate replacement is not obtained in a timely manner, our business operations could be materially adversely affected. Some of our officers and directors are also officers and directors of other companies or serve us on a part-time basis, and there is no guarantee they will spend substantial portions of their time working for us. To the extent that they devote their time to other endeavors and not to us, our business could be adversely affected.
Our recent growth has placed a strain on our management and operational resources, and, if we do not effectively manage our growth and integrate newly hired personnel, we may be unable to meet customer requirements and properly execute our business strategy.
     Our recent growth through business acquisitions has placed, and we expect that it will continue to place, a significant strain on our managerial, technical, operational and financial resources. If we do not effectively manage our growth, we may be unable to provide adequate services and products in a timely fashion, fulfill existing customer commitments or attract and retain customers. StarVox has grown from approximately 10 employees as of August 31, 2004, to approximately 67 employees as of February 28, 2007
     Five out of seven of our executive officers have joined us within the past year, including Thomas Rowley, our chief executive officer. As we experience future growth, we may add additional management team members. Our success will depend, to a significant extent, on our ability to integrate these and other new employees into our operations and to work effectively as a team with our other employees.
     In addition, we must implement additional information systems and further develop our operational, administrative and financial systems in line with our growth, and we will also need to manage an increasing number of complex relationships with customers, suppliers and other third parties. Our business would suffer if our systems, procedures or controls are inadequate to support our current or future operations or if we are unable to effectively manage our expansion. Any failure to manage effectively the growth of our human and operational resources could result in material adverse effects on our business, financial condition or operating results.

We depend on highly qualified technical and managerial personnel, and we may be unable to attract, assimilate or retain highly qualified technical and managerial personnel in the future.
     Our future success depends on our continuing ability to attract, retain and motivate highly qualified technical expertise and managerial personnel necessary to operate our businesses. We may need to give retention bonuses and stock incentives to certain employees to keep them, which can be costly to us. The loss of the services of members of our management team or other key personnel could harm our business. Our future success depends to a significant extent on the continued service of key management, client service, product development, sales and technical personnel. We do not maintain key person life insurance on any of our executive officers and do not intend to purchase any in the future. Though we have employment agreements with certain of our key executive officers, our management team and key employees in general, are at-will employees. Our business could be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.
     In addition, salaries for managerial and technical employees are increasing and are expected to continue to increase in the future. We may have difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we were unable to attract and retain the technical and managerial personnel necessary to support and grow our businesses, our businesses would likely be materially and adversely affected.
     Since our company headquarters is located in Silicon Valley, we are competing for managerial and senior level candidates. The current financial condition of our company and higher compensation demanded by high caliber talents we feel we need to hire and integrate into our managerial hierarchy poses a challenge to our company.
Our senior management’s limited experience managing a publicly traded company may divert management’s attention from operations and harm our business.
     Our management team has relatively limited experience managing a publicly traded company. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.
Intense competition for communications services and products could reduce our market share and harm our financial performance.
     Competition in the market for traditional and VoIP communications services and products is becoming increasingly intense, and such competition is expected to increase significantly in the future. We face competition from a variety of communications providers. We compete against providers of legacy wireline communications, such as incumbent local exchange carriers, or ILECs, and CLECs. ILECs, like AT&T, Qwest Communications International and Verizon Communications, have historically dominated the U.S. telecom industry. ILECs have broader portfolios of services and products, greater financial, management and operational resources, greater brand-name recognition, larger subscriber bases and more experience than we have. ILECs also enjoy economies of scale that result in a lower cost structure for transmission and related costs, which cause significant pricing pressures within the industry. In addition, continued consolidation of ILECs could further strengthen our competitors, and we could lose customers or face adverse changes in regulation. In 2005, SBC completed its merger with AT&T. In 2006, Verizon Communications completed its merger with MCI, and AT&T completed its merger with BellSouth. The increased size and market power of these companies may have adverse consequences for us. These competitors could focus their large resources in the future on regaining share in the small business sector, and we could lose customers or not grow as rapidly. Furthermore, these companies could use their greater resources to lobby effectively for changes in federal or state laws and regulations that could have an adverse effect on our cost structure or our right to use access circuits that they are currently required to make available to us. These changes would harm our future financial results.
     We also compete against CLECs, which deployed their own networks or utilized the networks of the ILECs after the passage of the Telecommunications Act of 1996, like Covad Communications Group,

Eschelon Telecom and McLeod USA. Recently, cable companies and satellite television providers began offering Internet telephony services and products, bundling VoIP services and products with other services and products not offered by us. If we are unable to provide competitive service offerings, we may lose existing users and be unable to attract additional users.
     We also compete against other VoIP and data communications providers. We expect that competition from companies both in the Internet and telecommunications industries will increase in the future. We compete against other VoIP providers with private networks, such as Cbeyond. Other VoIP competitors use the Internet instead of a private network to transmit traffic, such as eBay’s Skype Technologies, Vonage Holdings and Yahoo’s Dialpad. Operating and capital costs of these public-VoIP providers may be less than ours, potentially giving them a competitive advantage over us in terms of pricing. Future technology advances may enable providers who use the Internet to transmit communications traffic to offer an improved quality of services and products to business customers over the Internet with lower costs than we incur by using a private network, leading to further price competition.
     We also compete to a lesser degree against the growing market of discount telecommunications services and products including prepaid calling cards and collect-calling services and products. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, focusing on instant messaging, PC-to-PC and PC-to-phone, and/or broadband phone services and products.
     In addition to these competitive factors, recent and pending deregulation in some of our markets may encourage new entrants. We cannot assure you that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively. We expect price competition to increase in the VoIP market due to increasing emphasis on VoIP by the local telephone companies and new entrants to the VoIP market. Because networks using VoIP technology can be deployed with less capital investment than traditional networks, there are lower barriers to entry in this market and it may be easier for new competitors to emerge. Increasing competition may cause us to lower our prices or may make it more difficult to attract and retain customers.
Our potential business customers may not adopt our services and products unless VoIP telephony becomes widely accepted as an effective and dependable means of communication.
     If the market for VoIP telephony in general, and our services and products in particular, does not grow or does not grow at the rate we anticipate, we will not be able to increase our number of customers or generate the revenue we anticipate. To be successful, VoIP telephony requires validation as an effective, quality means of communication and as a viable alternative to traditional telephone service. Demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. Certain aspects of our service are not the same as traditional telephone service. Our ability to attract customers is dependent on the adoption of our services and products by mainstream business customers, so these differences are becoming increasingly important. For example:
•	Both our new E-911 and emergency calling services and products are different, in some cases, from the 911 service associated with traditional wireline and wireless telephone providers and, in certain cases, with other VoIP providers.

•	Our VoIP customers may experience lower call quality than they are used to from traditional wireline telephone companies, including static, echoes and delays in transmissions.

•	Our VoIP customers may experience higher dropped-call rates than they are used to from traditional wireline telephone companies.
     Unlike traditional circuit-switched wireline telephone service, which may maintain dial-tone service at the customer’s premises even in the event of a local electrical power outage, VoIP service is typically dependent upon electrical power to function at the customer’s premises. Such dependency may make VoIP less reliable and too high a risk for business customers considering switching from traditional circuit-switched wireline telephone service, particularly customers with regulatory requirements to maintain business continuity in the event of disasters, such as businesses in the financial services industry.
     If customers do not accept the differences between our VoIP telephony service and traditional telephone service, they may choose to remain with their current telephone service provider or may choose to return to service provided by traditional telephone companies.
     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, or its performance or reliability may decline. In addition, websites may, from time to time, experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our communications portal and our services and products, could be adversely affected.
Failure to complete development, testing and introduction of new services and products, including VoIP services and products, could affect our ability to compete in the industry.
     We intend to develop, test and introduce new services and products that are delivered over our network. These new services and products are intended to allow us to address new segments of the communications marketplace and to compete for additional customers. In some cases, the introduction of new services and products requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services and products, the success of these upgrades may depend on the conclusion of contract negotiations with vendors and vendors meeting their obligations in a timely manner. In addition, new service offerings may not operate as intended and may not be widely accepted by customers. If we are not able to successfully complete the development and introduction of new services and products and enhancements to our existing services and products in a timely manner, our business could be materially adversely affected.
We may not be able to maintain adequate customer care during periods of growth or in connection with our integration of new acquisitions, which could adversely affect our ability to grow and negatively impact our financial results.
     Our future success also depends on the scalability of our systems and processes. We cannot be certain that our systems and processes are adequate to support ongoing growth in customers. Failure to manage our future growth effectively could harm our quality of service and customer relationships, which could increase our customer churn, result in higher operating costs, write-offs or other accounting charges, and otherwise materially harm our financial condition and results of operations.

We may not be able to keep pace with rapid technological changes in the communications industry.
     Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. In addition, widely accepted standards have not yet developed for the technologies we use. We expect that new services and products and technologies will emerge in the markets in which we compete. These new services and products and technologies may be superior to the services. products and technologies that we use, or these new services and products may render our services, products and technologies obsolete. To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services and products we offer and by developing new software, services, products and technologies to meet customer needs. Our competitors with greater resources may better adapt to these technological changes. Our success will depend, in part, on our ability to license leading technologies and respond to technological advances and emerging industry standards on a cost-effective and timely basis. We may need to spend significant amounts of capital to enhance and expand our services and products to keep pace with changing technologies.
Our customer churn rate may increase.
     Customer churn occurs when a customer switches to one of our competitors or when a customer discontinues its business altogether. We acquire customers primarily through the acquisition of other businesses and companies, which have had differing churn rates. Accordingly, historical customer churn rates of our acquired businesses may not be indicative of future rates. We will need to maintain historical customer churn rates of our acquired businesses if we are to retain their customers. Changes in the economy, as well as increased competition from other providers, can also impact our customer churn rate. We cannot predict future pricing by our competitors, but we anticipate that aggressive price competition will continue. Lower prices offered by our competitors could contribute to an increase in customer churn. Service interruptions caused by network outages could also negatively impact our customer churn rate.
Required FCC regulatory approval, in addition to state regulatory approvals, of our future acquisitions may delay the completion of our acquisitions or cause us to abandon pending acquisitions if we fail to secure FCC approval. Either of these potential outcomes may cause us to incur significant additional transaction expenses or cause us to reassess our long term business strategy.
     Required federal and state regulatory approvals of any future acquisitions may delay the completion of acquisitions. Failure to secure required FCC approval may cause us to abandon pending acquisitions. For example, the completion of our acquisition of CTI was delayed due to the FCC’s removal of transfer of control applications from streamlined processing to permit the Executive Branch’s inter-agency group of law enforcement agencies, including the Department of Homeland Security, Department of Justice and FBI, additional time to evaluate a disclosed foreign ownership interest in StarVox. Trinad Capital, a significant stockholder of USWD, is organized as a Cayman Island corporation and therefore is a foreign owner of USWD stock for FCC purposes. Due to the continuing existence of a disclosable foreign ownership interest, we would anticipate that future acquisitions by StarVox are likely to result in Executive Branch review. With disclosable foreign ownership interests and removal from the streamlined process, FCC approval may be delayed up to 180 days. Upon reaching agreement on conditions that alleviate the Executive Branch’s national security concerns, however, FCC approval will generally occur soon thereafter, typically within seven days. If we are unable to reach agreement with the Executive Branch regarding a future acquisition, or for some other reason fail to secure FCC approval, we may be forced to withdraw our application and either re-file at such time as we are able to cure deficiencies or abandon our pending acquisition altogether. We may not consummate a future acquisition without FCC approval because under Section 214 of the Communications Act, an acquisition consummated without prior FCC approval could be enjoined by any court of competent jurisdiction by action of the U.S., FCC, state utility commission, any state affected, or any party in interest. If we are forced to abandon pending acquisitions as a result of our failure to secure FCC approval of acquisitions, we may need to reassess our long term business strategy.
     Failure to secure required state regulatory approvals may also delay the completion of our acquisitions. We and our future acquisition targets operate pursuant to telecommunications licenses granted by state public utility commissions or PUCs with jurisdiction over our respective operations. As a licensed provider, we may be required to obtain prior state regulatory approval of any future acquisitions. Each state PUC having jurisdiction over us and our acquisition targets has distinct regulatory approval requirements and processes. The time it takes to clear state regulatory approvals may vary from immediate automatic approval, to approval in one day, to requiring over 180 days for approval. Failure to obtain required regulatory approval in any given state prior to consummating an acquisition may cause us to incur significant additional transaction costs or result in the imposition of penalties and forfeitures.
The FCC is reexamining its policies towards VoIP and telecommunications in general. Changes in regulation could subject us to additional fees or increase the competition we face.
     Historically, voice communications services and products have been provided by regulated telecommunications common carriers. We offer voice communications to the public for international and domestic calls using VoIP telephony. Based on specific regulatory classifications and recent regulatory decisions, we believe we qualify for exemptions from telecommunications common carrier regulation in many of our markets. However, the growth of VoIP telephony has led to close examination of its regulatory treatment in many jurisdictions making the legal status of our services and products uncertain and subject to change as a result of future regulatory action, judicial decisions or legislation in any of the jurisdictions in which we operate. Established regulated telecommunications carriers have sought and may continue to seek regulatory actions to restrict the ability of companies such as ours to provide services and products or to increase the cost of providing such services and products. In addition, our services and products may be subject to regulation if regulators distinguish phone-to-phone telephony service using VoIP technologies over privately-managed networks such as our services and products from integrated PC-to-PC and PC-originated voice services and products over the Internet. Some regulators may decide to treat the former as regulated common carrier services and products and the latter as unregulated enhanced or information services and products. Application of new regulatory restrictions or requirements to us could increase our costs of doing business and prevent us from delivering our services and products through our current arrangements. In such event, we would consider a variety of alternative arrangements for providing our services and products, including obtaining appropriate regulatory authorizations for our local network partners or ourselves, changing our service arrangements for a particular country or limiting our service offerings. Such regulations could limit our service offerings, raise our costs and restrict our pricing flexibility, and potentially limit our ability to compete effectively.
     Regulatory decisions may also affect the level of competition we face. Reduced regulation of retail services and products offered by local telephone companies could increase the competitive advantages those companies enjoy, cause us to lower our prices in order to remain competitive or otherwise make it more difficult for us to attract and retain customers.
Both the FCC and Congress are examining the adoption of policies and laws regarding net neutrality that favor content providers, which, if adopted, could limit our ability to effectively manage our network.
     Although the broadband Internet services and products industry has largely remained unregulated, there has been legislative and regulatory interest in adopting so-called net neutrality principles. Net neutrality generally refers to a cooperative principle whereby every network operator in the Internet’s network of networks gives its best effort to deliver all Internet traffic in an equal and non-discriminatory manner. In the current legislative debate regarding net neutrality, telecom network operators and cable system operators are opponents of laws or government intervention that might prohibit them from any form of discrimination. On the other side of the debate are Internet-based application providers that support government intervention to prevent network operators from taking actions which might raise their costs of transmitting content over the Internet. The adoption of net neutrality principles by the FCC or Congress could, among other things, prohibit communications network service providers, such as us, from slowing or blocking access to certain content, applications, or services and products available on the Internet and otherwise limiting our ability to manage our network efficiently and develop new products and services. The FCC last year adopted a non-binding policy statement expressing its view that consumers are entitled to access lawful Internet content and to run applications and use the services and products of their choice, subject to the needs of law enforcement. If some form of net neutrality legislation or regulations were adopted, it could impair our ability to effectively manage our broadband network and explore enhanced service options for our customers.
Our emergency and new E-911 calling services and products are different from those offered by traditional wireline telephone companies and may expose us to significant liability.
     Both our emergency calling service and our new E-911 calling service are different, in significant respects, from the emergency calling services and products offered by traditional wireline telephone companies. In each case, those differences may cause significant delays, or even failures, in callers’ receipt of the emergency assistance they need. Traditional wireline telephone companies route emergency calls over a dedicated infrastructure directly to an emergency services dispatcher at the public safety answering point, or PSAP, in the caller’s area. Generally, the dispatcher automatically receives the caller’s phone number and actual location information. While our new E-911 service being deployed in the United States is designed to route calls in a fashion similar to traditional wireline services, our new E-911 capabilities are not yet available in all locations. In addition, the only location information that our E-911 service can transmit to a dispatcher at a PSAP is the information that our customers have registered with us. We do not currently permit our customers to use our VoIP service from locations other than the primary location registered with us; however, due to the inherently portable nature of VoIP service, we may not be able to restrict such use, commonly referred to as nomadic VoIP. The potential for nomadic VoIP gives rise to additional considerations and risks, as described below.
     Delays our customers encounter when making emergency services calls and any inability of the answering point to automatically recognize the caller’s location or telephone number can have devastating consequences. Customers may, in the future, attempt to hold us responsible for any loss, damage, personal injury or death suffered as a result. While some traditional phone companies may also be unable to provide the precise location or the caller’s telephone number when their customers place emergency calls, traditional phone companies are covered by legislation exempting them from liability for failures of emergency calling services, and we are not. This liability could be significant. In addition, we may in the future lose existing and prospective business customers because of the limitations inherent in our emergency calling services. Any of these factors could cause us to lose revenue, incur greater expenses or cause our reputation or financial results to suffer.
     We are currently deploying E-911 service to our existing and prospective VoIP business customers that is comparable to the emergency calling services and products provided to customers of traditional wireline telephone companies in the same area. For those customers located in an E-911 area, emergency calls are routed, subject to the limitations discussed below, directly to an emergency services dispatcher at the PSAP in the area of the customer’s registered location. The dispatcher will have automatic access to the customer’s telephone number and registered location information. However, if an employee of one of our VoIP business customers’ places an emergency call using the employee-user’s device in a location different from the one registered with us, the emergency call will not be routed to the customer’s actual location at the time of the call. Instead, the call will be routed to the PSAP associated with the customer’s registered address. This problem is particularly acute with regard to nomadic VoIP, which may allow end-users to access our network on any broadband connection, regardless of the user’s location. To address this and other limitations in a manner consistent with current FCC regulations, we advise our VoIP customers of the limitations of our VoIP service with respect to 911 emergency services and products and contractually prohibit employee-users of our VoIP service from using our VoIP services and products outside the primary registered location. Although we have implemented procedures to ensure our timely processing the registered location of our customers, we cannot guarantee the timeliness of the third parties upon which we rely to ensure the updated registered location is properly implemented within the relevant 911 network.
Because our business is highly dependent on regulations that continue to change, our business is subject to a variety of risks.
     Most of the traditional retail voice and data communications and wholesale carrier services and products we provide are subject to significant regulation and may be adversely affected by regulatory developments at the federal, state and local levels. These regulations, for example, can affect the types of services and products we may offer, the rates we are permitted to charge for our services and products and for the use of our network by other carriers, and the rates we must pay others for their services and products and for the use of their networks, all of which may adversely affect our financial results. These regulations may result in other telecommunications providers having a higher relative degree of freedom to operate and enhance their ability to compete against us. These regulations also determine the level of contribution we must make to state and federal telecommunication subsidy programs, as well as the terms under which we may use rights of way necessary for the operation of our business. If we fail to comply with applicable regulations, or if the regulations change in a manner adverse to us, our business and operating results may suffer.
     In addition, we have agreements for the interconnection of our network with the networks of the local telephone companies covering each market in which we operate. These agreements also provide the framework for service to our customers when other local carriers are involved. We will be required to negotiate new interconnection agreements to enter new markets in the future, as well as negotiating extensions or replacements of our current agreements.
Changes in existing financial accounting standards or practices or taxation rules or practices may adversely affect our results of operations.
     Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could have a significant adverse effect on our results of operations or the manner in which we conduct our business. Accounting charges could have a material adverse effect on our operating results.
We must pay federal, state and local taxes and other surcharges on our service, the applicability and levels of which are uncertain.
     Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services and products. Interstate surcharges include Federal Universal Service Fund, or FUSF, and Common Carrier Regulatory Fees. In addition, state regulators impose similar surcharges and fees on intrastate services and products and the applicability of these surcharges and fees to our services and products is uncertain in many cases. The division of our services and products between interstate and intrastate, retail and wholesale, telecommunications and information services, and between services and products that are subject to surcharges and fees and those that are not, is a matter of interpretation and may in the future be contested by the FCC or state authorities. The FCC is currently considering the nature of IP-enabled services and products traffic and new interpretations or changes in the characterization of jurisdictions or service categories could cause our payment obligations, pursuant to the relevant surcharges, to increase or result in liabilities.
     FCC regulations require providers of interstate telecommunications services and products, but not providers of information services and products, to contribute to the USF. Currently, our interstate and international retail telecommunications services and products revenue is subject to direct contribution to the USF. Our interconnected VoIP services and products revenue will also become subject to direct USF contribution requirements. Neither our wholesale telecommunications nor information services and products, other than interconnected VoIP services and products, are subject to direct USF contributions, although we do contribute indirectly to the USF for some of our information service offerings through our purchase of telecommunications services and products from suppliers.
     In addition, periodic revisions by state and federal regulators of the applicable surcharges for such public interest programs as Universal Service, Telecommunications Relay Service, emergency 911 and other regulatory programs may increase the surcharges and fees we currently pay. In addition, we may be required to pay certain state taxes, including sales taxes, depending on the jurisdictional treatment of the services and products we offer. The amount of those taxes could be significant, depending on the extent to which the various states choose to tax our services and products.

     We may decide to collect from our customers any increased taxes and fees, such as any additional USF contributions we are required, directly or indirectly, to make. If we collect increased taxes and fees from our customers, we may lose customers or the cost of our next generation VoIP services and products may become less desirable compared with the cost of legacy telephone services and products.
We are in the process of enhancing our current network equipment and software from Veraz Networks with network equipment and software from Cisco Systems. Our success depends upon the quality, availability, and price of Cisco’s network equipment and software.
     We are in the process of enhancing our current network equipment and software from Veraz Networks with network equipment and software provided by Cisco Systems. In addition, we will rely on Cisco Systems for technical support and assistance. We expect to incur an additional $4.5 million in expenditures to complete these enhancements. We face risks associated with the transition, including increased costs of supporting two separate network structures simultaneously, increased costs related to the training of our personnel, and the risk that we may not be able to successfully transition some of our third party outsourced back office systems, such as billing.
     If Cisco Systems or any of our other suppliers were to terminate our relationship or were to cease making the equipment and software we use, our ability to maintain, upgrade or expand our network could be impaired. Although we believe that we would be able to address our future equipment needs with equipment obtained from other suppliers, we cannot assure you that such equipment would be compatible with our network without significant modifications or cost, if at all. If we were unable to obtain the equipment necessary to maintain our network, our ability to attract and retain customers and provide our services and products would be impaired. In addition, our success depends on our obtaining network equipment and software at affordable prices. Significant increases in the price of these products would harm our financial results and may increase our capital requirements.
We depend on third party vendors for information systems. If these vendors discontinue support for the systems we use or fail to maintain quality in future software releases, we could sustain a negative impact on the quality of our services and products to customers, the development of new services, products and features, and the quality of information needed to manage our business.
     We have entered into a service agreement with a third party service provider that caters to the development and operation of back office systems such as ordering, provisioning and billing systems. We also rely on vendors to provide the systems for monitoring the performance and condition of our network. The failure of those vendors to perform their services in a timely and effective manner at acceptable costs could materially harm our growth and our ability to monitor costs, bill customers, provision customer orders, maintain the network and achieve operating efficiencies. Such a failure could also negatively impact our ability to retain existing customers or to attract new customers.
     Resulting from information not divulged to us during the acquisition of CTI and compounded by the lack of proper due diligence performed prior to the acquisition, the work contracted to the third party service provider for systems had severe technical problems. Emanating from these problems, the company reverted to the old CTI billing systems causing delays in billing our customers and further delays in collections of those bills.
Our computer systems and operations may be vulnerable to security breaches.
     Our computer infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems and security breaches that could cause interruptions, delays or loss of services to our users. We believe that the secure transmission of confidential information over the Internet is essential in maintaining user confidence in our services and products. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new technologies or other developments could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. We have experienced some security breaches to date, for which we have adopted remedial measures. Though we have taken such measures, we cannot guarantee you that our security measures will prevent future security breaches.
A system failure caused by earthquakes, hurricanes or other natural disasters could delay or interrupt service to our customers, which could reduce demand for our services and products.
     Our operations depend upon our ability and reputation to support our highly complex network infrastructure and avoid damage from fires, earthquakes, terrorist attacks, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center or any of our regional data centers could cause interruptions in our services. For example, our headquarters in San Jose, California is located in an area with above average seismic activity. In addition, we have switch sites located in Houston, Texas, which are vulnerable to hurricanes and flooding. We do not carry insurance policies that cover potential losses caused by earthquakes or other natural disasters.
     Similarly, if our third party providers fail to maintain their facilities properly or fail to respond quickly to network or other problems, our customers may experience interruptions in the service they obtain from us. While we have experienced no interruptions in our VoIP service to date, we cannot guarantee you that we will not experience any interruptions in our VoIP services and products in the future.
Business disruptions, including disruptions caused by security breaches, terrorism, or other disasters, could harm our operating results.
     The-day-to-day operation of our business is highly dependent on the integrity of our communications and information technology systems, and on our ability to protect those systems from damage or interruptions by events beyond our control. Sabotage, computer viruses or other infiltration by third parties could damage our systems. Such events could disrupt our facilities, damage our reputation, and cause us to lose customers, among other things, and could harm our results of operations. Catastrophic events could include a terrorist attack on the United States, or a major earthquake, fire, or similar event that affect our central offices, corporate headquarters, network operations or network equipment. We believe that communications infrastructures such as the one on which we rely, may be vulnerable in the case of such an event and our markets, which are metropolitan markets, or Tier 2 or Tier 3 markets, may be more likely to be targets of terrorist activity.
Our intellectual property protection may be inadequate to protect our proprietary rights.
     We regard certain aspects of our products, services and technology as proprietary. We attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.
     Currently, we have three pending patent applications. We intend to prepare additional applications and to seek patent protection for our systems, services and products. These patents may not be issued to us. If issued, they may not protect our intellectual property from competition. Competitors could design around or seek to invalidate these patents. Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. The steps that we have taken may not prevent misappropriation or infringement of our technology. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could harm our business.
We may be subject to intellectual property infringement claims, product and service liability claims and other litigation that may be costly to resolve and, if resolved adversely, may harm our operating results or financial condition.
     We may be a party to litigation, patent-related and otherwise, in the normal course of our business. We may, in the future, receive notices from others claiming we are infringing their intellectual property rights, principally patent rights. Intellectual property litigation in the VoIP industry is common. In June 2006, Verizon Communications and in October 2005, Sprint Nextel filed separate patent infringement suits against Vonage Holdings, each related to VoIP technology. On March 8, 2007 Verizon obtained a judgment in its favor holding that Vonage had infringed three Verizon patents. On March 23, 2007, Verizon was granted a permanent injunction barring Vonage from using the technology covered by the three Verizon patents. Also, in June 2006, Net2Phone filed a patent infringement suit against eBay Inc.’s Skype Technologies. We expect the number of such claims will increase as the number of products and competitors in our industry segments grows, the functionality of products overlap, and the volume of issued patents and patent applications continues to increase. Accordingly, we may be involved in patent infringement litigation if we become more successful. To date, we have not received any notices alleging intellectual property infringement from any third party. See “Business—Intellectual Property.” Our business also exposes us to potential product and service liability risks that are inherent in our business. We may also be exposed to potential litigation actions of third parties that are indirectly, but materially, affected by our services or products.
     Litigation can be expensive, lengthy and disruptive to normal business operations. The results of complex litigation matters are difficult to predict, and the costs of litigation and the uncertainty associated with substantial unresolved lawsuits could harm our business, operating results, financial condition, reputation and prospects.
If we are not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, some of our products may become obsolete.
     From time to time, we may be required to license technology from third parties to develop new products or product enhancements. For example, we currently license our soft switch operating software from Veraz Networks. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, or both, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.
We will incur increased costs as a publicly traded operating company that may place a strain on our resources and divert our management’s attention from other business concerns.
     Until the completion of the merger, USWD had limited operations as a shell company, and StarVox as a private company was not subject to the Sarbanes-Oxley Act of 2002, other rules recently implemented by the SEC regarding corporate governance practices of public companies, or any stock exchange rules. Accordingly, as a publicly traded operating company, we will incur additional and significant legal, accounting and other expenses that we did not incur previously in order to comply with such SEC rules and applicable stock exchange rules. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These requirements may place a strain on our systems and resources. We will be required to dedicate significant management and other resources, including additional finance, accounting and internal control personnel, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, in compliance with Sarbanes-Oxley Act, Section 404, which could divert our management’s attention from other business concerns. We will be required to hire external resources to implement the internal control over financial reporting and incur additional expenses to become compliant. We are currently evaluating and monitoring developments with respect to these new rules, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
The trading of our common stock is limited, sporadic and volatile, which may prevent a stockholder from selling its stock at the time or price they desire.
     Our common stock is traded on the over-the-counter market with quotations published on the OTC Bulletin Board under the symbol “USWI.OB.” The trading volume of our common stock is limited and sporadic, may likely remain thinly traded, and the public market may provide little or no liquidity for holders of our common stock. As of March 23, 2007, the date of completion of the merger, six stockholders own 68% of our capital stock on an as-converted to common stock basis. There is no assurance that any liquid trading market will emerge.
     Our common stock price has historically been volatile. For example, during the twelve months prior to August 31, 2006, our common stock traded at prices ranging from $0.01 to $4.00. As a result of the limited and sporadic trading activity, the quoted price for our common stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The price at which our common stock will trade in the future may be highly volatile and may fluctuate as a result of a number of factors:
•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	sales of common stock or other securities by us or by our stockholders in the future;

•	any major change in our board or management;

•	our ability to develop and market new and enhanced products on a timely basis;

•	quarterly variations in our operating results or those of our competitors;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in financial estimates by securities analysts;

•	speculation in the press or investment community;

•	securities, intellectual property and other litigation;

•	announcement of a stock split, reverse stock split, stock dividend or similar event;

•	economic conditions for the telecommunications, networking and related industries; and

•	political instability, natural disasters, war and/or events of terrorism.
     In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the closing of the merger because of the substantial dilution as a result of the issuance of shares to former StarVox shareholders. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of our common stock in the public market, or the perception that such sales could occur, could lower our stock price and impair our ability to raise funds in new stock offerings.
     Future sales by existing stockholders of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. In addition, we have granted certain holders of our outstanding common stock rights to require us, subject to conditions, to register the public sale of such shares under the Securities Act and additional shares they may acquire in the future. If these rights are exercised or if we register shares of common stock for sale for our own account, certain additional holders of our common stock will be entitled to participate in such registration. By exercising their registration rights, and selling a large number of shares, our stockholders that are entitled to registration rights could cause the price of our common stock to decline.
“Penny stock” rules may restrict the market for our common stock.
     Our common stock is subject to rules promulgated by the SEC relating to “penny stocks,” which apply to companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers, who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for our common stock. These rules could also hamper our ability to raise funds in the primary market for our common stock.
Because we do not currently intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.
     The continued expansion of our business will require substantial funding. Accordingly, we do not currently anticipate paying any dividends on shares of our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders purchased their shares.
Some of our stockholders will continue to exert significant influence over us and their interests may conflict with the interests of our other stockholders.
     As of March 23, 2007, the date of the completion of the merger, affiliates of Trinad Capital beneficially owned approximately 32% of our outstanding voting power and affiliates of Novus Ventures beneficially owned approximately 7% of our outstanding voting power. As a result, these stockholders will continue to be able to exert significant influence over all matters presented to our board of directors or stockholders for approval, including election and removal of our directors, offerings of additional shares of our common stock and change of control transactions. The interests of these stockholders and their respective affiliates may not coincide with the interests of the other holders of our common stock with respect to our operations or strategy. To the extent that conflicts of interest may arise, the stockholders named above and their respective affiliates may resolve those conflicts in a manner adverse to us or to you.
There is an increased potential for short sales of our common stock which could materially affect the market price of the stock.
     Downward pressure on the market price of our common stock that likely will result from sales of our common stock pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Securities Act and as required under applicable state securities laws could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity that is not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As shares of our common stock become eligible for sale, such sales could have a tendency to depress the price of the stock, which could increase the potential for short sales. Significant amounts of such short selling by market participants could place further downward pressure on the market price of our common stock.
Stockholder approval is required to amend our certificate of incorporation to increase our authorized stock in connection with the merger.
     In connection with the merger, all issued and outstanding shares of StarVox common stock and preferred stock were exchanged for an aggregate of 301,594 shares of our Series A preferred shares, which are convertible into 22,224,705 shares of our common stock. We do not currently have a sufficient amount of authorized capital stock to issue shares of our common stock upon conversion of the preferred stock and are required to seek and obtain stockholder approval to amend our Certificate of Incorporation to increase our authorized capital stock.
     After completion of the merger, we will file an information or proxy statement seeking stockholder approval of an amendment to our certificate of incorporation to increase our authorized common stock. We cannot assure you that we will be able to obtain stockholder approval or, if we do obtain stockholder approval, when it will be obtained. If we are unable to obtain stockholder approval to amend our certificate of incorporation to increase our authorized common stock the holders of our preferred stock issued in connection with the merger will not be able to convert their shares into our common stock.

Management’s Report on Internal Control Over Financial Reporting
          A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles.
          The Company’s internal control over financial reporting includes those policies and procedures that:
(i)	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company.

(ii)	Provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and directors of the Company.

(iii)	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.
          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
          In connection with the audit of our financial statements as of and for the year ended August 31, 2006, our independent registered public accounting firm and management identified certain material weaknesses and other control deficiencies in our internal control over financial reporting. A material weakness is a control deficiency, or a combination of control deficiencies, that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses were detected by either management or our independent registered public accounting firm in connection with their audit of our financial statements as of and for the year ended August 31, 2006. As of the quarter ended November 30, 2006, some of these control deficiencies have been corrected.
•	The Company did not maintain sufficient finance and accounting personnel with a level of technical accounting expertise to sufficiently address complex transactions and or accounting and financial reporting issues. The Company has hired additional financial contractors to supplement the permanent staff. We are in the process of creating job descriptions for the appropriate positions to support the business and are currently working and will continue to work with recruiters to find qualified personnel to fill these positions on a permanent basis.

•	Deferred revenue and the associated cost of sales were not properly recorded as of the date of acquisition of CTI or as of August 31, 2006. The Company lacked the appropriate reporting details to properly record these types of transactions. This control deficiency resulted in the restatement of the Company’s fiscal year consolidated financial statements at August 31, 2006 to correct the balance sheet presentation of deferred revenue, the associated deferred costs and goodwill. Accordingly, management determined this control deficiency constituted a material weakness at that date. In the first quarter of fiscal year 2007, the Company developed a new control to remediate the material weakness identified, obtained sufficient evidence of the design and operating effectiveness of the new control and determined the new control has been in place for a sufficient period of time to permit the assessments of its design and operating effectiveness. Specifically, our management implemented in the first quarter of 2007, a control requiring monthly detailed reports by customer specifying the deferred revenue portion of all billings. The deferred revenue is then booked accordingly in the balance sheet. A report is also run specifying the respective costs of goods sold associated with deferred revenue.

•	The Company did not properly record impairment of assets as of August 31, 2006. The Company lacked the appropriate review procedures to properly record these types of transactions. This control deficiency resulted in the restatement of the Company’s fiscal year consolidated financial statements at August 31, 2006 to correct the balance sheet presentation of intangible assets and the associated impairment expense. Accordingly, management determined this control deficiency constituted a material weakness at that date. In the first quarter of fiscal year 2007, the Company developed a new control to remediate the material weakness identified, obtained sufficient evidence of the design and operating effectiveness of the new control and determined the new control has been in place for a sufficient period of time to permit the assessments of its design and operating effectiveness. Specifically, our management implemented in the first quarter of 2007, a control requiring a senior member of finance to review all account analysis for changes due to impairment or changes in market condition. The Company has added financial staff to prepare monthly balance sheet analyses. All intangibles and goodwill analyses are reviewed on a quarterly basis for impairment by senior finance personnel.

•	The Company improperly capitalized certain legal and accounting expenses as of August 31, 2006. The Company lacked the appropriate review procedures to properly record these types of transactions. This control deficiency resulted in the restatement of the Company’s fiscal year consolidated financial statements at August 31, 2006 to correct the balance sheet presentation of cost of financings and the associated legal and accounting expenses. Accordingly, management determined this control deficiency constituted a material weakness at that date. In the first quarter of fiscal year 2007, the Company developed a new control to remediate the material weakness identified, obtained sufficient evidence of the design and operating effectiveness of the new control and determined the new control has been in place for a sufficient period of time to permit the assessments of its design and operating effectiveness. Specifically, our management implemented in the first quarter of 2007, a requirement that a senior member of finance review all account analysis for proper account classification. The Company has added financial staff to prepare monthly account analyses. All account analyses are reviewed on a quarterly basis for proper account classification by separate senior finance personnel.

•	In the quarter ended November 30, 2006, the Company did not properly record warrants associated with unsecured demand promissory notes issued. Also in this quarter end, the Company omitted from the subsequent event note, the beneficial conversion charge related to warrants granted below fair market value. The Company lacked the appropriate qualified personnel to record such transactions and lacked the specific review procedures to identify and account for these types of transactions. This control deficiency resulted in the adjustment of the Company’s quarter end November 30, 2006 consolidated financial statements to correct the balance sheet presentation of notes payable, additional paid in capital and the associated amortization expense. Also this control deficiency resulted in an expanded subsequent event note describing the details of the beneficial conversion charge related to warrants granted below market value. This control deficiency could have resulted in a misstatement of the presentation of amounts in the balance sheet and statement of operations that would result in a material misstatement of the Company’s interim or annual consolidated financial statements and footnote disclosure that would not be prevented or detected. Accordingly, management determined this control deficiency constituted a material weakness at that date.

•	As of August 31, 2006, the company did not properly record the defined contribution plan for CTI in the consolidated financial statements. The Company lacked the appropriate qualified personnel to ensure such disclosures are properly reported. The Company also lacked the specific review procedures to identify the misrepresentation of these types of transactions. This control deficiency resulted in the adjustment of the Company’s year end August 31, 2006 consolidated financial statements to correct the note disclosures. This control deficiency could have resulted in a misstatement of the presentation of notes to the consolidated financial statements that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management determined this control deficiency constituted a material weakness at that date. In the first quarter of fiscal year 2007, the Company developed a plan to remediate the material weakness identified. Specifically, we are in the process of creating job descriptions for the appropriate positions to support the business and are currently working and will continue to work with recruiters to find qualified personnel to fill these positions on a permanent basis. Until permanent staff is hired, we supplemented the existing staff with skilled consultants that have the qualifications necessary to perform the required disclosures.

          Although we believe that the proper execution of our remediation plans will improve our internal control over financial reporting, the effectiveness of these plans, once implemented, will be subject to testing by us and by our independent auditors. At this time, we are not able to predict the length of time that will be required to remediate each of the material weaknesses identified above, nor can we provide any assurance that remediation activities will be effective in eliminating such material weaknesses.
          As a result of these material weaknesses, there were a significant number of errors, omissions, misclassifications and timing delays in the manner in which we closed our books and prepared our financial statements that required correction, adjustment or identification by our independent auditors in the course of their audit of our financial statements. As a result, we have concluded that our internal control over financial reporting was not effective as of the end of fiscal 2006 and our first quarter of fiscal 2007 ended November 30, 2006.
SELECTED CONSOLIDATED FINANCIAL DATA
Selected Historical Financial Data of StarVox
          We derived the selected consolidated statements of operations data for the years ended August 31, 2005 and 2006 and consolidated balance sheet data as of August 31, 2005 and 2006 from our audited financial statements that are included elsewhere in this report. We derived the consolidated statement of operations and consolidated balance sheet data for the three months ended November 30, 2005 and 2006 from our unaudited financial statements that are included elsewhere in this report. We have prepared this unaudited financial information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement our consolidated operating results and financial position for such period. Our historic results are not indicative of the results that may be expected in the future. You should read this data together with our financial statements and related notes located elsewhere in this Current Report on Form 8-K and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

November 30, 2005 results of operations include the results of operations for StarVox and NGT only.
The share and per share data pertains to StarVox without regard to the merger with USWD. As a result, this data should not be construed as indicative of the operating results of StarVox and USWD as a combined company following the completion of the merger.
StarVox Communications, Inc.
Consolidated statement of Operations
(in thousands except per share data)

			Three Months Ended
	Year Ended August 31,		November 30,
	2005	2006	2005	2006
		(restated)	(unaudited)
Revenues	$3,938	$24,626	$3,867	$13,416
Operating expenses:
Cost of sales	4,575	20,674	3,724	8,738
Operating expenses	801	12,539	2,214	6,315
Depreciation and amortization	77	988	18	889
Goodwill impairment charge	675	1,200	—	26

Total operating expenses	6,128	35,401	5,956	15,968

Loss from operations	(2,190)	(10,775)	(2,089)	(2,552)

Other expense
Interest and warrant amortization expense	184	2,197	89	1,971
Other expense	—	105	(3)	—

Total other expense	184	2,302	86	1,971

Net loss before taxes	(2,374)	(13,077)	(2,175)	(4,523)
Provision for taxes	(1)	(20)	—	—

Net loss	$(2,375)	$(13,097)	$(2,175)	$(4,523)

Weighted average shares outstanding, basic and diluted	3,113	3,736	3,768	3,561

Basic and diluted net loss per share	$(0.76)	$(3.51)	$(0.58)	$(1.27)

StarVox Communications, Inc.
Consolidated Balance Sheet Data
(in thousands)

	August 31,		November 30,
	2005	2006	2005	2006
		(restated)	(unaudited)
Cash and cash equivalents	$210	$1,386	$626	$1,780
Accounts receivable, net of provision	1,658	7,018	1,839	6,608
Total assets	4,880	28,684	5,675	27,878

Current liabilities	7,271	32,785	2,388	36,500
Total liabilities	7,271	32,785	2,638	36,500
Total stockholders’ deficit	$(2,391)	$(4,101)	$(3,038)	$(8,622)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The discussion below summarizes the factors affecting the operating results and financial condition of StarVox Communications, Inc. This discussion should be read together with the financial statements of StarVox Communications, Inc. and the notes to financial statements included elsewhere in this current report. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this report. We encourage you to review our “Cautionary Note Regarding Forward-Looking Statements and Industry Data” at the front of this current report, and our “Risk Factors” set forth above.
History
Introduction
          As discussed in Item 1.02 and Item 2.01 above, effective March 23, 2007, USWD and StarVox completed the merger of StarVox with a wholly owned subsidiary of USWD. For accounting purposes, the merger will be accounted for as a reverse acquisition with Starvox as the acquirer. Accordingly, the historical financial statements of USWD will become the historical financial statements of StarVox. Results of operations of USWD will be included in the financial statements from March 23, 2007, the effective date of the merger. Since StarVox is considered to be the accounting acquirer, our discussion and analysis of financial condition and results of operations only includes the operating and financial activity of StarVox. Our discussion and analysis should be read in conjunction with the financial statements and notes, and pro forma financial statements, included within this report.
          StarVox, founded on June 1, 2004, was established to build a large base of business subscribers by acquiring the customer bases of Competitive Local Exchange Carriers or (“CLECs”) that typically are concentrated in Tier 2 and Tier 3 markets and are serving their customer base with legacy voice communication technology – such as TDM (time division multiplexing) technology. In implementing this business strategy, StarVox also will seek to migrate the legacy network of the acquired CLECs to the VoIP (voice over the internet protocol) network.
          In addition, StarVox intends to migrate the customer base to new generation integrated voice and data products. StarVox currently offers a suite of both the TDM and VoIP products designed to meet the voice and data communication needs of these acquired customers. StarVox’s VoIP Voice and Data or IVAD product allows local voice service, long distance service and data service such as Internet Access, to be offered to a business site over an integrated voice and data access line. StarVox’s IP Centrex product combines the IVAD offering with a StarVox network hosted office phone system, such that a business site can outsource all its voice and data communications to a single supplier- StarVox.
          As of November 30, 2006, the Company had total liabilities of $36.5 million, a working capital deficit of $27.1 million and an accumulated deficit of $20.1 million. For the fiscal year ended August 31, 2006 and the three months ended November 30, 2006, the Company incurred losses of $13.1 million and $4.5 million respectively. In order for us to continue operations at current levels we will require additional financing in the near term. If we are unable to obtain such financing, it is likely that our stockholders will lose all or substantially all of their investment.
Sources of Revenue
          We derive our revenue primarily from the sale of voice and data services and products to small and medium size domestic businesses.

Cost of Sales
          Expenses related to the operation of StarVox’s next generation network are comprised of both fixed and variable costs. The fixed costs include IP backbone expenses, fixed rate transport costs paid to third party vendors, co-location rent and network support services. Our co-location facilities reside in the metro areas of Hanover, Philadelphia and Harrisburg, Pennsylvania; White Plains, New York; San Antonio, Corpus Christi, Houston and Richardson, Texas; and Atlanta, Georgia.
          The variable costs are comprised of minutes of use, or MOU, costs that we incur for origination, termination and transport services we paid to third party vendors in connection with services provided our customers’ co-location facilities.
          We anticipate that our fixed costs will continue to increase in absolute dollars but decrease as a percentage of revenue beginning in fiscal year 2007 and thereafter, as we grow the business and integrate any acquisitions.
Operating Expenses
          Operating expenses are comprised primarily of network operations expense, sales and marketing expense and general and administrative expense.
          Network operations expense consists primarily of compensation costs for technical staff responsible for maintaining the infrastructure necessary to deliver our services and products.
          Sales and marketing expense consists primarily of compensation costs of our sales and marketing team and costs associated with various marketing programs. We expect to increase our sales efforts substantially in the future and will add additional sales staff accordingly. We expect sales and marketing expense to increase in absolute dollars in fiscal year 2007.
          General and administrative expense consist primarily of compensation costs of executives, finance, accounting, management information systems personnel, professional fees and general corporate overhead. We expect that in fiscal year 2007, and for some period of time thereafter, general and administrative expenses will grow in absolute dollars primarily due to the costs associated with being a public company. We will incur additional costs to implement and maintain new accounting and reporting systems and to hire additional personnel to enable us to meet corporate compliance and reporting requirements.
Depreciation and Amortization Expense
          We depreciate assets, once placed in service, over their estimated useful lives using the straight-line method. We generally depreciate network related equipment, which represents the majority of our assets, over a five-year period. We depreciate IT equipment and licenses over a three year period and furniture and equipment over a five year period. Leasehold improvements are amortized over a two year period, which is the shorter of the respective lease term or the duration of the economic benefit of the asset.
Interest and Amortization Expense
          Interest expense consists primarily of interest paid on our lines of credit, our convertible notes and other notes payable, and warrant amortization expense.
Critical Accounting Policies
          Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during a fiscal period. The SEC considers an accounting policy to be critical if it is important to a company’s financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application. Although we believe that our judgments and estimates are appropriate and correct, actual results may differ from those estimates.
          We believe the following to be our critical accounting policies because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operation for future periods could be materially affected. See “Risk Factors” for certain matters bearing risks to our future results of operations.
          The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 1, Basis of Presentation and Significant Accounting Policies, contained in the explanatory notes to our financial statements contained in this Current Report on Form 8-K. On an on-going basis, we evaluate our estimates, including those related to reserves, deferred tax assets and valuation allowance, and impairment of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.
          Revenue Recognition. We recognize revenue when the telecommunication services and products are delivered, rates are fixed and determinable and collection is deemed probable. We invoice our customers weekly, semi-weekly and monthly and we defer revenue and costs for services and products that have not yet been provided.
          Stock-Based Compensation. We account for stock-based compensation in accordance with Accounting Principles Board or APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations and elected to utilize the disclosure option of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Under the provisions of APB No. 25 and related interpretations, compensation expense is to be recognized when options to purchase shares of common stock are issued below the fair market value of the underlying stock on the date of grant. The amount of compensation expense to be recognized is equal to the intrinsic value per share, which is the difference between the exercise price and the fair market value at the date of grant. The Company did not have any issued or outstanding stock options in fiscal year 2006 or 2005.
          Valuation of Goodwill. We account for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which, among other things, establishes new standards for goodwill acquired in a business combination, eliminates the amortization of goodwill and requires the carrying value of goodwill and certain non-amortizing intangibles to be evaluated for impairment on an annual basis. As required by SFAS No. 142, we perform an annual impairment test on recorded goodwill by comparing the estimated fair value to its carrying value. Our estimation of the fair value requires making judgments concerning future cash flows and appropriate discount rates. The estimate of the fair value of goodwill could change over time based on a variety of factors, including our actual operating performance. If the carrying value of the assets and liabilities, including goodwill, were to exceed our estimation of the fair value, we would record an impairment charge in an amount equal to the excess of the carrying value of goodwill over the implied fair value of the goodwill.
Results of Operations
          The following table sets forth selected statement of operations data from our audited financial statements for the years ended August 31, 2005 and 2006 and for the three months ended November 30, 2005 and 2006, respectively. The information for the three months ended November 30, 2005 and 2006 is derived from our unaudited financial statements, which in the opinion of management contain all adjustments necessary for a fair presentation of such financial data. Operating results for these periods are not necessarily indicative of the operating results for a full year. Historical results are not necessarily indicative of the results to be expected in future periods. You should read this data together with our financial statements and the related notes to these financial statements included elsewhere in this Current Report on Form 8-K.
     Revenues. Revenues were $3.9 million and $24.6 million for the fiscal years ended August 31, 2005 and 2006, respectively. Revenues increased $20.7 million in fiscal year 2006 compared to fiscal year 2005. The increase in revenue for fiscal year ended August 31, 2006 was primarily due to additional revenue generated from the acquisition of ZFone in January 2006 and CTI in June of 2006. ZFone generated approximately $15,000 per month and CTI generated approximately $2.7 million per month. Revenue in the fiscal year ended August 31, 2005 is comprised of three months of revenue generated by the international wholesale business acquired from NGT.
     Revenues were $3.8 million and $13.4 million for the three months ended November 30, 2005 and 2006, respectively. Revenue in the three months ended November 30, 2006 increased with the purchase of ZFone and CTI, along with the addition of new wholesale customers.
     Cost of Sales. Cost of sales was $4.6 million and $20.7 million for the fiscal years ended August 31, 2005 and 2006, respectively. Cost of sales increased $16.1 million in fiscal year 2006 compared to fiscal year 2005. The increase in cost of sales for fiscal year ended August 31, 2006 is directly related to the additional revenue generated from the acquisition of ZFone in January 2006 and CTI in June of 2006. Cost of sales in the fiscal year ended August 31, 2005 is comprised of three months of cost associated with the acquisition of the international wholesale business from NGT.
     Cost of sales was $3.7 million and $8.7 million for the three months ended November 30, 2005 and 2006, respectively. Cost of sales increased in the three months ended November 30, 2006 compared to the same period in the prior fiscal year primarily due to the additional revenue generated from the acquisition of ZFone in January 2006 and CTI in June of 2006.
     Operating Expenses. Operating expenses were $0.8 million and $12.5 million for the fiscal years ended August 31, 2005 and 2006, respectively. Operating expenses increased $11.7 million in fiscal year 2006 compared to fiscal year 2005. The increase in operating expenses for fiscal year ended August 31, 2006 was primarily due to additional expenses incurred as a result of the acquisition of ZFone in January 2006 and CTI in June of 2006. General and administrative expenses increased for legal and audit fees and additional finance staff necessary to prepare for the reverse merger. Operating expenses in the fiscal year ended August 31, 2005 relate to three months of revenue related to the international wholesale business acquired from NGT and startup costs related to the deployment of our VoIP network.
     Operating expenses were $2.2 million and $6.3 million for the three months ended November 30, 2005 and 2006, respectively. Operating expenses increased in the three months ended November 30, 2006 compared to the same period in the prior fiscal year primarily due to outside services and legal fees related to merger activity and additional executive staff.
     Depreciation and Amortization Expense. Depreciation and amortization expenses were $0.1 million and $1.0 million for the fiscal years ended August 31, 2005 and 2006, respectively. Depreciation and amortization expenses increased $1.0 million in fiscal year 2006 compared to fiscal year 2005. The increase in depreciation expense for fiscal year ended August 31, 2006 was primarily due to the additional fixed assets resulting from the CTI acquisition in June of 2006. The increase in amortization expense is due to amortization of intangible assets acquired in the acquisitions of NGT, ZFone and CTI. Depreciation and amortization expenses in the fiscal year ended August 31, 2005 relates to depreciation of assets within our VoIP network and to three months of depreciation of the legacy TDM switch acquired from NGT.
     Depreciation and amortization expenses were $18,000 and $0.9 million for the three months ended November 30, 2005 and 2006, respectively. Depreciation expense increased in the three months ended November 30, 2006 compared to the same period in the prior fiscal year primarily due to the assets of the acquired companies and the addition of fixed assets to our VoIP network.

     Impairment Charge. Impairment of intangible asset charges were $0.7 million and $1.2 million for the fiscal years ended August 31, 2005 and 2006, respectively. Impairment charges in fiscal year 2005 relate to the acquisition of NGT. Impairment charges in fiscal year 2006 relate to purchased technology.
     There were no impairment charges in the three months ended November 30, 2005 and $26,000 of goodwill impairment charges in the three months ended November 30, 2006 relating to the acquisition of ZFone.
     Interest and Other Expense. Interest and other expense was $0.2 million and $2.3 million for the fiscal years ended August 31, 2005 and 2006, respectively. Interest expense increased in fiscal year 2006 primarily due to the interest associated with the $21.9 million of additional notes by the Company including the amortization of the fair value of warrants issued in connection with the notes.
     Interest and other expense was $0.1 million and $2.0 million for the three months ended November 30, 2005 and 2006, respectively. Interest expense increased due to the issuance of notes payable including the amortization of the fair value of warrants issued in connection with the notes.
Liquidity and Capital Resources
          Historically, Starvox was financed primarily through cash from operations, borrowings under a line of credit facility and from affiliates, and through the issuance of preferred. During the period from October 2006 through February 2007, we completed a bridge financing, whereby the Company issued unsecured demand promissory notes with warrants to investors. The Company will need to raise additional cash in the near future as our current cash and working capital resources are not sufficient to provide the necessary working capital required by the Company. We will seek to raise additional funds through the public or private sale of debt or equity securities, the issuance of debt, or a combination of both. There can be no assurance that future financings will be available to us, and if available, that the terms will be acceptable to the Company. If financing is not available to us, we will be unable to continue operations. The Company has historically incurred net losses since inception. These historical losses raise doubt about the Company’s ability to continue as a going concern.
          In August 2005, we entered into a one year financing agreement with a financial institution providing a line credit of $0.8 million through August 2006. The line permits borrowing of up to 70% of eligible accounts receivable at an effective interest rate of 24% per annum. In addition, certain creditors of the Company agreed to subordinate their interest to this financial institution. In January 2006, the line was increased to $1.5 million.
          As of August 31, 2005 and 2006 and as of November 30, 2006 we borrowed (including interest) $0.5 million, $1.1 million and $0.1 million, respectively.
          In September 2006, we finalized a two-part credit facility with a commercial bank. The first part is a line of credit of $6.0 million that permits borrowing of 80% of eligible accounts receivable. Interest is calculated at prime plus 1% or prime plus 1.5% depending on maintaining a specific quick ratio. A portion of the proceeds were used to retire the accounts receivable credit line established in August 2005. The second part of the credit facility is a $6.0 million general term facility that can increase to $10.0 million if the Company achieves certain profitability goals. The interest rate is prime plus 2.25% and requires the issuance of Series A preferred stock warrants to purchase up to 300,000 shares, prorated based on the amount of funds drawn under this line. The exercise price of the warrants is $0.50 per share and they mature one year from the date of issuance. To be eligible to draw funds under the terms of this line, the Company must maintain a certain fixed debt service coverage ratio and EBITDA targets, Borrowings under both credit facilities are secured by all of our assets and are senior to all other debts. Additionally, the terms require the Company to obtain the bank’s consent to enter into material agreements.
          During the fiscal year ended August 31, 2005, net cash used in operating activities was $2.8 million, primarily resulting from an operating loss of $2.4 million, an increase in accounts receivable of $1.7 million, partially offset by an increase in accounts payable and accrued expenses of $0.9 million. During the fiscal year ended August 31, 2006, net cash used in operating activities was $7.5 million, primarily resulting from a operating loss of $13.1 million, an increase in accounts receivable of $2.2 million, an increase in prepaid expenses of $1.3 million partially offset by an increase in accounts payable and accrued expenses of $3.9 million, depreciation and amortization expense of $1.0 million non-cash interest expense of $1.3 million and an increase in deferred revenue of $1.6 million.
     Cash flows used in investing activities were $2.0 million in the fiscal year ended 2005 and were comprised primarily of $1.2 million for the purchase of property and equipment and $0.9 million paid for acquisitions. Cash flows used in investing activities were $16.8 million in the fiscal year 2006. This was primarily due to $16.1 million in expenditures for the acquisitions of ZFone, VoIP Corporation and CTI and $0.8 million for the purchase of property and equipment.
     Net cash flows provided by financing activities were $5.1 million for the fiscal year ended August 31, 2005. This was primarily the result of proceeds from the issuance of convertible notes payable of $4.6 million. Net cash flows provided by financing activities were $25.5 million and $5.1 million for the fiscal years ended August 31, 2006 and 2005 respectively. This was primarily from the proceeds from the issuance of convertible notes payable of $18.4 million and proceeds from the issuance of senior notes payable of $3.5 million and proceeds from the issuance of preferred stock of $3.0 million.
          Given our cash position and available borrowings under our credit facility and our continuing operating losses the Company will require a significant amount of funding to sustain its operations and satisfy its contractual obligations. These factors, among others, indicate the Company may be unable to continue as a going concern. The financial statements presented do not include any adjustments related to the realization of the carrying value of the assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to secure financing in order to fund its operations and until it achieves profitability. Management believes that they will be successful in obtaining equity or debt financing which will enable the Company to continue its operations and to continue as a going concern.
          Subsequent to August 31, 2006, the Company has raised an additional $5.9 million through the issuance of unsecured demand promissory notes and warrants.
Off Balance Sheet Arrangements
          The Company does not have off-balance sheet arrangements that are required to be disclosed under Section 303(a)(4)(ii) of SEC Regulation S-K.
Contractual Obligations
          The following table summarizes our contractual cash obligations at August 31, 2006 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	Payments Due By Period
					More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Line of Credit	608	608	—	—	—
Operating Leases	1,176	463	661	52	—
Capital Leases (1 - See note below)	2,615	653	1,962	—	—

	$4,399	$1,724	$2,623	$52	$—

Note: Capital lease for 36 months drawn against Cisco Capital for routers starting December 2006.

          In December 2006, we entered into a capital lease agreement with Cisco Capital in the principal amount of $2.3 million to acquire network equipment. The principal and interest are to be repaid over a period of 36 months. As additional collateral, the Company issued a $0.84 million letter of credit in favor of Cisco Capital and is required to make quarterly payments of $0.2 million. The first payment was due in January 2007.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
          Please see Item 4.01 in this Current Report on Form 8-K below.
Qualitative and Quantitative Disclosures About Market Risks
          Foreign Currency Exchange Risk. Our results of operations and cash flows are not subject to fluctuations due to changes in foreign currency exchange rates because the Company transacts all of its business in U.S. dollars.
          Interest Rate Sensitivity. Interest rates on the bank debt are sensitive to changes in the general level of U.S. interest rates. Based on the nature and current level of our bank borrowings, increases in the general level of U.S. interest rates would put increased pressure on the Company’s cash flows; however, we believe that the risk of exposure is currently not material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 23, 2007.
•	Each person who we know beneficially owns more than five percent of our outstanding shares of common stock or our outstanding shares of Series A preferred stock;

•	Each of our directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.
          The table shows percentage ownership of each class of our equity securities outstanding as of March 23, 2007 and percentage ownership of our common stock, assuming the conversion of all outstanding preferred stock into shares of common stock. As of March 23, 2007, we had 33,684,435 shares of common stock outstanding, assuming the conversion of all outstanding preferred stock into common stock.
          We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 23, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. All references to shares in the footnotes refer to shares of our common stock unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o StarVox Communications, Inc., 2728 Orchard Parkway, San Jose, California 95134-2012.

		Beneficial Ownership
				As Converted to Common
		Outstanding		Stock
Beneficial Owner	Class of Shares	Shares	Percent	Shares	Percent
5% Stockholders:
Trinad (1)	Series A preferred stock	99,664	32.5%
	common stock	3,720,000	32.5%	11,064,310	32.5%
David S. Smith (2)	Series A preferred stock	121,045	32.4%
	common stock	750,000	6.5%	9,669,897	24.8%
Novus Ventures (3)	Series A preferred stock	34,751	11.4%
	common stock	—	—	2,560,838	7.6%
Lyrical Partners, L.P. (4)	Series A preferred stock	9,703	3.2%
	common stock	750,000	6.5%	1,465,037	4.3%
David Chazen (5)	Series A preferred stock	3,244	1.1%
	common stock	600,000	5.2%	839,028	2.5%

Directors and Named Executive Officers:
Robert S. Ellin (1) (6)	Series A preferred stock	106,151	34.6%
	common stock	3,720,000	32.5%	11,542,366	33.9%
Jay A. Wolf (1) (7)	Series A preferred stock	102,908	33.5%
	common stock	3,720,000	32.5%	11,303,338	33.2%
Barry I. Regenstein (8)	Series A preferred stock	—	—
	common stock	50,000	*	50,000	*
Daniel D. Tompkins (3) (9)	Series A preferred stock	36,914	12.1%
	common stock	—	—	2,720,190	8.0%
Douglas S. Zorn (10)	Series A preferred stock	19,874	6.4%
	common stock	0	—	1,464,547	4.3%
Thomas Rowley (11)	Series A preferred stock	7,264	2.4%
	common stock	0	—	535,261	1.6%
Sherri Bakos (12)	Series A preferred stock	1,228	*
	common stock	0	—	90,467	*
Richard J. Barry (13)	Series A preferred stock	2,111	*
	common stock	0	—	155,573	*
Michael C. Sharman (14)	Series A preferred stock	1,739	*
	common stock	0	—	128,161	*
Nancy Dirgo (15)	Series A preferred stock	1,152	*
	common stock	0	—	84,893	*
Executive officers and	Series A preferred stock	182,920	55.7%
directors as a group (10 persons) (16)	common stock	3,770,000	32.8%	17,010,486	47.6%

*	Less than 1%

(1)	Consists of (i) 3,720,000 shares of common stock held of record by Trinad Capital, LP; (ii) 6,961,766 shares of common stock issuable upon conversion of 94,473 shares of Series A preferred held of record by Trinad Capital Master Fund, Ltd.; and (iii) 382,544 shares of common stock issuable upon conversion of 5,191 shares Series A preferred stock issuable upon exercise of warrants held by Trinad Capital Master Fund, Ltd. Robert Ellin and Jay Wolf share voting and dispositive power over the shares held by Trinad Capital Master Fund, Ltd. As the managing member and managing director, respectively, of Trinad Advisors GP, LLC, the general partner of Trinad Capital Master Fund Ltd. Each of Messrs. Ellin and Wolf is a member of our board of directors, and disclaim beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for these entities is 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067.

(2)	Consists of (i) 750,000 shares of common stock held of record by Mr. Smith; (ii) 3,635,465 shares of common stock issuable upon conversion of 49,334 shares of Series A preferred stock held of record by Mr. Smith; (iii) 5,284,432 shares of common stock issuable upon conversion of 71,711 shares of Series A preferred stock issuable upon exercise of warrants held by Destar, LLC. As the General Partner of Destar, LLC Mr. Smith has voting and dispositive power over the shares held by Destar, LLC. The address for Mr. Smith and Destar, LLC is 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067. While Trinad Capital Master Fund, Ltd. has an economic interest in Destar, LLC, It has no power to vote or dispose of the shares held by Destar, LLC and, accordingly, disclaims beneficial ownership held by Destar, LLC except to the extent of its pecuniary interest therein.

(3)	Consists of (i) 84,148 shares of common stock issuable upon conversion of 1,142 shares of Series A preferred stock held of record by Novus Ventures, L.P.; (ii) 20,678 shares of common stock issuable upon conversion of 281 shares of Series A preferred stock issuable upon exercise of warrants held of record by Novus Ventures, L.P.; (iii) 336 shares of common stock issuable upon conversion of 5 shares of Series A preferred stock held of record by Novus Ventures I, L.P.; (iv) 2,171,076 shares of common stock issuable upon conversion of 29,462 shares of Series A preferred stock held of record by Novus Ventures II, L.P.; (v) 120,806 shares of common stock issuable upon conversion of 1,639 shares of Series A preferred stock issuable upon exercise of warrants held of record by Novus Ventures II, L.P.; (vi) 124,574 shares of common stock issuable upon conversion of 1,690 shares of Series A preferred stock held of record by Novus Ventures II-A, L.L.C.; (vii) 20,322 shares of common stock issuable upon conversion of 276 shares of Series A preferred stock issuable upon exercise of warrants held of record by Novus Ventures II-A, L.L.C.; (viii) 13,729 shares of common stock issuable upon conversion of 186 shares of Series A preferred stock held of record by Novus Annex Fund, L.P.; and (ix) 5,169 shares of common stock issuable upon conversion of 70 shares of Series A preferred stock issuable upon exercise of warrants held of record by Novus Annex Fund, L.P. Daniel Tompkins is a member of our board of directors. Dan Tompkins is a general partner of DT Associates, the sole general partner of Novus Ventures, L.P. Dan Tompkins is a managing director of DT Associates II, the sole general partner of Novus Ventures II, L.P. Dan Tompkins is a managing director of DT Annex Associates, LLC, the sole general partner of Novus Ventures Annex Fund, L.P., and the sole managing director of Novus Ventures II-A, LLC. Dan Tompkins has shared voting, investment and dispositive power regarding the shares held by Novus Ventures, L.P., Novus Ventures II, L.P., Novus Annex Fund, L.P. and Novus Ventures II-A, LLC. The address for these entities is 20111 Stevens Creek Blvd., Suite 130, Cupertino, CA 95014.

(4)	Consists of (i) 750,000 shares of common stock held of record by Lyrical Opportunity Partners, L.P.; (ii) 318,704 shares of common stock issuable upon conversion of 4,325 shares of Series A preferred stock held of record by Lyrical Opportunity Partners, L.P.; (iii) 264,222 shares of common stock issuable upon conversion of 3,586 shares of Series A preferred stock held of record by Lyrical Multi-Manager Fund, L.P.; and (iv) 132,111 shares of common stock issuable upon conversion of 1,793 shares of Series A preferred stock held of record by Lyrical Multi-Manager Offshore Fund, L.P. Jeff Keswin is the Managing Member of Lyrical Corp II, LLC which is the General Partner of Lyrical Muti-Manager GP, L.P. which is the General of Lyrical Multi-Manager Fund, L.P. Lyrical Corp II, LLC also is the General Partner of Lyrical Opportunity Partners G.P., L.P. which is the General Partner of Lyrical Opportunity Partners L.P. Jeff is also the Managing Member of Lyrical Corp I, LLC which is the General Partner of Lyrical Partners, L.P. which is the Investment Manager of Lyrical Multi-Manager Offshore Fund, Ltd. AS the Managing Member of Lyrical Corp II, LLC, Mr. Keswin has voting and dispositive power over the shares held by Lyrical Opportunity Partners, LP, Lyrical Multi-Manager Fund, L.P. and Lyrical Multi-Manager Offshore Fund, L.P. The address for these entities is 405 Park Avenue – 6th floor, New York, N.Y. 10022.

(5)	Consists of (i) 300,000 shares of common stock held of record by David Chazen; (ii) 159,352 shares of common stock issuable upon conversion of 2,162 shares of Series A preferred stock; (iii) 150,000 shares of common stock issuable upon exercise of warrants held of record by Mr. Chazen; (iv) 150,000 shares of common stock held of record by Chazen Capital Partners, LLC; (v) 79,676 shares of common stock issuable upon conversion of 1,081 shares of Series A preferred stock held by Chazen Capital Partners, LLC. As the Managing Director of Chazen Capital Partners, LLC Mr. Chazen has voting and dispositive power over the shares held by Destar, LLC. The address for this entity is 767 Fifth Avenue, New York, NY 10153.

(6)	In addition to the shares held of record by Trinad Capital, includes 478,056 shares of common stock issuable upon conversion of 6,487 shares of Series A preferred stock. Mr. Ellin is a member of our board of directors.

(7)	In addition to the shares held of record by Trinad Capital, includes 239,028 shares of common stock issuable upon conversion of 3,244 shares of Series A preferred stock. Mr. Wolf is a member of our board of directors.

(8)	Consists of 50,000 shares of common stock issuable upon exercise of warrants. Mr. Regenstein is a member of our board of directors.

(9)	In addition to the shares held of record by Novus, includes 159,352 shares of common stock issuable upon conversion of 2,162 shares of Series A preferred stock. Mr. Tompkins is a member of our board of directors.

(10)	Includes 482,488 shares of common stock issuable upon conversion of 6,547 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of March 23, 2007. Mr. Zorn is our President and a member of our board of directors.

(11)	Includes 535,261 shares of common stock issuable upon conversion of 7,264 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of March 23, 2007. Mr. Rowley is our Chief Executive Officer and a member of our board of directors.

(12)	Includes 90,467 shares of common stock issuable upon conversion of 1,228 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of March 23, 2007.

(13)	Includes 105,544 shares of common stock issuable upon conversion of 1,432 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of March 23, 2007.

(14)	Includes 128,161 shares of common stock issuable upon conversion of 1,739 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of March 23, 2007.

(15)	Includes 84,893 shares of common stock issuable upon conversion of 1,739 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of March 23, 2007.

(16)	Includes (i) 50,000 shares of common stock issuable upon exercise of warrants; (ii) 549,519 shares of common stock issuable upon conversion of 7,457 shares of Series A preferred stock issuable upon exercise of warrants; and (iii) 1,426,814 shares of common stock issuable upon conversion of 19,362 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of March 23, 2007.

MANAGEMENT FOLLOWING MERGER
Executive Officers and Directors
          The following table provides information regarding our executive officers and directors as of date of the completion of the merger:

Executive Officers and Directors	Age	Position(s)
Thomas E. Rowley	58	Chief Executive Officer and Director
Douglas S. Zorn	57	President and Director
Sherri L. Bakos	46	Vice President, Sales
Richard J. Barry	63	Vice President, Marketing
Nancy A. Dirgo	46	Vice President, Engineering
Michael C. Sharman	58	Vice President, Operations
Robert S. Ellin	41	Director
Barry I. Regenstein	49	Director
Daniel D. Tompkins	65	Director
Jay A. Wolf	33	Director
          Thomas E. Rowley became our Chief Executive Officer and a member of our board of directors upon the completion of the merger on March 23, 2007. In June 2006, Mr. Rowley joined StarVox as Chief Executive Officer. Mr. Rowley joined the board of directors of StarVox in November 2005. Prior to joining StarVox, Mr. Rowley served as CEO of Nuelight Corporation, an OLED display controller company. Prior to joining Nuelight, Mr. Rowley served as CEO of Preventsys, a supplier of enterprise security policy management software from February 2004 to August 2005 and CEO of Counterpane Internet Security, a managed security services provider from August 1999 to August 2003. Previously, Mr. Rowley had been a CEO of Veridicom, a spin-off of Lucent Technology’s Bell Labs providing silicon fingerprint readers, and CEO of Centigram, a leader in the voice messaging market. Mr. Rowley serves on the boards of directors of Nuelight Corporation of Santa Clara, California and Threatmetrix of Chatswood, Australia. Mr. Rowley received his B.E.E.E in electrical engineering from Manhattan College.
          Douglas S. Zorn became our president and a member of our board of directors upon the completion of the merger on March 23, 2007. Mr. Zorn founded StarVox and has been its President and Chairman of the Board of Directors since July 2004. Mr. Zorn also served as the Chief Executive Officer of StarVox Communications from July 2004 until June 2006. Prior to founding the company, Mr. Zorn founded and was CEO, President and Chairman of the board of directors until February 2003 of Appiant Technologies, Inc. a unified communications software company. Mr. Zorn is a Certified Public Accountant, received his B.A. in business from Baldwin-Wallace College and holds an M.B.A. from Santa Clara University.
          Sherri L. Bakos has been Vice President, Sales of StarVox since February 2006. Prior to joining StarVox, Ms. Bakos served as acting VP Sales and Marketing for MiraLink, a disaster recovery company, from June 2005 to January 2006. From May 2002 to November 2004, Ms. Bakos served as regional VP of Sales for Focal Communications, a CLEC based in Chicago. From November 2000 to February 2002, Ms. Bakos served as VP, Sales for Sigma Networks, a broadband provider of metropolitan services. Prior to that, Ms. Bakos was a regional VP for Level 3 Communications.
          Richard J. Barry has been Vice President, Marketing of StarVox since May 2005. Mr. Barry was co-founder and VP of Marketing and Business Development at StarVox Inc., a software application developer of VoIP products. Prior to joining StarVox, Inc., Mr. Barry was Manager of Business Development at Siemens from 1994 to 1997. Mr. Barry holds a Bachelor’s Degree in Engineering and an M.B.A. in Marketing and Finance from the University of Illinois.

          Nancy A. Dirgo has been Vice President, Engineering of StarVox since January 2006. Prior to joining StarVox, Ms. Dirgo was a VP of Engineering/IT for Rackable Systems. Prior to that, Ms. Dirgo was the COO at Pacific Design Engineering. Prior to Pacific Design Engineering, Ms. Dirgo was Engineering Director for InPhonic from 2002 to 2003. Ms. Dirgo has a B.S. in Computer Science from Central Connecticut State University.
          Michael C. Sharman has been Vice President, Operations of StarVox since December 2005. Prior to joining StarVox, Mr. Sharman was Executive Director, Operations at Netifice Communications from November 2003 to November 2005. He held an executive management position at Concentric Networks and from December 1995 to November 2003, Mr. Sharman was Executive Director at XO Communications. From November 1981 to December 1995, Mr. Sharman was Director, Technical Support Services at AT&T/Pacific Bell. Mr. Sharman has a B.S. degree in Biochemistry and an M.B.A. from St. Mary’s College.
          Robert S. Ellin has been a member of our board of directors since March 18, 2005 and served as USWD’s Chief Executive Officer from March 18, 2005 until the completion of the merger on March 23, 2007. Mr. Ellin also served as USWD’s President from March 18, 2005 until February 2006. Mr. Ellin is a Managing Member of Trinad, which is a hedge fund dedicated to investing in micro-cap public companies. Mr. Ellin currently sits on the board of Command Security Corporation (CMMD), ProLink Holdings Corporation (PLKH), MPLC, Inc. and Mediavest, Inc (MVSI). Prior to joining Trinad, Mr. Ellin was the founder and President of Atlantis Equities, Inc., a personal investment company. Founded in 1990, Atlantis has actively managed an investment portfolio of small capitalization public company as well as select private company investments. Mr. Ellin frequently played an active role in Atlantis investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies Mr. Ellin spearheaded investments into ThQ, Inc. (OTC:THQI), Grand Toys (OTC: GRIN), Forward Industries, Inc. (OTC: FORD) and completed a leveraged buyout of S&S Industries, Inc. where he also served as President from 1996 to 1998. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and prior to that he was the Manager of Retail Operations at Lombard Securities. Mr. Ellin received a Bachelor of Arts from Pace University.
          Barry I. Regenstein has been a member of our board of directors since March 2005. Mr. Regenstein is the President and Chief Financial Officer of Command Security Corporation. Trinad is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad. Mr. Regenstein has over 28 years of experience with 23 years of such experience in the aviation services industry. Mr. Regenstein was formerly Senior Vice President and Chief Financial Officer of Globe Ground North America (previously Hudson General Corporation), and previously served as the Corporation’s Controller and as a Vice President. Prior to joining Hudson General Corporation in 1982, he had been with Coopers & Lybrand in Washington, D.C. since 1978. Mr. Regenstein currently sits of the boards of GTJ Co., Inc., ProLink Corporation (PLKH), MPLC, Inc. and Mediavest, Inc. (MVSI). Mr. Regenstein is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University.
          Daniel D. Tompkins became a member of our board of directors upon the completion of the merger on March 23, 2007. Mr. Tompkins has served as a member of the board of directors of StarVox since April 2005. Since June 1994, Mr. Tompkins has been the general partner of DT Associates, which is the managing general partner of Novus Ventures, a venture capital partnership licensed as an S.B.I.C. by the Small Business Administration. Since March 2000, Mr. Tompkins has been a managing director of DT Associates II, the general partner of Novus Ventures II, which is also an S.B.I.C. venture capital partnership. Mr. Tompkins was previously managing general partner of DSC Ventures, and Senior VP of Wells Fargo Investment Company. Mr. Tompkins received his B.A. and B.S.E.E. in Electrical Engineering from Rice University and his M.B.A. from Stanford University.
          Jay A. Wolf has been a member of our board of directors since March 18, 2005 and served as USWD’s Chief Operating Officer and Chief Financial Officer from March 18, 2005 until the completion of the merger on March 23, 2007. Mr. Wolf has been a member of the board of directors of StarVox since October 2005. Mr. Wolf has ten years of investment and operations experience in a broad range of industries. Mr. Wolf is a co-founder of Trinad Capital, L.P., where he served as a managing director since its inception in 2003. Prior to founding Trinad, Mr. Wolf served as the Executive VP of Corporate Development for Wolf Group Integrated Communications where he was responsible for the company’s acquisition program. Prior to Wolf Group Integrated Communications, Mr. Wolf worked at Canadian Corporate Funding, a Toronto-based merchant bank in the senior debt department, and subsequently for Trillium Growth, the Canadian Corporate Funding’s venture capital fund. Mr. Wolf is also a member of the board of directors of ProLink Holdings Corporation (PLKH), Optio Software, Shells Seafood Restaurants and Mediavest (MVSI). Mr. Wolf received his B.A. in from Dalhousie University.

          There are no family relationships among any of our directors or executive officers.
Board Composition
          Our board of directors currently consists of six members. Under our certificate of incorporation and bylaws, the number of directors is fixed from time to time by our board of directors. Our directors serve in office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Our officers are appointed by and serve at the discretion of our board of directors.
Director Compensation
          Our directors do not currently receive any cash compensation for their service as members of the board of directors. It is anticipated that current and newly elected non-employee directors will receive varying levels of compensation for their services as directors and on committees of the board. We anticipate determining director compensation in accordance with industry practice and standards.
          In the past, USWD has issued warrants to purchase common stock to its directors upon their joining the board of directors. The warrants granted to these directors contained standard “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights; provided, however, that the shares of common stock issued upon exercise of such warrants will be subject to restrictions on resale for a period of one year from the date of exercise. The warrants granted to these directors are as follows:

		Number of
		shares
	Date of	Underlying	Exercise	Expiration
Director	Grant	Warrant	Price	Date
David Chazen Former President and Director of USWD	1/18/2006	150,000	$1.00	1/18/2008
David Goddard Former Director of USWD	2/13/2006	50,000	$1.00	2/13/2008
Barry Regenstein Director of USWD	1/18/2006	50,000	$1.00	1/18/2008
Compensation Committee Interlocks and Insider Participation
          None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.
Executive Compensation
          The following table provides information regarding the compensation of StarVox’s Chief Executive Officer, USWD’s Chief Executive Officer and each of the four other most highly compensated executive officers during the year ended August 31, 2006. We refer to these executive officers as our named executive officers. In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by a named executive officer if the aggregate amount is less than $10,000.
SUMMARY COMPENSATION TABLE

		Annual
		Compensation
				Other	Securities
	Fiscal	Salary	Bonus	Annual	Underlying	All Other
Name and Principal Position	Year	($)	($)	Compensation	Options (#)	Compensation ($)
Thomas E. Rowley (1)	2006	147,000	—	—	—	60,000
CEO and Director	2005	—	—	—	—	36,000
	2004	—	—	—	—	—

Douglas S. Zorn	2006	175,667	—	9,684 (3)	—	—
President and Director	2005	60,000 (2)	—	—	—	—
	2004	—	—	—	—	—

Sherri L. Bakos	2006	159,470	—	—	—	—
Vice President, Sales	2005	—	—	—	—	—
	2004	—	—	—	—	—

Richard J. Barry	2006	150,000	—	—	—	—
Vice President, Marketing	2005	84,500	—	—	—	—
	2004	—	—	—	—	—

Michael Sharman	2006	148,864	—	—	—	—
Vice President, Operations	2005	12,500	—	—	—	—
	2004	—	—	—	—	—

Robert S. Ellin (4)	2006	—	—	—	—	—
CEO and Director	2005	—	—	—	—	—
	2004	—	—	—	—	—

(1)	Mr. Rowley became our Chief Executive Officer upon the completion of the merger on March 23, 2007. Mr. Rowley served as StarVox’s Chief Executive Officer since June 2006. All other compensation consisted of consulting services charged to StarVox for fiscal years ended August 31, 2006, and 2005.

(2)	This amount represents deferred compensation.

(3)	Other compensation was attributable to the use of company vehicle.

(4)	Mr. Ellin resigned as USWD’s Chief Executive Officer upon completion of the merger.
Option Grants in Last Fiscal Year
          Neither StarVox nor USWD granted any stock options to our named executive officers in fiscal 2004, 2005 or 2006.
Options Grants through February 2007
          The following table provides information regarding grants of stock options to each of the named executive officers in February 2007. The percentage of total options set forth below is based on options to purchase an aggregate of 5,451,515 shares of our common stock, assuming the conversion of preferred stock into common stock, granted to employees during such time. All options were granted at the fair market value of StarVox common stock, as determined by StarVox’s board of directors on the date of grant. These options were granted under the 2007 Stock Plan. The options vest over a four year period, at a rate of 25% upon the first anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter. See “Employee Benefit Plans — 2007 Stock Plan” for a further description of certain terms relating to these options.

	Number of	Percentage of
	Securities	Total Options	Exercise
	Underlying	Granted to	Price per
	Options Granted	Employee (%)	share ($)	Expiration Date
Thomas E. Rowley	1,835,180	33.7%	$0.03	2/18/2008
Douglas S. Zorn	1,654,246	30.3%	$0.03	2/18/2008
Sherri L. Bakos	361,866	6.6%	$0.03	2/18/2008
Richard J. Barry	361,866	6.6%	$0.03	2/18/2008
Nancy A. Dirgo	271,658	5.0%	$0.03	2/18/2008
Michael Sharman	361,866	6.6%	$0.03	2/18/2008
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
          None of our named executive officers held options in fiscal 2006 and therefore no options were exercised in fiscal 2006.
Employment Agreements and Change in Control Arrangements
          Thomas E. Rowley, our Chief Executive Officer, entered into an employment agreement with StarVox in February 2007. The agreement has no specific term and constitutes at-will employment. The agreement provides for an annual base salary of $252,000 and a quarterly performance bonus with a target amount of $12,000 per quarter. Subject to board approval, the agreement also provides Mr. Rowley with an option to purchase 1,835,180 shares (on a post-merger, post-conversion basis) of the Company’s common stock under the Company’s 2007 Stock Plan. In the event Mr. Rowley’s employment is terminated without Cause or if Mr. Rowley resigns for Good Reason, as all such terms are defined in the agreement, Mr. Rowley will receive a cash payment equal to six (6) months of his base salary paid over a six (6) month period or as a lump sum (at StarVox’s election), the immediate vesting of six (6) additional months for all his options, and the right to exercise his options for a period of six (6) months following the date of termination or resignation. Any severance payments or accelerated vesting under the agreement is subject to Mr. Rowley signing a separation agreement and release of claims. In the event Mr. Rowley’s employment is terminated, Mr. Rowley is subject to a two-year non-solicit covenant.
          Douglas S. Zorn, our President, entered into an employment agreement with StarVox in February 2007. The agreement has no specific term and constitutes at-will employment. The agreement provides for an annual base salary of $252,000. The agreement further provides for a quarterly performance bonus with a target amount of $12,000 per quarter. Subject to board approval, the agreement also provides Mr. Zorn with an option to purchase 1,654,246 shares (on a post-merger, post-conversion basis) of the Company’s common stock under the Company’s 2007 Stock Plan. In the event Mr. Zorn’s employment is terminated without Cause or if Mr. Zorn resigns for Good Reason, as all such terms are defined in the agreement, Mr. Zorn will receive a cash payment equal to six (6) months of his base salary paid over a six (6) month period or as a lump sum (at StarVox’s election), the immediate vesting of six (6) additional months for all his options, and the right to exercise his options for a period of six (6) months following the date of termination or resignation. Any severance payments or accelerated vesting under the agreement is subject to Mr. Zorn signing a separation agreement and release of claims. In the event Mr. Zorn’s employment is terminated, Mr. Zorn is subject to a two-year non-solicit covenant.

          Sherri Bakos, StarVox’s Vice President, Sales, executed an offer letter in January 2006. The agreement has no specific term and constitutes at-will employment. Ms. Bakos’s current annual base salary with Starvox is $200,000, and she is currently eligible to receive an annual commission incentive with a target amount equal to 75% of her base salary. Her offer letter also provides that if she is involuntarily terminated, she will be entitled to a severance payment equal to three (3) months of her base salary. In addition, her offer letter provides that if she is terminated as a result of a change of control within 12 months, she will be entitled to receive to a severance payment equal to twelve (12) months of her base salary.
          Please see the description of our 2007 Stock Plan under “Employee Benefit Plans—2007 Stock Plan” for a description of the acceleration of vesting on options granted under our 2007 Stock Plan upon or in connection with a change of control.
Employee Benefit Plans
2007 Stock Plan
          Our 2007 Stock Plan was adopted by StarVox’s board of directors in January 22, 2007 and approved by StarVox’s stockholders in February 2007. Our 2007 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants. The 2007 Stock Plan also allows for awards of restricted stock to our employees, directors and consultants and any parent and subsidiary corporations’ employees, directors and consultants.
          We have reserved a total of 90,495 shares (on a post-merger basis) of our Series A preferred stock which are convertible into 6,668,679 shares (on a post-merger basis) of our common stock for issuance pursuant to the 2007 Stock Plan. As of February 28, 2007, options to purchase 5,709,991 shares (on a post-merger, post conversion basis) of our common stock issued pursuant to our 2007 Stock Plan were outstanding and 958,688 shares (on a post-merger, post conversion basis) were available for future grant under this plan.
          Our board of directors, or a committee appointed by our board, administers our 2007 Stock Plan. Under our 2007 Stock Plan, the administrator has the power to determine the terms of the awards, including the service providers who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of awards, and the form of consideration payable upon exercise.
          With respect to all stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term of incentive stock options must not exceed five years and the exercise price of all options must equal at least 110% of the fair market value on the grant date.
          After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time as specified in the stock option agreement subject to the following limitations:
•	If the participant is terminated for any reason other than death or disability, then the participant may exercise options vested as of the termination date within 30 days of the termination date (or such longer period specified in the stock option agreement, but in no event later than the expiration date of the options; provided, however, that the option agreement may provide that if the exercise of the option following termination for other than death or disability would be prohibited because the issuance of shares would violate the registration requirements under the Securities Act of 1933, as amended, the participant may exercise options vested as of the termination date within thirty days after the date the exercise of the option would not be in violation of such registration requirements (but in no event later than the expiration date of the options);

•	If the participant is terminated because of disability, then the participant may exercise options vested as of the termination date within 12 months of the termination date (or such longer or shorter period specified in the stock option agreement not to be less than six months), but in no event later than the expiration date of the options; and

•	If the participant is terminated because of death, then the participant’s estate may exercise options vested as of the termination date within 12 months of the termination date (or such longer or shorter period specified in the stock option agreement not to be less than six months), but in no event later than the expiration date of the options.
          If the employee, director or consultant does not exercise the option within the post-termination exercise period or the term of the option, the option will terminate.
          Restricted stock may be granted under our 2007 Stock Plan pursuant to awards of stock purchase rights. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the exercise price of restricted stock, provided that the exercise price will equal 85% of the fair market value of our common stock on the date of grant. With respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the exercise price must equal the fair market value of our common stock on the grant date. The administrator will determine the number of shares of restricted stock granted to any participant and may impose whatever conditions to vesting it determines to be appropriate. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
          Unless the administrator provides otherwise, our 2007 Stock Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an award may exercise an award during his or her lifetime. An option, however, may be transferred pursuant to a domestic relations order and a participant may designate a beneficiary who will be entitled to exercise the option in the event of death.
          Our 2007 Stock Plan provides that in the event of our change in control, as defined in the 2007 Stock Plan, the successor corporation or its parent or subsidiary may assume, substitute, or replace an equivalent award for each outstanding award. If there is no assumption, substitution, or replacement of outstanding awards, the awards held by current participants will be fully accelerated and exercisable, and if not exercised prior to the consummation of the transaction, shall terminate. Awards held by former participants will not accelerate prior to the change in control and will terminate if not exercised prior to the consummation of the transaction, provided that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the change in control.
          Our 2007 Stock Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend or terminate the 2007 Stock Plan provided such action does not impair the rights of any participant without such participant’s written consent.
Retirement Plan
          We maintain a retirement plan, the CTI Retirement Investment Plan, which is intended to be a tax-qualified retirement plan. The CTI Retirement Investment Plan covers the prior CTI employees only. Currently, these employees may elect to defer up to the maximum amount which will not cause the plan to violate the actual deferral percentage test or the statutorily prescribed limit, if less, to the CTI Retirement Investment Plan. The CTI Retirement Investment Plan has a discretionary matching component, whereby we can match a percentage of employee contributions in an amount to be determined annually by the board of directors. An employee’s interests in his or her deferrals are 100% vested when contributed. The CTI Retirement Investment Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Limitation of Liability and Indemnification Matters
          Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•	a breach of a director’s duty of loyalty to us or our stockholders;

•	an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law; or

•	a transaction from which the director derived an improper personal benefit.
          We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers and certain other employees determined by the board of directors. These agreements provide for indemnification for certain amounts incurred by any of these individuals in any action or proceeding, including attorneys’ fees, judgments, fines, and settlement amounts and related expenses. We believe that these certificate of incorporation provisions along with the indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors and officers’ liability insurance.
          The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
          Since June 28, 2004, the date of StarVox’s incorporation, neither USWD nor StarVox has been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer or holder of more than 5% of our common stock or preferred stock, or entities affiliated with any of them, had or will have a material interest, other than as described above in “Management” and in the transactions described below.
Transactions with Trinad Capital
          Trinad and its affiliates collectively own approximately 31.7% of our issued and outstanding common stock, assuming the conversion of all of our outstanding Series A preferred stock into common stock. Robert Ellin is a director and was formerly USWD’s Chief Executive Officer, and Jay Wolf is a director and was formerly USWD’s Chief Operating Officer and Chief Financial Officer. Robert Ellin and Jay Wolf are directors of Trinad Capital Master Fund Ltd. and the managing member and managing director, respectively, of Trinad Advisors GP, LLC, the general partner of Trinad Capital Master Fund Ltd. Barry Regenstein, one of our directors, is an outside consultant to Trinad.
     USWD Reorganization
          On March 26, 2004, USWD filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, or the Court, in re U.S. Wireless Data, Inc., Case Number 04-12075. USWD was operating as a debtor-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court until the reorganization described below. On December 27, 2004, the Court confirmed USWD’s Amended Plan of Reorganization, or Reorganization Plan. Additional details concerning the Reorganization Plan are in the Amended Disclosure Statement filed with the Court in November 2004 in support of the Reorganization Plan, the Reorganization Plan and Order Confirming Amended Plan of Reorganization, each of which is filed as an exhibit to Form 8-K filed with the Securities and Exchange Commission on January 18, 2005. On March 18, 2005, in accordance with the Reorganization Plan, Trinad, USWD’s Reorganization Plan sponsor, became the holder of 93% of our newly issued common stock. Additionally, on March 18, 2005, Robert Ellin became a director and USWD’s Chief Executive Officer, Jay Wolf became a director and USWD’s Chief Operating Officer and Chief Financial Officer and Barry Regenstein became a director. Robert Ellin is the managing member of, and Jay Wolf is the managing director of, Trinad. Barry Regenstein is an outside consultant to Trinad.
     Loan Agreement with Trinad Capital
          On September 23, 2005, USWD executed a loan agreement with Trinad, pursuant to which Trinad agreed to loan USWD up to a principal amount of $100,000 at any time, and from time to time, prior to USWD’s consummation of the Next Financing. A Next Financing is defined as the consummation of a sale of securities (other than a sale of shares of our common stock to officers, directors, employees or consultants in connection with their provision of services) to a third party or parties with proceeds to USWD of not less than $200,000. Amounts borrowed under this loan bear interest at the prime rate plus one percent per annum, and the entire outstanding principal amount there under and any accrued interest thereon shall be due and payable upon, and not prior to, the consummation of a Next Financing. As of February 28, 2007, no amounts were outstanding under this loan.
     Trinad Management Agreement
          On March 23, 2007 as a result of the transactions described in this Current Report on Form 8-K, the management agreement, effective as of March 10, 2006, between Trinad Management, LLC, an affiliate of Trinad, and USWD has terminated. Under the terms of the management agreement, Trinad Management provided certain management services for USWD, including without limitation, the sourcing, structuring and negotiation of a potential business combination involving USWD. USWD paid Trinad Management a monthly management fee of $30,000. The term of the agreement was for five years. USWD terminated the management agreement prior to the end of the agreement’s term by paying a termination fee to Trinad Management equal to $1,000,000.
     Warrants Issued to Trinad Capital
          See the related party equity schedule for warrants held by Trinad Capital. Warrants held by Trinad for StarVox shares will be converted to Series A preferred stock that will be convertible into the combined company’s shares of common stock after completion of the merger.
StarVox Sale of Series A Preferred Stock
          From April 2005 through July 2005, StarVox sold an aggregate of $4.5 million in convertible promissory notes. In October 2005, the principal amounts and accrued interest under the notes were converted into 11,765,688 shares of StarVox’s Series A preferred stock at a conversion price of $0.40 per share. In October 2005, in addition to the issuance of StarVox Series A preferred stock pursuant to the conversion of the StarVox notes, StarVox issued an aggregate of 7,070,000 shares of StarVox Series A preferred stock to certain investors at a purchase price of $0.50 per share. The notes and shares of StarVox Series A were sold to certain accredited investors pursuant to Rule 506 of Regulation D of the Securities Act. In connection with the merger, such shares of StarVox’s Series A preferred stock were exchanged for shares of our Series A preferred stock that are convertible into 1,947,430 shares of our common stock.
          For each dollar that had been invested in the StarVox notes, the investor received a warrant to purchase one share of StarVox common stock at an exercise price of $0.0525 per share. StarVox issued warrants to purchase a total of 4.5 million shares of StarVox common stock pursuant to Rule 506 of Regulation D of the Securities Act of 1933. In connection with the merger, USWD assumed these warrants, which became exercisable for shares of our Series A preferred stock that are convertible into an aggregate of 465,259 shares of our common stock with an adjusted exercise price of $0.50778.
          The following table sets forth the shares of and warrants for our Series A preferred stock that were issued in exchange for StarVox Series A preferred stock that had been acquired by our directors, executive officers and holders of more than five percent of our common stock or Series A preferred stock:

	Shares		Warrants
		As	Warrants to	As
	USWD	Converted	Purchase	Converted
	Series A	to USWD	USWD Series	to USWD
	Preferred	Common	A Preferred	Common
	Stock	Stock	Stock	Stock
Trinad Capital Master Fund, Ltd. (1)	5,283	389,283	1,684	124,068
Novus Ventures, L. P. (2)	9,543	703,198	2,266	166,975

(1)	Robert Ellin and Jay Wolf serve as members of our board of directors and are affiliated with Trinad.

(2)	Daniel Tompkins serves as a member of our board of directors and is affiliated with Novus Ventures.
StarVox Sale of Series A-1 Preferred Stock
          In October 2005, StarVox acquired certain assets of StarVox, Inc. for issuance of 400,000 shares of StarVox Series A-1 preferred stock, which have been exchanged for shares of our Series A preferred stock that are convertible into 41,353 shares of our common stock, in connection with USWD’s merger with StarVox. The following table sets forth the shares of our preferred stock that were issued in exchange for StarVox Series A-1 preferred stock and the number of shares assuming conversion to our common stock acquired by our directors, executive officers and holders of more than five percent of our common stock or Series A preferred stock as a result of the asset acquisition:

		As
		Converted to
	USWD	USWD
	Series A	Common
	Preferred Stock	Stock
Novus Ventures, L.P. (1)	169	12,446
Richard J. Barry	36	2,688

(1)	Daniel Tompkins serves as a member of our board of directors and is affiliated with Novus Ventures.
(2)	Richard J. Barry is StarVox’s Vice President, Marketing.
Technology Assignment from Douglas Zorn
          In June 2004, Douglas Zorn, our President and a director, assigned his rights to a software license agreement relating to unified communications software to StarVox in exchange for 1,500,000 shares of StarVox Series A-1 preferred stock and a $250,000 promissory note at 4% interest. Such shares of StarVox Series A-1 preferred stock has been exchanged for shares of our Series A preferred stock that are convertible into 155,086 shares of our common stock. In November 2006, the interest rate on the note was renegotiated to 12% and StarVox made a cash payment of approximately $125,000. The remaining amount due under the note, $197,534 was contributed to StarVox’s convertible note financing in November 2006. For more information, see “StarVox Convertible Notes and Warrants.”
StarVox Convertible Notes and Warrants
          From February 2006 through April 2006, StarVox sold an aggregate of $1,220,000 in convertible promissory notes to the following accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933: Novus Ventures II, L.P., Trinad Capital Master Fund, Ltd. and Douglas S. Zorn. The notes provided for interest rates of 8% to 15% per annum and were payable upon demand. Immediately prior to the merger, the notes and accrued interest converted into shares of StarVox Series A preferred stock at a conversion price of $0.50 per share, and then were exchanged for shares of our Series A preferred stock that are convertible into 273,624 shares of our common stock. The following table sets forth the principal and accrued interest amounts of the notes, number of shares of our preferred stock issued in exchange for the notes, and the number of shares assuming conversion to our common stock acquired by our directors, executive officers and holders of more than five percent of our common stock or preferred stock:

	Principle	Shares of
	Amount and	USWD	As Converted
	Accrued	Series A	to USWD
	Interest on	Preferred	Common
	Notes	Stock	Stock
Novus Ventures II, L.P. (1)	$854,203	2,397	176,633
Trinad Capital Master Fund, Ltd. (2)	414,303	1,163	85,670
Douglas S. Zorn (3)	54,750	154	11,321

Total	$1,323,256	3,713	273,624

(1)	Daniel Tompkins serves as a member of our board of directors and is affiliated with Novus Ventures, L.P.

(2)	Robert Ellin and Jay Wolf serve as members of our board of directors and are affiliated with Trinad.

(3)	Doug Zorn serves as an officer and a member of our board of directors.
          In May and June 2006, StarVox sold an aggregate of $3.1 million in secured convertible promissory notes to various accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933. The notes provide for interest rates of 5% to 15% per annum and were payable upon demand. Immediately prior to the merger the notes and accrued interest converted into shares of

StarVox Series A preferred stock at the price of $0.50 per share, and then were exchanged for shares of our Series A preferred stock that are convertible into 695,728 shares of our common stock. The following table sets forth the principal and accrued interest amounts of the notes, the number of shares of our preferred stock issued in exchange for the notes, and the number of shares assuming conversion to our common stock acquired by our named executive officers and holders of more than five percent of our common stock or preferred stock:

	Principle	Shares of
	Amount and	USWD	As Converted
	Accrued	Series A	to USWD
	Interest on	Preferred	Common
	Notes	Stock	Stock

Trinad Capital Master Fund, Ltd. (1)	$545,208	1,530	112,739
David Smith (2)	2,168,611	6,085	448,427
Novus ventures, L.P. (3)	326,042	915	67,419

Total	$3,039,861	8,530	628,585

(1)	Robert Ellin and Jay Wolf serve as members of our board of directors and are affiliated with Trinad.

(2)	David Smith is affiliated with Destar LLC.

(3)	Daniel Tompkins serves as a member of our board of directors and is affiliated with Novus Ventures, L.P.
          In May and June 2006, StarVox raised $14 million in funds to be used in connection with the purchase of CTI through the sale of senior secured convertible notes, or the CTI Notes, issued pursuant to Rule 506 of Regulation D of the Securities Act of 1933. The CTI Notes currently provide for an interest rate of 15% and are due September 15, 2007. In connection with the merger we assumed the CTI Notes. At the option of the holder, the note can convert in whole or in part, upon the closing of an equity financing with gross proceeds of at least $12.0 million dollars (excluding the conversion of the principal and accrued but unpaid interest then due on any outstanding convertible promissory notes). For each dollar invested in the CTI Notes, the investor received approximately five warrants to purchase five shares of StarVox common stock at an exercise price of $0.01 per share. StarVox issued warrants to purchase a total of 71,555,995 shares of StarVox common stock. In connection with the merger, the warrants were assumed by us and became exercisable for shares of our preferred stock that are convertible into 7,398,202 shares of our common stock with an adjusted exercise price of $0.09672. Destar LLC invested $10 million in the CTI Notes and acquired a warrant to purchase 51,111,437 shares of StarVox common stock which became exercisable for shares of our Series A preferred stock that are convertible into 5,284,432 shares of our common stock. The primary stockholder of Destar is David E. Smith, one of our affiliates.
          From November 2006 through February 2007, StarVox issued $5,686,848 of convertible notes and warrants to purchase 175,298,642 shares of StarVox common stock to certain accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933. The notes provided for an interest rate of 5%. There is also a $197,534 related party note payable and accrued interest to Doug Zorn that was converted in this bridge financing. Mr. Zorn was issued warrants to purchase 6,089,047 shares of StarVox common stock in relation to this note. Before the merger, the total principal of all notes, other than CTI notes, was used to exercise all of the warrants to purchase a total of 181,387,689 shares of StarVox common stock at a price of approximately $.0324 per share. The accrued interest on the notes payable will be repaid. These StarVox common shares were then exchanged for shares of USWD’s Series A preferred stock that are convertible into 18,753,746 shares of our common stock. The following table sets forth the principal amounts of the notes, the number of shares of our preferred stock issued in exchange for the notes, and the number of shares assuming conversion to our common stock acquired by our named executive officers and holders of more than five percent of our common stock or preferred stock:

		Shares of
		USWD	As Coverted
	Principal	Series A	to USWD
	Amount of	Preferred	Common
	Notes	Stock	Stock

Trinad Capital Master Fund Ltd. (1)	$2,000,000	86,498	6,374,075
David S. Smith	1,000,000	43,249	3,187,038
David Chazen (4)	50,000	2,162	159,352
Chazen Capital Partners, LLC (4)	25,000	1,081	79,676
Novus Ventures, II (2)	450,000	19,462	1,434,167
Dan Tompkins (2)	50,000	2,162	159,352
Lyrical Opportunity Partners, L.P.	100,000	4,325	318,704
Rob Ellin (1)	150,000	6,487	478,056
Jay Wolf (1)	75,000	3,244	239,028
Doug Zorn (3)	197,534	8,543	629,548
Richard J. Barry (5)	3,500	151	11,155

Total	$4,101,034	177,213	13,058,995

(1)	Robert Ellin and Jay Wolf serve as members of our board of directors and are affiliated with Trinad.

(2)	Daniel Tompkins serves as a member of our board of directors and is affiliated with Novus Ventures, L.P.

(3)	Doug Zorn serves as an executive officer and a member of our board of directors.

(4)	David Chazen serves as a member of our board of directors.

(5)	Richard J. Barry serves as an executive officer.
StarVox Notes Issued to USWD
          In connection with the signing of the merger agreement, on June 14, 2006, USWD provided a senior secured loan in the amount of $3,200,000 to StarVox. The loan had an initial maturity of September 30, 2006. The loan provided for an interest rate of 10% to 15% per annum and was secured by the assets of StarVox. On April 20, 2006, USWD provided a bridge loan of $300,000 to StarVox. The loan had a term of 120 days. The loan provided for an interest rate of 10% to 15% per annum and was secured by the assets of StarVox. A total of $500,000 was paid to USWD and the remaining $3,000,000 of principal plus accrued interest was cancelled upon the completion of the merger.
Consulting Agreement with Thomas Rowley
          Prior to Thomas Rowley’s employment start date with StarVox in June 2006, Mr. Rowley provided management consulting services to StarVox under a consulting agreement, for which he was paid $12,000 per month from October 2005 through May 2006.
Registration Rights
          Certain holders of our common stock and Series A preferred stock, convertible into common stock are entitled to certain registration rights. See “Description of Capital Stock—Registration Rights.”
Employment Agreements
          See a discussion of employment agreements with certain of our executive officers in “Management—Employment Agreements and Change in Control Arrangements.”

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Price Range of our Common Stock
          Since August 16, 2005, USWD’s common stock, par value $0.01 per share, has traded on the OTC Bulletin Board under the symbol “USWI.OB” and has traded sporadically. Previously, our common stock was on the OTC Bulletin Board under the symbol, “USWE” and traded on the Pink Sheets under the symbol “USWE”.
          As of March 22, 2007, the closing price for our common stock on the OTC Bulletin Board was $3.451. The following table sets forth the high and low sales prices for each quarter for our common stock as reported on the OTC Bulletin Board for the first two fiscal quarters of 2007 and each quarter in the fiscal years ended August 31, 2006, and 2005:

	High	Low
Fiscal 2007

Second quarter	$4.1000	$2.9000
First quarter	4.1500	3.5000

Fiscal 2006

Fourth quarter	$4.0000	$3.2500
Third quarter	3.5000	1.5500
Second quarter	2.0000	0.9500
First quarter	0.5100	0.0100

Fiscal 2005

Fourth quarter	$0.0050	$0.0020
Third quarter	0.0030	0.0009
Second quarter	0.0032	0.0005
First quarter	0.0020	0.0004
          As of March 23, 2007, the date of completion of the merger, there were 384 holders of record of our common stock.
Dividends
          We have not paid any dividends with respect to our common stock and do not expect to pay dividends on our common stock in the foreseeable future. Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, upon our financial condition, capital requirements, earnings and liquidity.

RECENT SALES OF UNREGISTERED SECURITIES
          Since June 29, 2004, with respect to Starvox, the date of its incorporation and March 18, 2005 with respect to USWD, the date of its reorganization under the bankruptcy code, the entities have consummated the following equity transactions, each exempt from the registration requirements under Section 4(2) and Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated there under:
USWD’s Sales of Unregistered Securities
          March 23, 2007 Acquisition of StarVox. On March 23, 2007, in connection with the merger, we issued approximately 301,594 shares of Series A preferred stock to the former holders of capital stock of StarVox, which are convertible into approximately 22,224,705 shares of our common stock. The merger was consummated pursuant to exemptions from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) and Regulation D of the Securities Act of 1933.
          March 31, 2006 Private Placement. On March 31, 2006, USWD completed the second and final tranche of a private placement offering of units consisting of (i) one share of its common stock and (ii) one warrant to purchase, for a period of two years and at an exercise price of $2.00 per share, one share of its common stock to certain accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933. In the second tranche USWD sold 2,750,000 units at a purchase price of $1.00 per unit for aggregate gross proceeds of $2,750,000.
          March 10, 2006 Private Placement. On March 10, 2006, USWD completed the first tranche of a private placement offering of units consisting of (i) one share of its common stock and (ii) one warrant to purchase, for a period of two years and at an exercise price of $2.00 per share, one share of its common stock to certain accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933. Pursuant to the terms of the private placement, USWD sold 800,000 units at a purchase price of $1.00 per unit for aggregate gross proceeds of $800,000.
          January 2006 and February 2006 Warrant Grants. USWD granted warrants to purchase an aggregate of 250,000 shares of common stock to three of its directors upon their joining the board of directors in January 2006 and February 2006. The warrants have an exercise price of $1.00 per share.
          January 18, 2006 Private Placement. On January 18, 2006, USWD completed the second and final tranche of a private placement offering of units consisting of (i) one share of its common stock and (ii) one warrant to purchase, for a period of two years and at an exercise price of $2.00 per share, one share of its common stock to certain accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933. Pursuant to the terms of the private placement, USWD sold 950,000 units at a purchase price of $1.00 per unit for aggregate gross proceeds of $950,000.
          December 30, 2005 Private Placement. On December 30, 2005, USWD completed the first tranche of a private placement offering of units. In the offering USWD sold one million units consisting of (i) one share of common stock and (ii) one warrant to purchase one share of its common stock, at a purchase price of $1.00 per unit in a private placement for gross proceeds of $1,000,000. The warrants have an exercise price of $2.00 per share and expire in December 2007. The units were sold to certain accredited investors pursuant to Rule 506 of Regulation D of the Securities Act.
          March 18, 2005 Reorganization. On March 18, 2005, in accordance with the reorganization of USWD, Trinad contributed $400,000 in cash to the predecessor company and $100,000 in cash to the successor company in exchange for 93% of the new common stock issued under USWD’s Reorganization Plan, with the remaining 7% of the new common stock issued to the holders of record of USWD’s Series C preferred stock and common stock as of February 7, 2005, with 3.5% going to each class. Simultaneously, all of USWD’s originally outstanding Series C preferred stock and common stock were cancelled. The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code.

StarVox’s Sales of Unregistered Securities
          October 5, 2005 Founders Shares. On October 5, 2005, StarVox issued a total of 3,728,000 shares of StarVox common stock (which were exchanged for 5,230 shares of USWD Series A preferred stock in the merger, convertible into 385,439 shares of USWD common stock) to certain employees of the Company in connection with services rendered.
          October 5, 2005 Consultants. On October 5, 2005, StarVox issued a total of 400,000 shares of StarVox common stock (which were exchanged for 561 shares of USWD Series A preferred stock in the merger, convertible into 41,356 shares of USWD common stock) to certain consultants in connection with services rendered to StarVox.
          March 2, 2006 Asset Purchase. On March 2, 2006, StarVox issued 100,000 shares of StarVox common stock (which were exchanged for 140 shares of USWD Series A preferred stock in the merger, convertible into 10,339 shares of USWD common stock) to ZFone VoIP Corporation pursuant to the Asset Purchase Agreement by and among ZFone, Darrell Lopez and StarVox dated January 19, 2006.
          March 2, 2006 Consulting Agreement. On January 22, 2007, StarVox issued 75,000 shares of StarVox common stock (which were exchanged for 105 shares of USWD Series A preferred stock in the merger, convertible into 7,754 shares of USWD common stock) to a consultant in connection with services rendered to StarVox.
          September 6, 2006 Settlement Agreement. On January 22, 2007, StarVox issued 25,000 shares of StarVox common stock (which were exchanged for 35 shares of USWD Series A preferred stock in the merger, convertible into 2,585 shares of USWD common stock) to a former employee of StarVox in connection with a settlement agreement.
          For information regarding unregistered sales of StarVox preferred stock, please see “Certain Relationships and Related Party Transactions.”
          In connection with these stock issuances, StarVox did not pay any underwriting discounts or commissions. None of the sales of securities described or referred to above was registered under the Securities Act. Each of the purchasers fell into one or more of the following categories: one of StarVox’s existing shareholders, one of StarVox’s creditors, one of StarVox’s current or former officers or directors, one of StarVox’s service providers, or an accredited investor. In making the sales without registration under the Securities Act, StarVox relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act, and Regulation D promulgated under Section 4(2).

DESCRIPTION OF CAPITAL STOCK
General
          The following is a summary of the rights of our common stock and preferred stock, $0.01 par value, and related provisions of our certificate of incorporation and bylaws as of the completion of the merger. At March 23, 2007, the date of the completion of the merger, our authorized capital stock consisted of 20,000,000 shares, of which 19,000,000 shares are designated as common stock, $0.01 par value, and 1,000,000 shares are designated as preferred stock, $0.01 par value. On such date, we had 11,459,730 shares of our common stock outstanding and approximately 301,594 shares of our Series A preferred stock outstanding. Our outstanding shares of Series A preferred stock were issued in connection with the merger and will be automatically converted into approximately 22,224,705 shares of our common stock upon the filing of an amendment to our certificate of incorporation to increase the authorized number of shares of common stock sufficient to permit the conversion of our Series A preferred stock into common stock. Upon the automatic conversion of our Series A preferred stock into common stock, we will have 33,684,435 shares of common stock outstanding. In addition, as of March 23, 2007, 5,751,347 shares of our common stock were subject to outstanding options, and 10,024,311 shares of our common stock were subject to outstanding warrants.
Common Stock
          The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Holders of common stock will be entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and distribution of the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
          Pursuant to our certificate of incorporation, our board of directors is authorized, without any action by our stockholders, to designate and issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, or sinking fund terms, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.
Series A Preferred Stock
          On February 2, 2007, our board of directors approved and adopted a designation of 600,000 shares of preferred stock as Series A preferred stock. Upon the completion of the StarVox merger, approximately 301,594 shares of our Series A preferred stock were issued to holders of StarVox capital stock. Each outstanding share of our Series A preferred stock will be automatically converted into approximately 73.6908 shares of common stock upon the effectiveness of the filing of an amendment to our certificate of incorporation authorizing a sufficient number of shares of common stock to permit the conversion of our Series A preferred stock into our common stock. We anticipate filing such an amendment after receiving stockholder approval of such action in the future.
          Holders of Series A preferred stock are entitled to vote together with holders of our common stock as a single class on all matters submitted for a vote of our stockholders. When voting together with holders of our common stock, each share of Series A preferred stock shall entitle the holder of such share to cast one vote for each vote that such holder would be entitled to cast had such holder converted its

Series A preferred stock into common stock. If our board of directors declares a dividend payable upon shares of common stock, each holder of Series A preferred stock shall be entitled to receive the amount of dividends on the Series A preferred stock as would be declared payable on the number of shares of common stock into which such shares of Series A preferred stock could be converted into. In the event of our liquidation, dissolution, or winding up, our remaining assets shall be distributed on a pro rata basis to the holders of our common stock and Series A preferred Stock as if such shares of Series A preferred stock had been converted into common stock. Holders of our Series A preferred stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Warrants
          At March 23, 2007, the date of the completion of the merger, there were warrants outstanding to purchase 10,024,311 shares of USWD common stock, at exercise prices ranging from $0.0967 to $1.00 per share. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of stock dividends, stock splits, reorganizations, and reclassifications, consolidations and the like.
          The following warrants are currently outstanding:
•	In April through July 2005 StarVox issued warrants to purchase a total of 4,500,000 shares of StarVox common stock in connection with the sale of the 2005 Convertible Notes. For each one dollar worth of convertible note purchased the investor received a warrant to purchase, for a period of three years and at an exercise price of $0.0525 per share, one share of StarVox common stock. In connection with the merger, the warrants were assumed by USWD and became exercisable for shares of our preferred stock that are convertible into 465,257 shares of our common stock at an adjusted exercise price of $0.50778 per share.

•	On August 5, 2005 StarVox issued a warrant to purchase, for a period of three years and at an exercise price of $0.0525 per share, a total of 150,000 shares of StarVox Series A preferred stock in connection with a financing agreement it entered into with Sand Hill Finance, LLC. In connection with the merger, the warrants were assumed by us and became exercisable for shares of our preferred stock that are convertible into 15,509 shares of our common stock at an adjusted exercise price of $0.50778 per share.

•	USWD completed a private placement offering on December 30, 2005 and January 16, 2006, in tranches of 950,000 and 1,000,000 units, respectively, at a purchase price of $1.00 per unit, each unit consisting of (i) one share of its common stock and (ii) one warrant to purchase, for a period of two years and at an exercise price of $2.00 per share, one full share of common stock to certain accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. The shares of common stock underlying the warrant included in each unit are entitled to “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as set forth more fully in the subscription agreement governing the sale and purchase of the units.

•	On January 18, 2006, Mr. Barry Regenstein, a member of USWD’s board of directors, was granted, for his services as a member of the board of directors, a warrant to purchase 50,000 shares of the USWD’s common stock, having an exercise price of $1.00 and an expiration date of January 18, 2008. The warrant granted to Mr. Regenstein contains standard “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as set forth more fully in the warrant; provided, however, that the shares of common stock issued upon exercise will be subject to restrictions on resale for a period of one year from the date of exercise.

•	On January 18, 2006, upon the appointment of Mr. David Chazen as President and a member of the board of directors, USWD granted Mr. Chazen a warrant to purchase 150,000 shares of the USWD’s common stock, having an exercise price of $1.00 and an expiration date of January 18, 2008. The warrant granted to Mr. Chazen contains standard “piggyback”

registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as set forth more fully in the warrant; provided, however, that the shares of common stock issued upon exercise will be subject to restrictions on resale for a period of one year from the date of exercise.

•	In connection with the merger, USWD is assuming warrants issued by StarVox on January 30, 2006 to Neil Danics and DSAM Fund, LP, which became exercisable for shares of our preferred stock that are convertible into 25,848 shares of our common stock at an adjusted exercise price of $0.50778 per share. Such StarVox warrants were originally issued to purchase a total of 250,000 shares of StarVox common stock at an exercise price of $.0525 per share. Each warrant was exercisable for a period of three years.

•	On February 13, 2006, upon the appointment of Mr. David Goddard as a member of the board of directors, Mr. Goddard was granted a warrant to purchase 50,000 shares of the USWD’s common stock, having an exercise price of $1.00 and an expiration date of February 13, 2008.

•	USWD completed a private placement offering on March 10, 2006 and March 31, 2006, in tranches of 800,000 and 2,750,000 units, respectively, at a purchase price of $1.00 per unit, each unit consisting of (i) one share of its common stock and (ii) one warrant to purchase, for a period of two years and at an exercise price of $2.00 per share, one full share of common stock to certain accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. The shares of common stock underlying the warrant included in each unit are entitled to “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as set forth more fully in the subscription agreement governing the sale and purchase of the units.

•	In May and June 2006 StarVox issued warrants to purchase a total of 6,772,490 shares of StarVox common stock in connection with its sale of $14,000,000 worth of secured convertible notes. Warrants to purchase an additional 64,783,505 shares of StarVox common stock were issued subsequently to these note holders. For each one dollar worth of convertible note purchased the investor received approximately five warrants to purchase five shares of common stock, for a period of three years and at an exercise price of $0.01 per share. In connection with the merger, the warrants were assumed by USWD and became exercisable for shares of USWD preferred stock that are convertible into 7,398,202 shares of our common stock at an adjusted exercise price of $0.09672 per share. In connection with the merger, USWD is assuming a warrant issued by StarVox in August 2006, which became exercisable for shares of our preferred stock that are convertible into 31,017 shares of our common stock at an adjusted exercise price of $0.48360 per share. Such StarVox warrant was originally issued to purchase 300,000 shares of StarVox Series A preferred stock at an exercise price of $0.05 per share and an expiration date of August 24, 2016 to Silicon Valley Bank in connection with the Loan and Security Agreement between StarVox and Silicon Valley Bank dated August 24, 2006.

•	In connection with the merger, USWD is assuming a warrant issued in January 2007 by StarVox to Trinad in connection with advisory services, which became exercisable for shares of our preferred stock that are convertible into 258,476 shares of our common stock at an adjusted exercise price of $0.5078 per share. Such StarVox warrant was originally issued to purchase 2,500,000 shares of StarVox common stock at an exercise price of $0.0525 per share and had an expiration date of January 2017.

•	In January and February 2007 investors net exercised 3,920,000 of the warrants to purchase shares of USWD common stock that had been issued in connection with USWD’s private placements. Pursuant to exercising, investors received a total of 1,960,000 shares of USWD common stock. Of the warrants issued in connection with USWD’s private placements, warrants to purchase 1,580,000 shares of our common stock remain outstanding.

Registration Rights
          Certain holders of shares of our common stock, including shares of common stock issuable upon the automatic conversion of our preferred stock, are entitled to the following rights with respect to registration of the resale of such shares under the Securities Act pursuant to the registration rights agreement by and among us and certain of our stockholders. In addition, the holders of shares of registrable securities issued as units in the USWD and StarVox private placements that closed in 2005 and 2006 and registrable securities issued or issuable upon the exercise of warrants are also entitled to the rights described under “Piggyback Registration Rights” below. We refer to these shares collectively as registrable securities.
          Registration of shares of common stock in response to exercise of the following rights would result in the holders being able to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We generally must pay all expenses, other than underwriting discounts and commissions, related to any registration effected pursuant to the exercise of these registration rights.
Demand Registration Rights
          At any time after February 28, 2007, the holders of the registrable securities have a right to require, if requested by holders of at least a majority of the registrable securities, that we register their common stock, provided such registration relates to an amount of securities having a proposed aggregate offering price of at least $1,000,000. We are only obligated to effect two registrations in response to these demand registration rights for the holders of registrable securities. We may postpone the filing of a registration statement for up to 180 days twice in any 12-month period if our board of directors determines in good faith that the filing would be materially detrimental to us. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons.
Piggyback Registration Rights
          If at any time we propose to register any shares of our common stock under the Securities Act after March 23, 2007 subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and have the right to include their shares of registrable securities in the registration. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.
S-3 Registration Rights
          If we are eligible to file a registration statement on Form S-3, each holder of registrable securities can request that we register their shares on Form S-3, provided that the aggregate offering price to the public is at least $1,000,000. We are only obligated to effect one such registration in any 12-month period in response to these S-3 registration rights. We may postpone the filing of a Form S-3 registration statement for up to 180 days twice in any 12-month period if our board of directors determines in good faith that the filing would be materially detrimental to us.
Anti-Takeover Provisions
          Provisions of Delaware law may make a change in control of us more difficult, even if a change in control would be beneficial to our stockholders. These provisions may allow our board of directors to prevent or make changes in our management and control. Without any further vote or action on the part of the stockholders, our board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of our preferred stock. This preferred stock may have preference over and impair the rights of the holders of our common stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible investment acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. Similarly, our authorized but unissued common stock is available for future issuance without stockholder approval.

Transfer Agent and Registrar
          The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company located at 59 Maiden Lane, New York, NY 10038.
Listing
          Our common stock is quoted on the OTC Bulletin Board under the symbol “USWI.OB”.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
          In connection with the merger, all issued and outstanding shares of StarVox common stock and preferred stock were exchanged for an aggregate of 301,594 shares of USWD Series A preferred stock, which when converted into common stock, will equal 22,224,705 shares of USWD common stock. The shares of USWD preferred stock issued in connection with the merger will be automatically converted into USWD common stock upon the amendment of USWD’s certificate of incorporation to increase its authorized number of shares of common stock, assuming the approval of such amendment by our stockholders. Each outstanding option or warrant to purchase StarVox capital stock was assumed by USWD such that each such option or warrant is deemed to constitute an option or warrant to purchase the same number of shares of USWD common stock as the holder of such option or warrant would have been entitled to receive pursuant to the merger had such holder exercised such option or warrant in full immediately prior to the effective time of the merger, on the same terms and conditions with per share exercise prices proportionately adjusted. The issuance of the preferred stock and, upon conversion, the common stock was done pursuant to an exemption from registration in accordance with Section 4(2) and/or Regulation D under the Securities Act.
          Please see Item 2.01 under the caption “Recent Sales of Unregistered Securities” for a discussion of the unregistered sales of equity securities of USWD, which discussion is incorporated herein by reference.

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT
          (a) Effective as of the completion of the merger with StarVox on March 23, 2007, our board of directors dismissed Friedman LLP as USWD’s independent registered public accounting firm. The board of directors participated in and approved the decision to dismiss Friedman.
          The reports of Friedman on the consolidated financial statements of USWD, as of and for the year ended June 30, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended June 30, 2006 and the three months ended June 30, 2005 (Successor Company) and the nine months ended March 31, 2005 (Predecessor Company) did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
          In connection with the audits of USWD’s consolidated financial statements for the fiscal years ended June 30, 2006 and June 30, 2005, and during the subsequent interim period, there have been no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Friedman would have caused Friedman to make reference thereto in its report.
          There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended June 30, 2006 and June 30, 2005, or during the subsequent interim period.
          We provided Friedman a copy of this Current Report on Form 8-K prior to its filing with the SEC and requested Friedman furnish a letter addressed to the SEC stating whether it agrees with the statements made above. A copy of that letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.
          (b) Effective as of the completion of the merger with StarVox on March 23, 2007 our board of directors appointed Armanino McKenna LLP as USWD’s independent registered public accounting firm and engaged Armanino McKenna LLP to audit the financial statements of USWD for fiscal 2007. Armanino McKenna LLP has been engaged as the independent auditors of StarVox since inception in fiscal year 2004. The board of directors participated in and approved the decision to engage Armanino McKenna LLP.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT
          Please see the discussions in Item 2.01 above and Item 5.02 below relating to the StarVox merger, which discussion is incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
          On March 23, 2007, in connection with the closing of the merger, David Chazen and David Goddard resigned as members of board of directors. In addition, on March 23, 2007, in connection with the closing of the merger and the appointments of the officers described below, David Chazen resigned as USWD’s president, Robert Ellin resigned as USWD’s Chief Executive Officer, and Jay Wolf resigned as USWD’s Chief Operating Officer and Chief Financial Officer. Mr. Ellin and Mr. Wolf continue to serve as members of our board of directors.
          On March 23, 2007, in connection with the closing of the merger, Thomas Rowley was appointed as our Chief Executive Officer and Douglas Zorn was appointed as our President. See “Management” in Item 2.01 above for a description of these individuals’ prior experiences. See “Management—Employment Agreements and Change in Control Arrangements” in Item 2.01 above for a description of these individuals’ employment agreements with us.
          On March 23, 2007, in connection with the closing of the merger, Thomas Rowley, Daniel Tompkins and Douglas Zorn were appointed to our board of directors. See “Management” in Item 2.01 above for a description of these individuals’ ages and prior experiences. These appointments resulted in an increase in the size of our board of directors from five to six members, consisting of Thomas Rowley, Douglas Zorn, Daniel Tompkins, Robert Ellin, Jay Wolf, and Barry Regenstein.
          There are no arrangements or understandings between Messrs. Rowley, Tompkins, Zorn, and any other person pursuant to which such persons were selected as directors of USWD. Other than with respect to the transactions that have been described herein, there are no transactions to which USWD is a party and in which Messrs. Rowley, Tompkins, and Zorn had a material interest that are required to be disclosed under item 404(a) and 404(b) of Regulation S-B. Messrs. Rowley, Tompkins and Zorn have not previously held any positions with USWD. Messrs. Rowley, Tompkins and Zorn have no family relations with any directors or executive officers of USWD.
ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGES IN FISCAL YEAR
          On March 21, 2007, we filed a certificate of designation to our certificate of incorporation with the Secretary of State of the State of Delaware, establishing the terms of our Series A Preferred Stock, par value $0.01 per share. A copy of the certificate of designation relating to the Series A preferred stock is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference. See Item 2.01 “Description of Capital Stock—Preferred Stock—Series A Preferred Stock” for a description of the rights, preferences and privileges of our Series A preferred stock.
          Effective upon the completion of the merger with StarVox on March 23, 2007, our board of directors approved a change in our fiscal year from June 30 to August 31, the fiscal year end for StarVox.
ITEM 5.06 CHANGE IN SHELL COMPANY STATUS
          See Item 2.01 above relating to the merger with StarVox. As a result of the merger, USWD ceased to be a shell company.

          USWD was a shell company (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the reverse merger with StarVox as described in Item 2.01. As a result of the reverse merger, USWD has acquired a subsidiary that possesses an operating business. Consequently, USWD believes that the reverse merger has caused it to cease to be a shell company. For information about the reverse merger transactions, please see the information set forth above under Item 1.01 and Item 2.01 of this Current Report on Form 8-K, which information is incorporated hereunder by this reference.

ITEM 8.01 OTHER EVENTS
          Upon completion of the merger, we changed our corporate headquarters and the location of our principal executive offices to 2728 Orchard Parkway, San Jose, California. Our telephone number at that location is (408) 625-2700.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.
     Capital Telecommunications, Inc.
Report of Independent Auditors
Consolidated Balance Sheets as of December 31, 2004 and 2005 and March 31, 2006 (unaudited)
Consolidated Statements of Income for the years ended December 31, 2003, 2004 and 2005, and the three months ended March 31, 2006 (Unaudited)
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2003, 2004 and 2005, and the three months ended March 31, 2006 (Unaudited)
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2004 and 2005, and the three months ended March 31, 2006 (Unaudited)
Notes to Consolidated Financial Statements
     U.S. Wireless Data, Inc.
See Exhibit 99.2
(b) PRO FORMA FINANCIAL INFORMATION.
Unaudited Pro Forma Condensed Consolidated Balance Sheet at November 30, 2006
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended August 31, 2006
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended November 30, 2006
          The unaudited pro forma financial statements presented herein are for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable, and should be read in conjunction with the historical financial statements of USWD and StarVox. The un-audited pro forma information is not necessarily indicative of the future financial position or operating results of the combined companies
(c) SHELL COMPANY TRANSACTIONS
          Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.
          The following exhibits are furnished with this report:

Exhibit
Number	Description	By Reference
2.1	Agreement and Plan of Merger Among U.S. Wireless Data, Inc., StarVox Acquisition Inc. and StarVox Communications, Inc., dated as of June 14, 2006	Current Report on Form 8-K, filed on June 20, 2006

2.2	Amended and Restated Agreement and Plan of Merger by and among U.S. Wireless Data, Inc., StarVox Acquisition Inc. and StarVox Communications, Inc. dated as of February 6, 2007	Current Report on Form 8-K, filed on February 9, 2007

2.3	Amendment No. 1 to Amended and Restated Agreement and Plan of Merger by and among U.S. Wireless Data, Inc., StarVox Acquisition Inc., and StarVox Communications, Inc. dated as of March 7, 2007	Current Report on Form 8-K, filed on March 12, 2007

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect	Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005, filed on September 28, 2005

3.2	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock

3.3	Bylaws of the Registrant adopted March 18, 2005	Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005, filed on September 28, 2005

10.1	2007 Stock Plan

10.1.1	Form of Stock Option Agreement under the 2007 Stock Plan

10.2	Employment Agreement between StarVox Communications, Inc. and Thomas Rowley

10.3	Employment Agreement between StarVox Communications, Inc. and Douglas Zorn

10.4	Master Purchase and License Agreement between StarVox Communications, Inc. and Veraz Networks, dated March 10, 2005

10.5	Lease Valley Centre between StarVox Communications, Inc. and CarrAmerica Realty Operating Partnership, L.P., dated June 15, 2006

10.6	Master Agreement to Lease Equipment between StarVox Communications, Inc and Cisco Systems Capital Corporation, dated July 17, 2006

10.7	Wholesale Master Service Agreement between WilTel Communications, LLC and StarVox Communications, Inc., dated April 25, 2005, as amended on June 7, 2005 and July 19, 2005

10.8	Loan and Security Agreement by and among Silicon Valley Bank and StarVox Communications, Inc. and Capital Telecommunications, Inc. dated August 24, 2006

10.9	Intellectual Property Security Agreement between Silicon Valley Bank and StarVox Communications, Inc. dated August 24, 2006

10.10	Form of Subordination Agreements between Silicon Valley Bank and various note holders

10.11	StarVox Warrant to Purchase Stock issued to Silicon Valley Bank dated August 24, 2006

10.12	Stock Purchase Agreement by and among StarVox Communications, Inc., Capital Telecommunications, Inc., George V. Kingsbury, Barry J. Silverberg Living Trust Dated 9/22/1995 and Charles H. Wallace, dated as of June 13, 2006

10.13	Registration Rights Agreement dated February 2, 2007

10.14	Form of StarVox Senior Secured Convertible Promissory Notes issued in connection with May 24, 2006 Financing

10.15	Form of StarVox Warrant to Purchase Common Stock issued in connection with May 24, 2006 Financing

Exhibit
Number	Description	By Reference
10.16	Warrant to Purchase Series A Preferred Stock dated August 5, 2005 issued to Sand Hill Finance, LLC

10.17	Form of Warrants dated January 30, 2006 issued to DSAM Fund, LP and Neil Danics

10.18	Form of StarVox Warrant to Purchase Common Stock issued in connection with Series A Bridge Financing

10.19	StarVox Warrant dated January 22, 2007 issued to Trinad Capital, L.P.

10.20	Form of USWD Warrants issued to Barry I. Regenstein and David Chazen in connection with their respective appointments to the Company’s Board of Directors	Current Report on Form 8-K, filed on January 24, 2006

10.21	Form of USWD Warrant issued to David Goddard in connection with his appointment to the Company’s Board of Directors	Current Report on Form 8-K, filed on February 17, 2006

10.22	Form of USWD Warrant issued to investors in connection with Subscription Agreement dated December 30, 2005	Current Report on Form 8-K, filed on January 5, 2006

10.23	Form of USWD Warrant issued to investors in connection with Subscription Agreement dated January 16, 2006	Current Report on Form 8-K, filed on January 20, 2006

10.24	Form of USWD Warrant issued to investors in connection with Subscription Agreement dated March 10, 2006	Current Report on Form 8-K, filed on March 10, 2006

16.1	Letter from Friedman LLP dated March 20, 2007

21.1	List of Subsidiaries

23.1	Consent of Armanino McKenna LLP, Independent Public Accounting Firm of StarVox Communications, Inc.

23.2	Consent of Beard Miller Company, LLP, Independent Public Accounting Firm of Capital Telecommunications, Inc.

23.3	Consent of Friedman LLP, Independent Registered Public Accounting Firm of US Wireless Data, Inc.

99.1	Press release issued March 26, 2007

99.2	U.S. Wireless Data, Inc. current report 10-KSB filed on October 13, 2006 for period ended June 30, 2006

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2007	U.S. WIRELESS DATA, INC.
	By:	/s/ THOMAS E. ROWLEY
Thomas E. Rowley
Chief Executive Officer

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     The following unaudited pro forma condensed consolidated financial statements gives effect to the Merger of U.S. Wireless Data, Inc. (“USWD”) and StarVox Communications, Inc. (“StarVox”) on February 28, 2007, to which a wholly owned subsidiary of USWD merged with and into StarVox, with StarVox surviving the merger and becoming our wholly-owned subsidiary.
     The pro forma balance sheets and operating data presented are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on the assumed date(s) nor are the statements necessarily indicative of future combined financial position or earnings. The data presented should be read in conjunction with the financial statements of StarVox and US Wireless.
     The transaction is being treated as a reverse acquisition and a recapitalization. StarVox is the acquirer for accounting purposes. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the dates indicated or the results which may be obtained in the future. In connection with the merger, all issued and outstanding shares of StarVox common stock and preferred stock were exchanged for an aggregate of 301,594 shares of our preferred stock, which are convertible into 22,224,705 shares of our common stock. The shares of our preferred stock issued in connection with the merger will be automatically converted into our common stock upon the amendment of our certificate of incorporation to increase our authorized number of shares of common stock, contingent upon the approval of such amendment by our stockholders. In connection with the merger, we assumed all outstanding options and warrants to purchase StarVox capital stock. The total fully diluted effect of Starvox outstanding options and warrants would be a total of 503,849 shares of our preferred stock which then converts into 37,129,047 shares of common stock.
     On June 15, 2006, StarVox acquired all of the capital stock of Capital Telecommunications, Inc. (“CTI”). The following unaudited pro forma condensed consolidated financial information, with explanatory notes, present how the condensed consolidated financial statements of USWD and StarVox may have appeared had USWD, StarVox and CTI been consolidated for the year ending August 31, 2006, and three months ending November 30, 2006.
     The pro forma information has been prepared utilizing the historical financial statements of StarVox Communications, Inc. (“StarVox”) and notes thereto for the three month period ended November 30, 2006 and years ended August 31, 2005 and 2006. The historical results of USWD are incorporated by reference to its historical financial statements since its emergence from bankruptcy in May 2005. The unaudited pro forma condensed consolidated financial information may not be indicative of the actual results of the combined business had the acquisitions occurred on September 1, 2005, nor are financial information indicative of future combined financial position or earnings. The accompanying unaudited pro forma condensed consolidated financial information presented should be read in conjunction with the historical financial statements and the related notes of StarVox, USWD and CTI.
     This data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this Current Report on Form 8-K. The historical results are not necessarily indicative of results to be expected for any future period.

StarVox Communications, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Fiscal Year Ended August 31, 2006
(in thousands except per share data)

	Year Ended	September 1,
	August 31,	2005 through	Year Ended
	2006	June 13, 2006	June 30, 2006	Pro Forma		Pro Forma
	StarVox	CTI	USWD	Adjustments		Consolidated
Revenues	$24,626	$27,202	$—	$—		$51,828

Operating expense:
Cost of sales	20,674	19,576	—	—		40,250
Operating expenses	13,527	6,548	(1,105)	20	(1)	18,990
Impairment charge	1,200					1,200

Total Operating expenses	35,401	26,124	(1,105)	20		60,440

Loss from operations	(10,775)	1,078	(1,105)	(20)	(1)	(8,612)
Interest (other) expense, net	(2,302)	(133)	—	(79)	(2)	(2,514)

Net income (loss) before income taxes	(13,077)	945	(1,105)	(99)	(3)	(11,126)
Provision for taxes	20	244		—		264

Net (loss)	$(13,097)	$701	$(1,105)	$(99)		$(11,390)

Weighted average shares outstanding, basic and diluted	3,736		5,867			33,684

Basic and diluted net loss per share	$(3.51)		$(0.19)			$(0.34)

     Unaudited pro forma condensed consolidated financial statements for the year ended August 31, 2006 as shown above include the operations and activities of each company as if the merger was complete for the entire time period.
     Notes to the unaudited pro forma condensed consolidated financial statements for the fiscal year ended August 31, 2006 are as follows:
1	Elimination of the effect of $20,000 USWD interest income related to the $3,500,000 promissory notes between USWD and StarVox.

2	Eliminating the $79,000 interest expense recorded by StarVox relating to the $3,500,000 promissory notes between USWD and StarVox.

3	Eliminating the net effect of $59,000 of other interest income/expense related to the two promissory notes totaling $3,500,000 in principal between USWD and StarVox.

StarVox Communications, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
November 30, 2006
(in thousands except per share data)

	November 30,	September 30,	Pro Forma		Pro Forma
	2006	2006	Adjustments		Consolidated
	StarVox	USWD
Assets
Current Assets:
Cash and cash equivalents	$1,780	$954	$—		$2,734
Accounts receivable, net	6,608	—	—		6,608
Loans receivable	—	3,500	(3,500)	(4)	—
Interest receivable	—	110	(20)	(5)	90
Due from related parties	—	15	—		—
Prepaids and other current assets	1,004	45	—		1,049

Total current assets	9,392	4,624	(3,520)		10,481

Property and equipment, net of accumulated depreciaton	3,937	—	—		3,937
Goodwill and intangible assets	13,156	—	—		13,156
Other assets	1,393	—	—		1,393

Total assets	$27,878	$4,624	$(3,520)		$28,982

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$7,506	$134	$—		$7,640
Notes payable	7,575	—	—		7,575
Convertible notes payable	18,296	—	(3,500)	(4)	14,796
Related party note	198				198
Accrued interest on notes payable	1,298	—	(107)	(6)	1,191
Deferred revenue	1,627	—	—		1,627

Total current liabilities	36,500	134	(3,607)		33,027

Total liabilities	36,500	134	(3,607)		33,027

Convertible preferred stock
Series A	7,925	—	—		7,925
Series A - 1	950	—	—		950

Stockholders’ Equity (Deficit)
Common stock	4	95	—		99
Additional paid-in-capital	2,615	5,739	87	(7)	8,441
Accumulated deficit	(20,068)	(1,344)	—		(21,412)
Treasury stock	(48)		—		(48)

Total stockholders equity (deficit)	(8,622)	4,490	87		(4,045)

Total Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit)	$27,878	$4,624	$(3,520)		$28,982

StarVox Communications, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Three Months Ended November 30, 2006
(in thousands except per share data)

	Three	Three
	Months	Months
	Ended	Ended
	November	September
	30, 2006	30, 2006	Pro Forma		Pro Forma
	StarVox	USWD	Adjustments		Consolidated
Revenues	$13,416	$—	$—		$13,416

Operating expense:
Cost of sales	8,738	—	—		8,738
Operating expenses	7,230	312	—		7,542

Total Operating expenses	15,968	312	—		16,280

Loss from operations	(2,552)	(312)			(2,864)
Interest (other) expense, net	1,971	98	(8)	(8)	2,061

Net income (loss) before income taxes	(4,523)	(214)	8	(8)	(4,729)
Provision for taxes	—	—			—

Net loss	$(4,523)	$(214)	$8		$(4,729)

Weighted average shares outstanding, basic and diluted	3,561	9,500			33,684

Basic and diluted net loss per share	$(1.27)	$(0.02)			$(0.14)

     Unaudited pro forma condensed consolidated financial statements for the three months ended November 30, 2006 as shown above include the operations and activities of each company as if the merger was complete for the entire time period. The first quarter for USWD ends on September 30. We included the September 30, 2006 first quarter financial information from their 10Q filing in the pro forma statement of operations.
     Notes for the three months ended November 30, 2006 pro forma schedules are as follows:
4	Elimination of principal amount of a $3,200,000 note payable and a $300,000 note payable for a total of $3,500,000 in principal for notes between USWD and StarVox.

5	Elimination of $20,000 interest receivable from the two promissory notes between USWD and StarVox that have a total principal balance of $3,500,000.

6	Elimination of $107,000 accrued interest from the two promissory notes between USWD and StarVox that have a total principal balance of $3,500,000.

7	Eliminating the $87,000 effect on retained earnings due to the interest income/expense resulting from the elimination of the two promissory notes between USDW and StarVox.

8	Elimination of the net effect of $8,000 of other interest income/expense related to the interest on the promissory notes between USWD and StarVox.
     Pro forma financial statements are to be used in combination with audited financial results and management commentary on the results of operations. Read this financial statement with the accompanying form 8-K, managements discussion and analysis, quarterly forms 10-Q and annual form 10-K as well as related financial data as described. Future results may be very different from the financial statements shown here.
This data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this Current Report on Form 8-K. The historical results are not necessarily indicative of results to be expected for any future period.

StarVox Communications, Inc.
Index to Consolidated Financial Statements

Independent Auditors’ Report	F- 2

Consolidated Balance Sheets as of August 31, 2005, 2006 (Restated) and November 30, 2006 (unaudited)	F- 3

Consolidated Statements of Operations for the period from June 1, 2004 (inception) through August 31, 2004, years ended August 31, 2005, 2006 (Restated) and the three months ended November 30, 2006 (unaudited)
F- 4

Consolidated Statements of Convertible Preferred Stock and Stockholders’ (Deficit) from June 1, 2004 (inception) to August 31, 2004, years ended August 31, 2005, 2006 (restated) and the three months ended November 30, 2006 (unaudited)
F- 5

Consolidated Statements of Cash Flows from June 1, 2004 (inception) to August 31, 2004, years ended August 31, 2005, 2006 (restated) and the three months ended November 30, 2006 (unaudited)	F- 6

Notes to Consolidated Financial Statements	F- 7

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders
StarVox Communications, Inc.
San Jose, California
We have audited the accompanying consolidated balance sheets of StarVox Communications, Inc. (“the Company”) as of August 31, 2005 and 2006, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the period from June 1, 2004 (inception) to August 31, 2004 and for the years ended August 31, 2005 and 2006. These consolidated statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StarVox Communications, Inc. as of August 31, 2005 and 2006, and the results of its operations and its cash flows for the period ended August 31, 2004 and the two-year periods ended August 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Managements’ plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2006 consolidated financial statements.

ARMANINO McKENNA LLP
San Ramon, California
October 31, 2006, except for the computation of net loss per share described in Note 1, the restatement described in Note 2, the Going Concern described in Note 3 and the subsequent events described in Note 16 to the Consolidated Financial Statements, as to which the date is February 15, 2007.

StarVox Communications, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	August 31,		November 30,
	2005	2006	2006
		(as Restated) (1)	(Unaudited)
Assets
Current assets:
Cash	$210	$1,386	$1,780
Accounts receivable, net of allowance of $88 and $664, respectively	1,658	7,018	6,608
Prepaid expenses and other current assets	399	882	1,004

Total current assets	2,267	9,286	9,392
Property and equipment, net of accumulated depreciation	1,273	4,308	3,937
Intangible assets	1,200	6,271	5,756
Goodwill	—	7,427	7,400
Restricted cash and other assets	140	1,392	1,393

Total assets	$4,880	$28,684	$27,878

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Line of credit	$517	$1,125	$145
Accounts payable	671	5,639	4,815
Accrued liabilities and other	283	3,476	3,844
Notes payable	—	3,500	7,575
Convertible notes payable	4,600	17,126	18,296
Deferred revenue	—	1,627	1,627
Related party payables	1,200	250	198

Total current liabilities	7,271	32,743	36,500
Other long term liabilities	—	42	—

Total liabilities	7,271	32,785	36,500

Commitments and contingencies (see Note 14)

Preferred stock, $0.001 par value; 25,000,000, 25,900,000 and 25,900,000 shares authorized at August 31, 2005, 2006 and November 30, 2006, respectively

Series A convertible preferred stock, 0, 24,000,000 and 24,000,000 shares designated at August 31, 2005, 2006 and November 30, 2006, respectively; 0, 18,835,688 and 18,835,688 shares issued and outstanding at August 31, 2005, 2006 and November 30, 2006, respectively (aggregate liquidation preference of $9,418,000 at August 31, 2006 and November 30, 2006)	—	7,925	7,925

Series A-1 convertible preferred stock, 0, 1,900,000 and 1,900,000 shares designated at August 31, 2005, 2006 and November 30, 2006, respectively; 0, 1,900,000 and 1,900,000 shares issued and outstanding at August 31, 2005, 2006 and November 30, 2006, respectively (aggregate liquidation preference of $950,000 at August 31, 2006 and November 30, 2006)	—	950	950

Stockholders’ deficit:

Common stock, $0.001 par value; 50,000,000, 36,000,000 and 36,000,000 shares authorized at August 31, 2005, 2006 and November 30, 2006, respectively; 3,580,000, 4,330,000 and 4,330,000 shares issued and outstanding at August 31, 2005, 2006 and November 30, 2006, respectively	4	4	4
Deferred stock compensation	(29)	(7)	—
Additional paid-in capital	82	2,619	2,615
Accumulated deficit	(2,448)	(15,545)	(20,068)
Treasury stock	—	(47)	(48)

Total stockholders’ deficit	(2,391)	(12,976)	(17,497)

Total convertible preferred stock and stockholders’ deficit	(2,391)	(4,101)	(8,622)

Total liabilities, convertible preferred stock and stockholders’ deficit	$4,880	$28,684	$27,878

StarVox Communications, Inc.
Consolidated Statements of Operations
(in thousands,except per share data)

	June 1, 2004
	(inception)
	through August	Fiscal Year Ended August 31,		Three Months Ended November 30,
	31, 2004	2005	2006	2005	2006
			(as Restated) (1)	(Unaudited)
Revenues	$—	$3,938	$24,626	$3,867	$13,416
Operating expenses:
Cost of sales	—	4,575	20,674	3,724	8,738
Operating expenses	73	801	12,539	2,214	6,315
Depreciation and amortization	—	77	988	18	889
Impairment charge	—	675	1,200	—	26

Total operating expenses	73	6,128	35,401	5,956	15,968

Loss from operations	(73)	(2,190)	(10,775)	(2,089)	(2,552)

Other expense:
Interest and amortization expense	—	(184)	(2,197)	(89)	(1,971)
Other expense	—	—	(105)	3	—

Net other expense	—	(184)	(2,302)	(86)	(1,971)

Net loss before income taxes	(73)	(2,374)	(13,077)	(2,175)	(4,523)
Provision for income taxes	—	(1)	(20)	—	—

Net loss	$(73)	$(2,375)	$(13,097)	$(2,175)	$(4,523)

Basic and diluted net loss per share	$(0.10)	$(0.76)	$(3.51)	$(0.58)	$(1.27)

Shares used in computing basic and diluted net loss per share	720	3,113	3,736	3,768	3,561

Basic and diluted net loss per share (unaudited pro forma) (See Note 1)			$(0.39)		$(0.03)

Shares used in computing basic and diluted net loss per share (unaudited pro forma) (See Note 1)			33,848		165,370

(1)	See Note 2 — “Restatement of Consolidated Financial Statements” of the notes to our consolidated financial statements.
The accompanying notes are an integral part of these consolidated financial statements

StarVox Communications, Inc.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share and per share data)

													Total
													Convertible
	Convertible Preferred Stock						Deferred	Additional				Total	Preferred Stock
	Series A		Series A-1		Common Stock		Stock	Paid-in	Treasury Stock		Accumulated	Stockholders'	and Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Compensation	Capital	Shares	Amount	Deficit	Deficit	Deficit
June 1, 2004 (inception)	—	$—	—	$—	—	$—	$—	$—	—	$—	$—	$—	$—
Common stock issued to founders	—	—	—	—	2,880,000	3	—	48	—	—	—	51	51
Net loss for period from June 1, 2004 (inception) through August 31, 2004	—	—	—	—	—	—	—	—	—	—	(73)	(73)	(73)

Balances at August 31, 2004	—	—	—	—	2,880,000	3	—	48	—	—	(73)	(22)	(22)
Common stock granted to employees	—	—	—	—	700,000	1	(35)	34	—	—	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	6	—	—	—	—	6	6
Net loss	—	—	—	—	—	—	—	—	—	—	(2,375)	(2,375)	(2,375)

Balances at August 31, 2005	—	—	—	—	3,580,000	4	(29)	82	—	—	(2,448)	(2,391)	(2,391)
Conversion of convertible debt to Series A preferred stock	12,165,688	4,906	—	—	—	—	—	—	—	—	—	—	4,906
Issuance of Series A convertible preferred stock, net of issuance costs	6,670,000	3,019	—	—	—	—	—	—	—	—	—	—	3,019
Conversion of other liabilities to Series A-1 convertible preferred stock	—	—	1,900,000	950	—	—	—	—	—	—	—	—	950
Issuance of common stock for Zfone acquisition	—	—	—	—	100,000	—	—	5	—	—	—	5	5
Common stock granted to consultants	—	—	—	—	475,000	—	—	23	—	—	—	23	23
Common stock granted to employees	—	—	—	—	175,000	—	(9)	9	—	—	—	—	—
Issuance of warrants to purchase common stock in conjuction with issuance of convertible notes payable	—	—	—	—	—	—	—	2,515	—	—	—	2,515	2,515
Repurchase of common stock	—	—	—	—	—	—	—	—	(932,500)	(47)	—	(47)	(47)
Amortization of deferred stock compensation	—	—	—	—	—	—	16	—	—	—	—	16	16
Reversal of unamortized deferred stock compensaton for terminated employees	—	—	—	—	—	—	15	(15)	—	—	—	—	—
Net loss (as Restated)	—	—	—	—	—	—	—	—	—	—	(13,097)	(13,097)	(13,097)

Balances at August 31, 2006 (as Restated) (1)	18,835,688	7,925	1,900,000	950	4,330,000	4	(7)	2,619	(932,500)	(47)	(15,545)	(12,976)	(4,101)

Repurchase of common stock									(12,500)	(1)		(1)	(1)

Reclassification of unamortized balance of deferred stock compensation upon adoption of FAS 123R	—	—	—	—	—	—	7	(7)	—	—	—	—	—
Vesting of restricted shares previously awarded	—	—	—	—	—	—	—	3	—	—	—	3	3
Net loss	—	—	—	—	—	—	—	—	—	—	(4,523)	(4,523)	(4,523)

Balances at November 30, 2006 (Unaudited)	18,835,688	$7,925	1,900,000	$950	4,330,000	$4	$—	$2,615	(945,000)	$(48)	$(20,068)	$(17,497)	$(8,622)

(1)	See Note 2 — “Restatement of Consolidated Financial Statements” of the notes to our consolidated financial statements.
The accompanying notes are an integral part of these consolidated financial statements

StarVox Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Period From
	June 1, 2004
	(inception)
	through August	Fiscal Year Ended August 31,		Three Months Ended November 30,
	31, 2004	2005	2006	2005	2006
			(as Restated) (1)	(Unaudited)
Cash flows from Operating Activities:
Net loss	$(73)	$(2,375)	$(13,097)	$(2,192)	$(4,523)

Adjustments to reconcile net loss to net cash used in Operating Activities:
Depreciation and amortization	—	77	987	84	2,059
Gain on sale of property and equipment	—	—	2	—	—
Impairment charge	—	675	1,200	—	109
Non-cash stock based compensation expense	—	6	39	—	3
Non-cash interest expense	—	—	1,321	—	676
Changes in operating assets and liabilities:
Accounts receivable	—	(1,658)	(2,155)	(181)	410
Prepaid expenses and other current assets	—	(499)	(1,326)	(131)	(207)
Accounts payable	22	649	2,519	470	(829)
Accrued liabilities and other	—	283	1,354	(164)	(396)
Deferred Revenue	—	—	1,627	—	—

Net cash used in operating activities	(51)	(2,842)	(7,529)	(2,114)	(2,698)

Cash flows from Investing Activities:
Purchase of property and equipment	—	(1,175)	(812)	(133)	(3)
Proceeds from sale of property and equipment	—	—	100	—	—
Cash paid for acquisitions, net of cash acquired	—	(850)	(16,058)	—	—

Net cash used in investing activities	—	(2,025)	(16,770)	(133)	(3)

Cash flows from Financing Activities:
(Borrowings) repayments under line of credit	—	517	608	(365)	(980)
Proceeds from issuance of senior notes payable	—	—	3,500	—	—
Proceeds from issuance of convertible notes payable	—	4,560	18,420	—	4,075
Redemption of convertible notes payable	—	—	(25)	—	—
Proceeds from issuance of preferred stock, net of issuance costs	—	—	3,019	3,030	—
Proceeds from issuance of common stock	51	—	—
Repurchase of common stock	—	—	(47)	—	—

Net cash provided by financing activities	51	5,077	25,475	2,665	3,095

Net increase in cash and cash equivalents	—	210	1,176	418	394
Cash at beginning of period	—	—	210	210	1,386

Cash at end of period	$—	$210	$1,386	$628	$1,780

Supplemental cash flow disclosure:
Cash paid during the periods for:
Interest	$1	$1	$235	$—	$—
Income taxes	$—	$—	$1	$—	$—

Noncash financing and investing activities:
Other accrued expenses for purchase of software licenses in advance of stock issuance	$—	$200	$—	$—	$—
Payable to related party for purchase of software licenses in advance of stock issuance	750	—	—	—	—
Note payable issued to related party for purchase of software licenses	$250	$—	$—	$—	$—

(1)	See Note 2 — “Restatement of Consolidated Financial Statements” of the notes to our consolidated financial statements.
The accompanying notes are an integral part of these consolidated financial statements

STARVOX COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation and Summary of Significant Accounting Policies
     Summary of Business
     StarVox Communications, Inc. (“StarVox” or “the Company”), a Delaware corporation founded June 1, 2004, was established to build a large base of business subscribers by acquiring the customer bases of Competitive Local Exchange Carriers or (“CLECs”) that typically are concentrated in Tier 2 & Tier 3 markets and are serving their customer base with legacy voice communication technology – such as TDM (time division multiplexing) technology. StarVox will migrate the CLEC’s legacy network to its VoIP (voice over internet protocol) network.
     In addition, StarVox will migrate the customer base to new generation integrated voice and data products. StarVox currently offers a suite of both TDM and VoIP products designed to meet the voice and data communications needs of these acquired customers. StarVox’s VoIP Integrated Voice and Data (IVAD) product allows local voice service, long distance service and data service (i.e. Internet Access) to be offered to a business site over an integrated voice and data access line. StarVox’s IP Centrex product combines the IVAD offering with a StarVox network hosted office phone system, such that a business site can outsource all of its voice and data communications to a single supplier-StarVox.
     The Company has incurred significant operating losses since inception. As a result, the Company has generated negative cash flows from operations, and has an accumulated deficit at August 31, 2006. The Company’s primary source of funds through August 31, 2006 was the issuance of debt and equity securities (see Note 3).
     Principles of Consolidation
     The accompanying restated consolidated financial statements, (see Note 2), have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). The consolidated financial statements include the accounts of StarVox Communications, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
     Unaudited Interim Financial Statements
     The consolidated financial statements as of November 30, 2006 and for the three months ended November 30, 2006 and 2005 are unaudited. All disclosures as of November 30, 2006 and for the three months ended November 30, 2006 and 2005, presented in the notes to the financial statements are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary to state fairly the financial condition as of November 30, 2006, and the results of operations and cash flows for the three months ended November 30, 2006 have been made. The results of operations for the three months ended November 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for the full year.
     Use of Estimates
     The preparation of the financial statements in accordance with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported and disclosed in our financial statements and the accompanying notes. Actual results could differ materially from these estimates.
     On an ongoing basis, we evaluate the estimates including those related to the useful lives of property and equipment and software licenses, the valuation allowance for accounts receivable, goodwill and the value of common stock and stock warrants. We base our estimates on historical experience, available market information, appropriate valuation methodologies including the Black-Scholes option model (“Model”), and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. The inputs for the Model are stock price at valuation date and issuance date, strike price for the options, risk-free interest rate, life of the option in years and volatility.
     Segment Information
     The Company currently operates as one business segment. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker who comprehensively manages the entire business entity. The Company does not operate any separate lines of business or separate business entities with respect to its products. Accordingly the Company does not accumulate discrete financial information with respect to separate product lines and does not have separately reportable segments.
     Fiscal Year
     Our fiscal year ends on August 31st. References to fiscal 2006, for example, refer to the fiscal year ending August 31, 2006.
     Revenue Recognition
     We recognize revenue when telecommunication services and products are delivered, rates are fixed and determinable and collection is deemed probable. We invoice our customers weekly, semi-weekly and monthly and we defer revenue and costs for services and products that have not yet been provided.
     Cash and Cash Equivalents
     Cash and cash equivalents consist of highly liquid investment instruments purchased with original maturities of three months or less. At August 31, 2005, 2006 and November 30, 2006, our cash consists of cash deposits with banks, recorded at cost, which approximates fair value.

     Restricted Cash and Letters of Credit
     Restricted cash consists of certificates of deposit held as collateral for letters of credit issued on our behalf. Certain of our vendors that provide on-going services require letters of credit in the event we fail to meet our obligations. The amount of collateralized letters of credit is $133,000, $1,306,000, and $1,309,000 at August 31, 2005, 2006, and November 30, 2006, respectively.
     Concentration of Credit Risk
     Our financial instruments that are exposed to concentrations of credit risk principally consist of cash and accounts receivable. We deposit our cash in accounts with major financial institutions and, at times, such investments may be in excess of federally insured limits. Much of our revenue and resulting accounts receivable, which are unsecured, is concentrated within a small number of large customers. In fiscal 2005, three customers each accounted for more than 10% of our total revenue. Combined, these three customers accounted for 52% of our total revenue. Four customers each accounted for more than 10% of our accounts receivable and combined account for 63% of accounts receivable at August 31, 2005. In fiscal 2006, one customer accounted for more than 10% of our total revenue at 22%. That same customer accounted for 16% of our accounts receivable at August 31, 2006. In the first quarter of fiscal 2007, two customers consisted for more than 20% of our total revenue. Those same customers consisted of approximately 18% of the total accounts receivable at November 30, 2006.

     Allowance for Doubtful Accounts
     We continually monitor customer payment histories in order to maintain a reserve for estimated losses that are likely to result from our customers’ inability to make required payments. In determining the reserve, we evaluate the collectibility of our accounts receivable based upon a variety of factors. When we become aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance against amounts due, and thereby reduce the net recognized receivable to the amount reasonably expected to be collected. We also record a general allowance for doubtful accounts based on factors that include our historical write-off experience, the length of time receivables are past due, customer creditworthiness, and the current business environment. Actual future losses from uncollectible accounts may differ from our estimates. Our allowance for doubtful accounts totaled $88,000, $664,000, and $557,000 at August 31, 2005, 2006 and November 30, 2006, respectively.
     Deferred Financing Costs
     We account for legal, accounting and other advisory fees related to acquisition or capital fund raising as capitalizable acquisition costs or reductions in the proceeds of equity, respectively. Advisory fees related to debt financing are capitalized and amortized to interest expense over the term of the related debt instrument.
     Long-Lived Assets
     Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that long-lived assets, including intangible assets, with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows that the asset is expected to generate. If it is determined that an asset is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the asset exceeds its fair value. Excluding goodwill and unamortized software, no impairments have been incurred to date.
     Property and Equipment
     Property and equipment includes acquired assets and those accounted for under capital leases and consist primarily of network equipment and computer hardware, a building, furniture and fixtures and software. Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using a straight-line method based on estimated useful lives as follows:

Software	3 to 5 years
Computers and equipment	3 to 5 years
Furniture and fixtures	5 years
Buildings & improvements	15 to 25 years

     Our network equipment and hardware, which consists of routers, gateways and servers that enable our telephony services and products, is subject to technological risks and rapid market changes due to the introduction of new products and services into our markets and changing customer demand. These changes may result in future adjustments to the estimated useful lives or the carrying value of these assets, or both.
     Goodwill and Intangible Assets
     We account for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which, among other things, establishes new standards for goodwill acquired in a business combination, eliminates the amortization of goodwill and requires the carrying value of goodwill and certain non-amortizing intangibles to be evaluated for impairment on an annual basis. As required by SFAS No. 142, we perform an annual impairment test on recorded goodwill by comparing the estimated fair value to its carrying value. Our estimation of the fair value requires making judgments concerning future cash flows and appropriate discount rates. The estimate of the fair value of goodwill could change over time based on a variety of factors, including our actual operating performance. If the carrying value of the assets and liabilities, including goodwill, were to exceed our estimation of the fair value, we would record an impairment charge in an amount equal to the excess of the carrying value of goodwill over the implied fair value of the goodwill.
     Fair Value of Financial Instruments
     The carrying amount of our financial instruments, which include cash and cash equivalents, restricted cash, net accounts receivable, accounts payable, and other accrued expenses, approximate their fair values due to their short maturities.
     Income Taxes
     We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of the asset and liability method, under which deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. We record a valuation allowance to reduce our deferred tax assets when uncertainty regarding their realizability exists.

     Computation of net loss per share
     Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Weighted-average shares include treasury stock. Potentially dilutive securities consisting of unvested restricted shares, stock purchase warrants and convertible preferred stock were not included in the diluted net loss per common share calculations for all periods presented because the inclusion of such shares would have had an anti-dilutive effect.
     The following table sets forth the computation of basic and diluted net income loss per share for the periods indicated (in thousands, except share and per share amounts):

				Three Months
				Ended
	Years Ended August 31,			November 30,
	2004	2005	2006	2006
				(unaudited)
Numerator:
Net Loss attributable to stockholders	$(73)	$(2,375)	$(13,097)	$(4,523)

Denominator:
Weighted average number of shares outstanding used in computing basic and diluted net loss per share	720,000	3,113,333	3,736,417	3,561,436

Basic and diluted net loss per share	$(0.10)	$(0.76)	$(3.51)	$(1.27)

Unaudited Proforma
Numerator:
Net loss attributable to stockholders			$(13,097)	$(4,523)

Denominator:
Weighted average shares outstanding used in computing basic and diluted net loss per share (above)			3,736,417	3,561,436

Adjustment to reflect the weighted average effect of the assumed conversion of the convertible preferred shares and warrants			30,111,340	161,808,687

Proforma weighted average shares outstanding basic and diluted			33,847,757	165,370,123

Proforma basic and diluted net loss per share			$(0.39)	$(0.03)

     The following convertible preferred stock and warrants to purchase common and preferred stock were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	August 31,			November 30,
	2004	2005	2006	2005	2006
Convertible preferred stock	—	—	20,735,688	18,835,688	20,735,688
Convertible notes payable	—	—	9,375,652	—	9,375,652
Warrants to purchase common stock	—	—	6,772,489	4,500,000	138,469,836
Warrants to purchase preferred stock				150,000	450,000
     Stock-Based Compensation
     We account for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations and elected to utilize the disclosure option of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Under the provisions of APB No. 25 and related interpretations, compensation expense is to be recognized when options to purchase shares of common stock are issued below the fair market value of the underlying stock on the date of grant. The amount of compensation expense to be recognized is equal to the intrinsic value per share, which is the difference between the exercise price and the fair market value at the date of grant. The Company did not have any issued or outstanding stock options in fiscal year 2006 or 2005.
     Stock Warrants Issued to Third Parties
     We account for stock warrants issued to third parties in accordance with the provisions of the Emerging Issues Task Force (“EITF”) issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Under the provisions of EITF No. 96-18, because none of our agreements have a disincentive for nonperformance, we record and expense the fair value portion of the warrants earned from the point in time when vesting of the warrants becomes probable. Final determination of fair value of the warrants occurs upon final vesting.
     Recently Issued Accounting Standards
     In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R requires compensation expense related to stock-based awards to be recognized in the financial statements. The amount of compensation expense will be measured based upon the fair value of the stock-based awards at the date of grant. We will adopt SFAS No. 123R in the first quarter of fiscal 2007. At that time, we will begin recognizing compensation expense related to unvested stock-based awards and newly granted awards.
     Stock-based compensation expense recorded under SFAS No. 123R will increase operating expenses. The full impact is dependent upon, among other things, the timing of when additional employees that we hire commence employment, new long-term incentive strategies involving stock awards in order to attract and retain employees, the total number of stock awards granted, the fair value of the stock awards at the time of grant and the tax benefit that we may or may not receive from stock-based expenses.
     In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: an interpretation of FASB statement no. 109.” FIN No. 48 clarifies the accounting treatment for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes,” by defining the minimum recognition threshold a tax position is required to meet before being recognized in our financial statements. FIN No. 48 is effective commencing with the Company’s fiscal year 2007 annual financial statements. The Company is currently evaluating the effect that the adoption of Fin No. 48 will have on its financial position and results of operations.
2. Restatement of Consolidated Financial Statements
     The Company is restating its consolidated balance sheet as of August 31, 2006, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for the year ended August 31, 2006.
     In November 2006, the Company’s finance and accounting department initiated a review of the Company’s accounting policies for the recording of deferred revenue and related cost of sales (COS), capitalized and unamortized software licenses and certain prepaid expenses associated with current and future acquisitions.
     The Company determined that deferred revenue and the associated deferred COS were not properly recorded for the acquisition of CTI (see Note 4). As of August 31, 2006, the accounting error resulted in an adjustment to record an additional $1,336,000 in deferred revenue and $452,000 in deferred COS, with an increase of $884,000 to goodwill.
     After considering revised information regarding the purchased and unamortized software licenses (see Note 6), Management of the Company determined that the unamortized software had no net realizable value at August 31, 2006. Accordingly, an impairment charge in the amount of $1,200,000 was recorded to write off the full value of this asset.
     The Company concluded that certain previously capitalized legal and accounting expenses incurred in connection with a planned private equity investment (see Note 4) had no net realizable value as of August 31, 2006. Accordingly, we have made an adjustment in the amount of $399,000 to write off these legal and accounting expenses.
     Management of the Company, after considering the quantitative and qualitative analysis prepared by the finance and accounting department relating to these issues, concluded that the Company should restate its previously issued financial statements. As a result of the above errors and adjustments, we have restated our financial statements for the year ended August 31, 2006.
     The impact of the restatement on the consolidated statements of operations is an increase in the net loss of $1.6 million.
     The following table presents the effects of the adjustments to record deferred revenue and COS, to record an impairment charge for the value of unamortized software licenses, to write off certain prepaid expenses and the corresponding income tax effect of these adjustments made to the Company’s previously reported consolidated balance sheet as of August 31, 2006 (in thousands, except share amounts):

	Year Ended August 31, 2006
	As Previously
	Issued	Adjustments	As Restated
	In thousands except share and per share data
Assets
Current assets:
Cash	$1,386	$—	$1,386
Restricted cash	1,306	—	1,306
Accounts receivable, net of allowance of $88 and $664, respectively	7,018	—	7,018
Prepaid expenses and other current assets	430	452	882

Total current assets	10,140	452	10,592
Property and equipment, net of accumulated depreciation	4,308		4,308
Intangible assets	7,471	(1,200)	6,271
Goodwill	6,669	758	7,427
Other assets	485	(399)	86

Total assets	$29,073	$(389)	$28,684

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Line of credit	$1,125	$—	$1,125
Accounts payable	5,639	—	5,639
Accrued payroll	225	—	225
Notes payable	3,500	—	3,500
Convertible notes payable	17,126	—	17,126
Accrued taxes	1,329	(117)	1,212
Other accrued expenses	2,039	—	2,039
Deferred revenue	290	1,337	1,627
Related party payables	250	—	250

Total current liabilities	31,523	1,220	32,743
Other long term liabilities	42		42

Total liabilities	31,565	1,220	32,785

Commitments and contingencies (see Note 14)

Preferred stock, $0.001 par value; 25,900,000 shares authorized at August 31, 2006,
Series A convertible preferred stock, 24,000,000 shares designated at August 31, 2006, 18,835,688 shares issued and outstanding at August 31, 2006, (aggregate liquidation preference of $9,418,000 at August 31, 2006)	7,925	—	7,925

Series A-1 convertible preferred stock, 1,900,000 shares designated at August 31, 2006, 1,900,000 shares issued and outstanding at August 31, 2006, (aggregate liquidation preference of $950,000 at August 31, 2006)	950	—	950

Stockholders’ deficit:

Common stock, $0.001 par value; 36,000,000 shares authorized at August 31, 2006, 4,330,000 shares issued and outstanding at August 31, 2006,	4	—	4
Deferred stock compensation	(7)	—	(7)
Additional paid-in capital	2,619	—	2,619
Accumulated deficit	(13,936)	(1,609)	(15,545)
Treasury stock	(47)	—	(47)

Total stockholders’ deficit	(11,367)	(1,609)	(12,976)

Total convertible preferred stock and stockholders’ deficit	(2,492)	(1,609)	(4,101)

Total liabilities, convertible preferred stock and stockholders’ deficit	$29,073	$(389)	$28,684

The accompanying notes are an integral part of these consolidated financial statements

     The restatement had no net impact to our reconciliation of our net loss to the cash used in operating activities. The $1.6 million increase in our net loss was off-set by an increase in the impairment of intangible assets. Additionally, certain items within net cash provided by/used in, investing or financing activities were minimally affected by the restatement adjustments.
3. Going Concern
     The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. As shown in the accompanying balance sheet the Company has incurred a cumulative net loss of $20,068,000 for the period from inception (June 14, 2004) to November 30, 2006. As of November 30, 2006, the Company will require significant additional equity or debt funding to sustain its operations and satisfy its contractual obligations. These factors, among others, may indicate that the Company may be unable to continue in existence. The Company’s financial statements do not include any adjustments related to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company’s ability to establish itself as a going concern is dependent upon its ability to obtain additional financing, in order to fund its planned operations and ultimately, to achieve profitable operations. Management believes that they can be successful in obtaining equity and/or debt financing which will enable the Company to continue in existence and establish itself as a going concern. The Company has sold approximately $25.9 million of convertible notes and common stock through November 30, 2006, and management believes that the Company will be successful in raising additional funding to have sufficient capital to meet its obligations for its planned operations. The Company has raised an additional $1.8 million subsequent to November 30, 2006 in convertible debt (see Note 16).
4. Business Combinations
          New Global Telecom’s International Wholesale Business
     On June 1, 2005, we acquired certain assets and certain customer and vendor relationships from New Global Telecommunication (“NGT”), a Delaware Corporation, for cash payments totaling $850,000. We acquired the international wholesale business from NGT and routed the traffic onto our network to generate revenue and to defray a portion of the fixed network costs included in operating expenses.
     The acquisition was accounted for as a purchase in accordance with SFAS No. 141, “Accounting for Business Combinations (SFAS 141)”; accordingly, we allocated the purchase price to the fair value of assets acquired. No liabilities were assumed.
     The final allocation of the purchase price, based on the fair value of each component, consisted of the following:

(in thousands)
Property and equipment	$175
Goodwill	675

Total purchase price	$850

     The excess of the purchase price over the fair value of the underlying net tangible assets purchased from NGT was recorded as goodwill.
     In August of 2005, we reduced the expected cash flows related to the NGT acquisition significantly. Our experience has shown the international wholesale business to be significantly more competitive than expected; putting pressure on the Company’s expected profit margins. As a result, the associated goodwill was deemed impaired and a $675,000 impairment charge was recorded in fiscal 2005.
     ZFone VoIP Corporation
     In January 2006 we acquired certain assets from ZFone VoIP Corporation (“ZFone”); an IPCentrex service provider headquartered in Orlando, Florida for cash payments totaling $40,000 and 100,000 shares of our common stock.
     The acquisition was accounted for as a purchase in accordance with SFAS 141. Accordingly, we allocated the purchase price to the fair value of assets acquired. No liabilities were assumed.
     The final allocation of the purchase price, based on the fair value of each component, consisted of the following:

(in thousands)
Accounts receivable	$19
Goodwill	26

Total purchase price	$45

     The excess of the purchase price over the fair value of the underlying net tangible assets purchased from Zfone was recorded as goodwill. The recorded goodwill was written off in November 2006.
     Capital Telecommunications, Inc.
     On June 15, 2006 we acquired all the capital stock of Capital Telecommunications, Inc. (“CTI”), a registered CLEC headquartered in York, Pennsylvania. The aggregate purchase price was $15,144,000. Purchase consideration consisted of $12,000,000 in cash and the assumption of all liabilities. Additionally, we entered into a 16 month, $500,000 consulting agreement with one of the founders. The acquisition was financed with a consortium of bridge loans that became callable in November 2006.

     The acquisition was accounted for as a purchase in accordance with SFAS 141. Accordingly, we allocated the purchase price to the fair value of assets acquired and liabilities assumed.
     The preliminary allocation of the purchase price, based on the fair value of each component, consisted of the following:

(in thousands)
Goodwill	$7,400
Customer contracts	5,900
Trade names	800
Acquired tangible assets, net of liabilities assumed	1,801

Total purchase price	$15,901

     The value attributed to the customer contracts and trade names acquired from CTI contributed to a purchase price in excess of the fair value of tangible assets acquired. The remaining excess of the purchase price over the fair value of the acquired tangible and intangible assets purchased from CTI was recorded as goodwill.
     The results of operations of CTI have been included in the Company’s restated consolidated financial statements subsequent to the date of acquisition. The financial information in the table below summarized the combined results of operations of StarVox and CTI, on a pro forma basis, as though the companies had been combined as of the beginning of fiscal 2006 (in thousands, except per share amounts):

August 31,
2006
Total pro forma revenue	$51,760
Pro forma net loss	$(13,610)
Pro forma net loss per share — basic and diluted	$(0.56)

Reported revenue	$24,626
Reported net loss	$(13,097)
Reported net loss per share — basic and diluted	$(0.54)
     The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of each of the periods presented. The pro forma financial information for the year ended August 31, 2006 excludes merger related expenses of $24,000 recorded by CTI.

US Wireless Data, Inc.
     In June 2006, we signed a reverse merger agreement with US Wireless Data, Inc. (“USWD”), a public Company. USWD is currently a “shell” company with virtually no operations. USWD effected a reorganization on March 18, 2004, thereby emerging from Chapter 11 Proceedings. Our business plan was to merge or effect a business combination with a domestic or foreign public entity thereby gaining access to public capital markets. Under the terms of the merger agreement we will contribute all of our assets and liabilities (including our CTI subsidiary) in exchange for approximately 72% of USWD’s common stock. Our current officers and management will become the officers and management of USWD and following the completion of the reverse merger, USWD intends to change its name to StarVox Communications, Inc.
     In connection with the negotiations and signing of the reverse merger agreement with USWD, we issued to USWD two senior secured promissory notes totaling $3,500,000. As of August 31, 2006, the note for $300,000 is callable and the note for $3,200,000 is callable after September 30, 2006. See Note 8.
     The following table outlines changes to the carrying amount of goodwill:

(in thousands)
Balance at August 31, 2004	$—
Goodwill acquired — NGT	675
Impairment charge — NGT	(675)

Balance at August 31, 2005	—
Goodwill acquired — ZFone	26
Goodwill acquired — CTI	7,400

Balance at August 31, 2006	7,426
Impairment charge — ZFone	(26)

Balance at November 30, 2006 (unaudited)	$7,400

     5. Property and Equipment
     Property and equipment consists of:

	August 31,		November 30,
	2005	2006	2006
			(unaudited)
	(in thousands)
Land	$—	$30	$30
Building	—	522	522
Network equipment	1,133	4,057	4,082
Computers and software	170	249	226
Furniture and fixtures	47	62	62

	1,350	4,920	4,922
Less accumulated depreciation and amortization	(77)	(612)	(985)

Property and equipment, net	$1,273	$4,308	$3,937

     6. Goodwill and Intangible Assets
     Goodwill and intangible assets consist of:

	August 31,		November 30,
	2005	2006	2006
			(unaudited)
	(in thousands)
Amortizable intangible assets:
Acquired customer contracts	$—	$5,900	$5,900
Acquired trademarks / trade names	—	800	800

	—	6,700	6,700
Less: Accumulated amortization	—	(429)	(944)

Intangible assets, net	$—	$6,271	$5,756

Non-amortized intangible assets:
Goodwill	$—	$7,427	$7,400

          Software Licenses
     In 2004, we purchased a unified communications software license from our founder in exchange for a $250,000 note payable and a future issuance of $750,000 of preferred stock. The $1,000,000 fair value of the software license was based on the amount our founder had previously paid in cash and notes for the license, an analysis of discounted cash flows, a comparison to similar licenses purchased by unrelated parties under similar terms and a value determined by a third party specialist. At August 31, 2006 the software was deemed impaired and fully written off. See Note 2. As of August 31, 2005, these obligations were recorded as related party payables. See Note 10. As of August 31, 2006, the $250,000 note payable to our founder remains outstanding. As of November 30, 2006, $100,000 of the note was repaid and the remaining $150,000 plus accrued interest of $48,000 was converted into unsecured demand promissory notes.
     In 2005, we purchased certain software licenses and intellectual property from a group that included our Vice President of Marketing and our largest equity investor for a future issuance of $200,000 of preferred stock. The $200,000 fair value of the software was based on an analysis of discounted cash flows and recorded as a related party payable. At August 31, 2006 the software was deemed impaired and fully written off. See Note 2.
     In October 2005, 1,900,000 shares of Series A-1 Convertible Preferred Stock was issued in satisfaction of $950,000 of related party payables.
     We evaluate our intangible assets for impairment whenever events and circumstances indicate its fair value may be less than its carrying value. Adjustments to record impairment of intangible assets could have a material adverse impact on our financial condition and results of operations in the period or periods in which such impairment is identified. Amortization expense associated with the acquired customer contracts and trade names was $429,000 and $515,000 in fiscal 2006 and the three months ended November 30, 2006, respectively.
     The anticipated amortization schedule for intangible assets is as follows:

	Acquired	Acquired
Year ending	Customer	Trademarks /
August 31,	Relationships	Trade Names	Total
	(In thousands)
2007	$1,260	$633	$1,893
2008	1,260	—	1,260
2009	1,260	—	1,260
2010	1,177	—	1,177
2011	681	—	681

	$5,638	$633	$6,271

     7. Line of Credit
     In August 2005, we entered into a one year financing agreement with a financial institution providing a line of credit of $750,000 through August 2006 where we can borrow up to 70% of eligible accounts receivables at an effective interest rate of 24% per annum. In addition, certain of our other creditors agreed to subordinate their interest to this financial institution. In January 2006, the line of credit was amended to increase the borrowing limit to $1,500,000.
     As of August 31, 2005, 2006, and November 30, 2006, we had borrowed $516,000 plus accrued interest of $1,000, $1,125,000 and $145,000, respectively.
     In September 2006, we finalized a two part credit facility with a financial institution. The first part is a $6 million revolving line of credit where we can borrow up to 80% of eligible accounts receivable. Interest is calculated as prime rate plus 1.0% or prime rate plus 1.5% dependant upon our quick ratio. We intend to use some of the proceeds from this facility to retire our current accounts receivable credit line. The second part is a $6 million general term facility that can grow to $10 million as we achieve certain profitability targets. The interest rate is prime rate plus 2.25% and we will be required to issue to the bank up to 300,000 Series A preferred stock warrants, exercisable at $0.50 per share depending upon the amount of credit extended. We must maintain a fixed debt service coverage ratio, and certain EBITDA targets, and obtain the bank’s consent to enter into certain material agreements. Borrowings under both credit facilities are secured by all of our assets and are senior to all other debt holders.
     8. Notes Payable
     In fiscal 2006, we issued two senior secured promissory notes to USWD in connection with the contemplated reverse merger as follows:

Year ended August 31, 2006 and three months ended November 30, 2006
Total
(in thousands)
Senior secured promissory note maturing August 2006, interest at 10% per annum until maturity, then 15% per annum	$300
Senior secured promissory note maturing September 2006, interest at 10% per annum until maturity, then 15% per annum	3,200

3,500
Unsecured demand promissory notes bearing interest at 5% per annum	4,075

$7,575

     Both notes payable are collateralized by all of our assets. In connection with the issuance of these notes, significant holders of our voting stock have entered into a stockholders voting agreement establishing the makeup of our board of directors. The stockholders voting agreement will terminate on the earlier of the closing of the merger with USWD or the repayment in full of the notes payable to USWD.
     As of August 31, 2006, the $300,000 senior secured promissory note has matured, is callable and bears interest at 15% per annum.
     Between October 2006 and November 2006, we issued $4,300,000 in unsecured demand promissory notes with simple interest of 5% per annum. In connection with these notes, non-detachable warrants were issued to purchase approximately 131,700,000 shares of common stock at a price of $0.03 per share. Just prior to the merger (see Note 4), the principle of these notes was used to exercise the warrants.

     9. Convertible Notes Payable
          The following schedule details all convertible notes payable and their respective terms:

	August 31,		November 30,
	2005	2006	2006
			(unaudited)
	(in thousands)
Secured convertible notes payable maturing July through October 2005; interest at 13% per annum	$4,500	$—	$—
Secured convertible promissory note, due upon demand; interest at 8% per annum	100	—	—
Secured convertible promissory notes, due upon demand; interest at 5% per annum until maturity, then 15% per annum	—	1,220	1,220
Secured convertible promissory notes maturing August and September 2006; interest at 5% per annum until maturity, then 15% per annum	—	3,100	3,100
Senior secured convertible promissory notes maturing November and December 2006; Interest at 12% per annum until maturity, then 15% per annum.	—	14,000	14,000

	4,600	18,320	18,320
Less: Unamortized issuance costs	—	(1,194)	(24)

	$4,600	$17,126	$18,296

     In connection with the $4,500,000 convertible notes issued in fiscal 2005, note holders were also issued warrants to purchase 4,500,000 shares of common stock at an exercise price of $0.525 per share. The warrants were fully vested and exercisable upon issuance and expire three years from the date of the note. The fair value of the warrants calculated using the Black-Scholes option pricing model was determined to be immaterial. As of August 31, 2006, and November 30, 2006 warrants to purchase 4,500,000 shares of common stock remained outstanding.
     In October 2005, $4,475,000 of the $4,500,000 13% convertible notes payable plus $231,000 in accrued interest was converted into 11,765,688 shares of Series A Preferred Stock. We retired the remaining $25,000 convertible note payable by paying the note holder in cash. The convertible notes were converted into Series A Preferred Stock at a price of $0.40 per share.
     In September 2005, we issued an additional $100,000 secured convertible demand promissory note bearing interest at 8% per annum. Then in October 2005, for cash and the conversion of the $200,000 of convertible promissory notes, we issued 7,070,000 shares of Series A Preferred Stock at a price of $0.50 per share.
     Between February and June of 2006, we issued $18,320,000 in secured and senior secured convertible promissory notes to serve as bridge financing for the acquisition of CTI and to fund continuing operating costs. Certain of the secured convertible promissory notes were callable upon issuance, with the balance callable upon maturity between August and December of 2006. As of August 31, 2006, $2,820,000 of the outstanding promissory notes are callable. As of November 30, 2006, $15,320,000 notes are callable.
     In connection with $14,000,000 senior secured convertible promissory notes issued in 2006, note holders were also issued warrants to purchase 6,772,489 shares of common stock at an exercise price of $0.01 per share. The warrants were fully vested and exercisable upon issuance and expire three years from the date of the note. The fair value of the warrants calculated using the Black-Scholes option pricing model is $2,515,000 and has been recorded as a note issuance discount and is being amortized to interest expense over the life of the notes. Interest expense associated with the amortization of the warrant discount was $1,321,000 and $1,170,000 in fiscal 2006 and the quarter ended November 30, 2006, respectively.
     10. Related Party Payables and Transactions
     In 2003 our founder purchased a perpetual unified communications software license for $1,000,000. In 2004 we purchased this license from our founder in exchange for a demand promissory note in the amount of $250,000 with interest at 12% per annum and a future issuance of preferred stock with a value of $750,000. These obligations were recorded as related party payables
     In 2005, we purchased certain software licenses and intellectual property from a group that included our Vice President of Marketing and our largest equity investor for a future issuance of $200,000 of preferred stock. The $200,000 fair value of the software was based on an analysis of discounted cash flows and recorded as a related party payable.
     In October 2005, 1,900,000 shares of Series A-1 Convertible Preferred Stock were issued in satisfaction of the $950,000 of the future issuance of preferred stock obligation. As of August 31, 2006, the $250,000 note payable to our founder remains outstanding.
     In September 2006, notice was received demanding full payment of the note payable. See Note 6.
     In November 2006, $100,000 of the note was repaid. The remaining $150,000 note and accrued interest of $48,000 was converted in to a demand promissory note.
     The following table represents future issuance of preferred stock and notes payable to founder.

	August 31,		November 30,
	2005	2006	2006
			(unaudited)
	(in thousands)
Future issuances of preferred stock (See Note 5)
To founder for acquisiton of software license	$750	$—	$—
To related group for acquired software licenses	200	—	—
Note payable to founder, due upon demand; interest at 12% per annum	250	250	—
Note payable to founder, due upon demand; interest at 5% per annum	—	—	198

	$1,200	$250	$198

     11. Convertible Preferred Stock
     The rights, preferences, and privileges of the convertible preferred stock are as follows:
          Dividends
     The holders of Series A preferred stock are entitled to receive dividends out of any assets legally available prior and in preference to any declaration or payment of any dividend on Series A-1 preferred and common stock at a rate of 8% of the original issue price per annum, when and if declared by our Board of Directors. After payment of the dividend preference, outstanding shares of Series A preferred stock shall participate with shares of Series A-1 preferred and common stock as to any additional declaration or payment of any dividend. As of August 31, 2006, no dividends had been declared or paid.
          Conversion
     Each share of Series A and A-1 preferred stock is convertible, at the option of its holder, into the number of fully paid and non-accessible shares of common stock which results from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion. The original issue prices per share of Series A and Series A-1 preferred stock are $0.50. As of August 31, 2006 and November 30, 2006, the conversion prices per share of Series A and Series A-1 preferred stock were $0.50, and the rate at which each share converted into common stock is one for one.
     Each share of Series A and A-1 preferred stock will automatically convert into common stock, at the conversion rate then in effect, immediately on the earlier of (1) the affirmative election of the holders of a majority of the outstanding shares of Series A and A-1 preferred stock, or (2) the closing of the sale of our common stock in a firm commitment underwritten public offering with aggregate gross proceeds of at least $20,000,000.
          Liquidation Preferences
     In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A preferred stock will be entitled to receive, prior and in preference to any distribution to Series A-1 and common stock shareholders, an amount equal to the original purchase price of $0.50 per share, plus any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series A preferred stock are insufficient to permit the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
     After payment of the full liquidation preference to Series A preferred stock holders, the holders of Series A-1 preferred stock will be entitled to receive, prior and in preference to any distribution to Series A-1 and common stock shareholders, an amount equal to the original purchase price of $0.50 per share, plus any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series A-1 preferred stock are insufficient to permit the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
          Voting Rights
     Each share of Series A and A-1 preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A and A-1 preferred stock could be converted on the record date for any vote, or effective date of any written consent, as applicable.
     In addition to any other vote or consent required, a majority affirmative vote of the Series A preferred shareholders is required to affect or validate certain actions relating to the Certificate of Incorporation or changing our capitalization structure.
     For as long as 13,000,000 shares of Series A preferred stock remain outstanding, the holders of Series A preferred stock, voting as a separate class, are entitled to elect three members of the Board of Directors. The holders of Series A-1 preferred stock and common stock, voting together as a single class, are entitled to elect one member of the Board of Directors. The holders of Series A and A-1 preferred stock and common stock, voting together as a single class on an as-if-converted basis, are entitled to elect all remaining members of the Board of Directors.
          Anti-dilution Provisions
     Each share of Series A and A-1 preferred stock has standard anti-dilution protection.
          Warrants
     In fiscal 2006, we issued a warrant to purchase 150,000 shares of Series A convertible preferred stock at an exercise price of $0.525 per share to the financial institution providing our line of credit facility. The fair value of the warrants calculated using the Black-Scholes option pricing model was determined to be immaterial.
     In fiscal 2006, we issued a warrant to purchase 250,000 shares of common stock at an exercise price of $0.525 per share to consultants. The fair value of the warrants calculated using the Black-Scholes option pricing model was determined to be immaterial.

     In September 2006, we issued a warrant to purchase 300,000 shares of Series A convertible preferred stock at an exercise price of $0.50 per share to the financial institution providing our line of credit facility. The fair value of the warrants calculated using the Black-Scholes option pricing model was determined to be immaterial.
          Issuance of Series A and Series A-1 Preferred Stock
     In October 2005, we issued 1,900,000 shares of Series A-1 preferred stock to satisfy $950,000 of obligations to issue preferred stock resulting from the purchase of acquired technology. See Note 5.
     In October 2005, $4,475,000 of convertible promissory notes and $231,000 in accrued interest were converted into 11,765,688 shares of Series A preferred stock. The convertible notes and accrued interest were converted into Series A preferred stock at a price of $0.40 per share.
     In October 2005, 7,070,000 shares of Series A preferred stock were issued in exchange for net cash of $2,819,000 and $200,000 of convertible promissory notes at a price of $0.50 per share.

     12. Stockholders’ Deficit
     Restricted Stock
     Since inception, we have issued 2,515,000 restricted shares of common stock. The restricted shares generally vest 50% on each of the first and second anniversaries following the award date. As of August 31, 2006, 1,172,500 shares were vested, repurchase rights had been exercised on 932,500 shares after employment termination and 410,000 shares of common stock were subject to repurchase rights upon termination of employment by the holders. As of November 30, 2006, there were still 1,172,500 shares vested, repurchased rights had been exercised on 945,000 shares after employment termination and 397,500 shares of common stock were subject to repurchase rights upon termination of employment by the holders
     Treasury Stock
     Between January and September of 2006 we repurchased 945,000 shares of unvested common stock for $47,000 from employees that had left the Company.
     Stock Based Compensation
     For fiscal years 2005, 2006 and 2007, we recognized $6,000, $16,000, and $3,000 respectively, of stock-based compensation expense in connection with the award of restricted stock to certain employees. The restrictions on the shares of restricted stock lapse 50% on each of the first two anniversaries following the award date. Compensation expense was measured on the award date and is being recognized over two years as these restrictions lapse. The unamortized balance of deferred stock based compensation was reclassified to additional paid in capital upon the Company’s adoption of FAS 123(R) effective September 1, 2006.
     Shares Reserved for Future Issuance
     We have reserved shares of common stock for future issuance at August 31, 2005 and 2006, as follows:

	August 31,		November 30,
	2005	2006	2006
			(unaudited)
Common stock warrants	4,500,000	11,522,489	143,219,836
Convertible preferred stock	—	20,735,688	20,735,688
Series A convertible preferred stock warrants	150,000	150,000	450,000

	4,650,000	32,408,177	164,405,524

13. Income taxes
     At August 31, 2006 and 2005, federal, state, and local tax expenses included in the accompanying financial statements are as follows:

	2005	2006
	(in thousands)
Current Tax Expense
Federal	$—	$11
State and Local	1	9

Total	$1	$20

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of August 31, 2006 and 2005 are as follows:

	2005	2006
	(in thousands)
Deferred Tax Assets
Accruals	$54	$308
Net operating losses	633	4,474
Depreciation and amortization	176	—
Other	—	180

	863	4,962

Less: Valuation allowance	(863)	(2,293)

Net deferred tax assets	—	2,669

Deferred Tax Liabilities
Deferred Revenue	—	(454)
Depreciation and amortization	—	(2,215)

Total deferred tax liabilities	—	—

Net deferred tax assets	$—	$—

     A reconciliation between the income tax provision at the federal statutory tax rate and the reported provision for income taxes is as follows:

	2005	2006
	(in thousands)
Provision at federal statutory rate of 35%	$(807)	$(4,427)
Provision for state income tax, net of federal benefit	(210)	(535)
Change in valuation allowance	863	1,430
Tax effects of acquisitions		2,419
Effect of nondeductible expenses		776
Other	155	357

Provision for income taxes	$1	$20

     A valuation allowance must be established for a deferred tax asset if a tax benefit may not be realized from the asset. We have established a 100% valuation allowance to the extent our deferred tax assets exceed our deferred tax liabilities as it is more likely than not we will not realize the benefit from our deferred tax assets during fiscal 2007.
     At August 31, 2006, we have approximately $11,718,000 of net operating loss carryforwards, expiring at various dates through 2026, available to offset future federal taxable income. Additionally, we have approximately $9,739,000 of net operating loss carryforwards, expiring at various dates through 2016, available to offset future state taxable income.
     14. Commitments and Contingencies
     Lease Commitments
     Rental expenses under operating leases were $125,000, $325,000 and $137,000 for fiscal 2005, 2006 and the three months ended November 30, 2006, respectively. We have future minimum rental commitments for non-cancelable operating leases on office spaces as of August 31, 2006, as follows:

Year ending
August 31
(in thousands)
2007	$463
2008	284
2009	213
2010	164
2011	52

$1,176

     In August 2006, we entered into a $2,300,000, 36 month capital lease arrangement to acquire network equipment. Our bank issued an $844,000 letter of credit in favor of the lessor and we will be required to make quarterly lease payments of $218,000 once equipment has been delivered. As of November 30, 2006 we had not taken delivery of the equipment.
     Letters of Credit
     We have several outstanding letters of credit for the benefit of certain vendors that secure our obligations for leased space and telecommunications services. The terms of the letters of credit coincide with the terms of the leases or for the periods we continue to purchase these telecommunications services. The letters of credit are secured by certificates of deposit held by the issuing financial institution, are reported as restricted cash and are excluded from our operating cash.
     15. Employee Benefit Plans
     CTI has a 401(k) Plan (the “Plan”) in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and CTI may make discretionary matching contributions. CTI made matching contributions of approximately $73,000, $62,000 and $9,000 during fiscal 2005, 2006 and the three months ended November 30, 2006, respectively.
     16. Subsequent Events
     In September 2006, notice was received demanding payment of the related party $250,000 demand promissory note. In November 2006, the Company repaid $100,000 of the note payable. The remainder of the note and accrued interest of $48,000 was converted into the unsecured demand promissory notes discussed below.
     From October 2006 through March 2007, for the purpose of providing working capital, the Company issued to our current investors unsecured demand promissory notes and warrants for an aggregate principal amount of $5,900,000 of which $4,300,000 was received in the quarter ended November 30, 2006 (see Note 9). The promissory notes bear interest at 5 percent per annum and the warrants, with a 10 year term, would convert into 181,400,000 shares of our common stock or 50% of the Company, whichever is greater. The exercise price of the warrants would be equal to the cancellation value of the principal of the related notes.
     In December 2006, the Company received equipment under the Cisco lease arrangement signed in August 2006 incurring a capital lease liability of $2,300,000. This is a three year lease with interest at 9.37%.
     In January 2007, the Company granted additional warrants to holders of the $14,000,000 senior secured convertible promissory notes originally issued in fiscal 2006. The additional warrants enable the holders to purchase 64,783,506 shares of common stock at an exercise price of $0.01 per share. The warrants were fully vested and exercisable upon issuance and expire three years from the date of the note. When the Company issues equity securities which are convertible into common stock at a discount from the common fair value at the commitment date, the difference between the fair value of the common stock and the conversion price multiplied by the number of shares issuable upon conversion is recognized as a beneficial conversion feature. The beneficial conversion feature is presented as a deemed dividend to the related security holders with an offsetting amount to additional paid in capital and will be amortized over the period from the issue date to the first conversion date. Since the warrants are immediately convertible into common stock by the holder at any time, the Company recorded and immediately amortized a beneficial conversion charge (deemed dividend) of approximately $0.5 million in connection with its convertible subordinated debentures in February 2007.
     In January 2007, the authorized shares of common stock was increased to 369,000,000 shares and the authorized preferred stock was increased to 31,000,000.
     In January 2007, the Company issued Trinad a warrant to purchase 2,500,000 shares of common stock at an exercise price of $0.525 per share. The warrant is consideration for management consulting services.
     Peyton Chandler & Sullivan, Inc., an investor in the Company, was issued 50,000 shares of common stock at the fair market value of $0.03 per share. This was done in January 2007 as consideration for work performed on a consulting contract.
     In January 2007, an out of plan option was granted and exercised by a former employee for 50,000 shares of common stock at an exercise price equal to the fair market value of $0.03 per share. This was completed as part of a severance agreement dated in August 2006. The fair value of the options calculated using the Black Scholes option pricing model was determined to be immaterial.
     In January 2007, the Company approved the 2007 Stock Option Plan. The 2007 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants. The 2007 Stock Plan also allows for awards of restricted stock to our employees, directors and consultants and any parent and subsidiary corporations’ employees, directors and consultants. The Company also authorized up to 64.5 million common shares to be issued under this plan.
     In February 2007, all warrants issued and outstanding, with exercise prices equal to or greater than $0.50 per share, were re-priced to a value equal to one tenth of the original exercise price. Warrants to purchase an aggregate of 7,700,000 shares of common stock were re-priced with exercise prices ranging from $0.05 to $0.053 per share. The fair value of the re-priced warrants, calculated using the Black Scholes option pricing model was determined to be less than the original fair value, accordingly no additional charge was recorded in connection with the repricing.

     In February 2007, the Company issued nonstatuatory and incentive stock options under the 2007 Stock Option Plan totaling 55,227,500 options to purchase shares of common stock at an exercise price of $0.03, which is determined to be the fair market value. The company also issued an out of plan option to purchase 400,000 shares of common stock at an exercise price of $0.50. The fair value of the common stock calculated using the Black Scholes option pricing model was determined to be immaterial.
     In January 2006 and March 2007, the USWD Merger Agreement was amended to account for the increased amount of the unsecured demand promissory notes and to extend the termination date of the agreement to the end of March 2007.

Independent Auditor’s Report
To the Board of Directors
Capital Telecommunications, Inc. and Subsidiaries
     We have audited the accompanying consolidated balance sheets of Capital Telecommunications, Inc. and Subsidiaries (Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Telecommunications, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations, and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
Beard Miller Company LLP
York, Pennsylvania
May 5, 2006

Capital Telecommunications, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,		March 31,
	2004	2005	2006
			(Unaudited)
Assets

Current Assets

Cash	$63,779	$23,717	$12,884

Investments	653,202	598,765	686,467
Accounts receivable, net of allowance for adjustments and uncollectible of $205,000	3,957,150	3,562,263	3,277,318

Deferred income taxes	71,000	71,000	16,000

Other assets	92,776	61,704	112,456

Total Current Assets	4,837,907	4,317,449	4,105,125

Property and Equipment, net of accumulated depreciation of $5,020,902, $5,198,546, and $5,439,989 (unaudited) respectively	3,903,300	3,300,333	3,138,558

Other Assets

Customer base, net of accumulated amortization of $1,654,773, $2,139,249, and $2,260,368 (unaudited), respectively	2,046,268	1,561,792	1,440,673

Deferred income taxes	250,000	36,000	19,000

Notes receivable — stockholders	60,000	—	—

Total Other Assets	2,356,268	1,597,792	1,459,673

Total Assets	$11,097,475	$9,215,574	$8,703,356

See notes to consolidated financial statements.

Capital Telecommunications, Inc. and Subsidiaries

	December 31,		March 31,
	2004	2005	2006
			(Unaudited)
Liabilities and Stockholders’ Equity

Current Liabilities

Line of credit	$1,974,374	$1,692,652	$1,513,416

Current maturities of long-term debt	1,254,982	328,697	182,331

Accounts payable	4,071,404	3,233,684	3,105,397

Accrued line transmission costs	572,000	595,000	596,000

Accrued gross receipts taxes	657,780	642,461	419,646

Accrued corporate taxes	343,378	433,682	446,133

Accrued payphone surcharges	416,391	252,301	251,926

Other accrued liabilities	816,244	979,171	924,742

Deferred income taxes	—	—	29,000

Total Current Liabilities	10,106,553	8,157,648	7,468,591

Long-Term Debt	381,229	—	—

Deferred Income Taxes	—	24,000	26,000

Total Liabilities	10,487,782	8,181,648	7,494,591

Stockholders’ Equity

Controlling interest:
Preferred stock ($1.15 cumulative; no par value; authorized — 10,000 shares; issued and outstanding — 2,500 shares)	25,000	25,000	25,000
Common stock (no par value; authorized — 10,000,000 shares; issued — 60,000 shares; outstanding — 55,762, 54,922, and 54,992 (unaudited) shares, respectively)	50,000	50,000	50,000
Retained earnings	1,617,909	2,163,549	2,302,553

Accumulated other comprehensive income (loss):
Net unrealized holding gains (losses)	19,779	(18,784)	17,051
Treasury stock, common — 4,238 shares, 4,908 shares, and 4,908 shares, respectively	(1,163,792)	(1,247,792)	(1,247,792)
Minority interest	60,797	61,953	61,953

Total Stockholders’ Equity	609,693	1,033,926	1,208,765

Total Liabilities and Stockholders’ Equity	$11,097,475	$9,215,574	$8,703,356

Capital Telecommunications, Inc. and Subsidiaries
Consolidated Statements of Income

	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
				(Unaudited)
Revenue

Sales of communications services	$43,871,172	$34,281,107	$35,409,423	$8,666,303	$8,375,728

Operating Expenses

Line transmission costs, exclusive of depreciation	30,306,414	24,156,891	24,919,175	6,166,905	5,706,632
General and administrative	7,936,345	6,989,888	6,681,928	1,596,663	1,697,276
Selling	1,548,477	1,212,175	1,339,299	337,256	353,600
Depreciation	1,382,429	1,259,917	1,322,537	309,097	241,443
Customer base amortization	739,992	484,476	484,476	121,119	121,119

Total Operating Expenses	41,913,657	34,103,347	34,747,415	8,531,040	8,120,070

Operating Income	1,957,515	177,760	662,008	135,263	255,658

Other Income (Expenses)

Gain on sale of equipment	—	—	300,000	100,000	—
Bad debt recovery	—	—	170,751	—	—
Write-off of note receivable	—	(1,722,418)	—	—	—
Investment income	39,197	51,915	10,125	2,498	27,909
Minority interest	(4,812)	—	(1,156)	—	—
Interest expense	(483,440)	(340,959)	(244,288)	(67,046)	(52,563)

Total Other Income (Expenses), Net	(449,055)	(2,011,462)	235,432	35,452	(24,654)

Income (Loss) before Provision for Income Taxes (Benefit)	1,508,460	(1,833,702)	897,440	170,715	231,004

Provision for Income Taxes (Benefit)	630,000	(780,000)	351,800	61,000	92,000

Net Income (Loss)	$878,460	($1,053,702)	$545,640	$109,715	$139,004

See notes to consolidated financial statements.

Capital Telecommunications, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

	Controlling Interest
				Accumulated Other
				Comprehensive
				Income (Loss) -	Treasury		Total
	Preferred	Common	Retained	Net Unrealized	Stock,	Minority	Stockholders’
	Stock	Stock	Earnings	Holding Gains	Common	Interest	Equity
Balances — December 31, 2002	$25,000	$50,000	$1,793,151	($123,846)	($704,678)	$55,985	$1,095,612

Net income	—	—	878,460	—	—	—	878,460

Unrealized holding gains, net of $131,000 deferred income tax expense	—	—	—	192,855	—	—	192,855

Total Comprehensive Income	—	—	—	—	—	—	1,071,315

Purchase of treasury stock	—	—	—	—	(266,076)	—	(266,076)

Increase in minority interest	—	—	—	—	—	4,812	4,812

Balances — December 31, 2003	25,000	50,000	2,671,611	69,009	(970,754)	60,797	1,905,663

Net loss	—	—	(1,053,702)	—	—	—	(1,053,702)

Unrealized holding losses, net of $34,000 deferred income tax benefit	—	—	—	(49,230)	—	—	(49,230)

Total Comprehensive Loss	—	—	—	—	—	—	(1,102,932)

Purchase of treasury stock	—	—	—	—	(193,038)	—	(193,038)

Balances — December 31, 2004	25,000	50,000	1,617,909	19,779	(1,163,792)	60,797	609,693

Net income	—	—	545,640	—	—	—	545,640

Unrealized holding losses, net of $26,000 deferred income tax benefit	—	—	—	(38,563)	—	—	(38,563)

Total Comprehensive Income	—	—	—	—	—	—	507,077

Purchase of treasury stock	—	—	—	—	(84,000)	—	(84,000)

Increase in minority interest	—	—	—	—	—	1,156	1,156

Balances — December 31, 2005	25,000	50,000	2,163,549	(18,784)	(1,247,792)	61,953	1,033,926

Net income (unaudited)	—	—	139,004	—	—	—	139,004

Unrealized holding gains, net of $25,000 deferred income tax expense (unaudited)	—	—	—	35,835	—	—	35,835

Total Comprehensive Income (Unaudited)	—	—	—	—	—	—	174,839

Balances — March 31, 2006 (Unaudited)	$25,000	$50,000	$2,302,553	$17,051	($1,247,792)	$61,953	$1,208,765

Capital Telecommunications, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
				(Unaudited)
Cash Flows from Operating Activities

Net income (loss)	$878,460	($1,053,702)	$545,640	$109,715	$139,004
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,382,429	1,259,917	1,322,537	309,097	241,443
Amortization	739,992	484,476	484,476	121,119	121,119
Other non-cash adjustment	—	—	60,000	—	—
Gain on sale of equipment	—	—	(300,000)	(100,000)	—
Gain on sale of investments	(31,774)	(30,840)	—	—	(24,147)
Write-off of note receivable		1,722,418	—	—	—
Bad debts and billing adjustments	517,417	412,567	265,690	—	—
Minority interest	4,812	—	1,156	—	—
Deferred tax expense (benefit)	531,000	(860,000)	264,000	—	78,000
Change in cash surrender value of life insurance	19,375	—	—	—	—
(Increase) decrease in assets:
Accounts receivable	(191,800)	(504,471)	129,197	(39,240)	284,945
Other assets	(550,498)	38,839	31,072	11,206	(50,752)
Increase (decrease) in liabilities:
Accounts payable	1,671,224	(984,435)	(980,145)	282,055	14,138
Accrued line transmission costs	(336,000)	(248,000)	23,000	165,000	1,000
Accrued gross receipts taxes	(673,241)	339,588	(15,319)	(259,711)	(222,815)
Accrued corporate taxes	(114,174)	95,499	90,304	61,000	12,451
Accrued payphone surcharges	30,186	(57,085)	(164,090)	(337)	(375)
Other accrued liabilities	352,597	(417,481)	162,927	152,065	(54,429)

Net Cash Provided by Operating Activities	4,230,005	197,290	1,920,445	811,969	539,582

Cash Flows from Investing Activities

Cash paid to acquire certain assets from vNet Source, Inc.	(2,289,400)	—	—	—	—
Capital expenditures	(334,965)	(138,496)	(577,145)	(67,738)	(222,093)
Purchase of available-for-sale securities	(7,424)	(44,371)	(10,126)	(2,498)	(95,234)
Proceeds from disposal of available-for-sale securities	65,000	216,426	—	—	92,514
Proceeds from sale of vNet Source, Inc. assets	200,000	—	—	—	—
Repayment of note receivable	—	806,295	—	—	—
Proceeds from sale of equipment	—	—	300,000	100,000	—
Proceeds from surrender of life insurance	214,250	—	—	—	—

Net Cash Provided by (Used in) Investing Activities	(2,152,539)	839,854	(287,271)	29,764	(224,813)

Cash Flows from Financing Activities

Change in line of credit	59,000	759,374	(281,722)	(493,290)	(179,236)
Proceeds from long-term debt	44,273	—	—	—	—
Principal payments against long-term debt	(1,916,484)	(1,601,473)	(1,307,514)	(359,175)	(146,366)
Cash paid for treasury stock	(266,076)	(193,038)	(84,000)	(30,000)	—

Net Cash Used in Financing Activities	(2,079,287)	(1,035,137)	(1,673,236)	(882,465)	(325,602)

Net Increase (Decrease) in Cash	(1,821)	2,007	(40,062)	(40,732)	(10,833)

Cash — Beginning	63,593	61,772	63,779	63,779	23,717

Cash — Ending	$61,772	$63,779	$23,717	$23,047	$12,884

Capital Telecommunications, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Supplementary Schedule of Non-cash Investing
     and Financing Activities
     In 2006:
     The Company recorded unrealized holding gains on available-for-sale securities of $60,835, less deferred income tax expense of $25,000 as a direct increase to stockholders’ equity.
     In 2005:
     The Company recorded unrealized holding losses on available-for-sale securities of $64,563, less a deferred income tax benefit of $26,000 as a direct decrease to stockholders’ equity.
     The Company acquired $142,425 of equipment, the cost of which was included in accounts payable.
     In 2004:
     The Company recorded unrealized holding losses on available-for-sale securities of $83,230, less a deferred income tax benefit of $34,000 as a direct decrease to stockholders’ equity.
     In 2003:
     The Company recorded unrealized holding gains on available-for-sale securities of $323,855 less deferred income tax expense of $131,000 as a direct increase to stockholders’ equity.
     The Company entered into a note payable in the amount of $2,483,600 in conjunction with the acquisition of assets from vNet Source, Inc.
     Net assets sold of vNet Source, Inc. consists of the following:

Assets of vNet
Source, Inc.
Net assets sold
Net working capital	$179,306
Equipment and other assets, net	5,194,014
Note payable assumed by buyer	(2,244,607)

Total Net Assets Sold	3,128,713

Cash received	(200,000)

Note receivable assumed by the Company prior to provision for deferred gain	$2,928,713

     The gain on sale of these net assets of $400,000 was deferred pending receipt of the note receivable balance.

Capital Telecommunications, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Note 1 — Nature of Operations
     Capital Telecommunications, Inc. and Subsidiaries (Pennsylvania C corporations) (Company) operates a long distance telephone system and is an internet service provider serving customers in the Mid-Atlantic States and Texas.
Note 2 — Estimates and Summary of Significant Accounting Policies
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, if any, at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions made by management include establishing reserves for accounts receivable, depreciation and amortization, and various tax accruals.
     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:
          Principles of Consolidation
The financial statements include those of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions are eliminated in the consolidated financial statements.
          Accounts Receivable
Accounts receivable are stated at outstanding balances, less an allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income. Accounts deemed to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on past experience, aging of the receivables, adverse situations that may affect a customer’s ability to pay, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates that may be susceptible to significant change. Unpaid balances remaining after the stated payment terms are considered past due.
          Revenue Recognition
The Company records as revenue the amount of communications services as measured by the minutes of traffic processed, after deducting an estimate of the traffic which may not be collected.

Capital Telecommunications, Inc. and Subsidiaries
Note 2 — Estimates and Summary of Significant Accounting Policies (Continued)
          Property and Equipment
Property and equipment is recorded at cost and depreciated commencing with the first full month assets are placed in service, using the straight line method over their estimated useful lives as follows: communication system equipment, three to five years; property and improvements, fifteen to twenty-five years; office furniture and equipment, three to five years. Maintenance and repairs are charged to operations as incurred.
          Advertising and Marketing Costs
Advertising and marketing costs are expensed as incurred.
          Customer Base
The customer base is amortized on a straight-line basis over five to eight years. Estimated amortization expense for each of the remaining four years is approximately $484,000 from 2006 to 2008 and $110,000 in 2009.
          Investments
At the date of acquisition and each subsequent balance sheet date, investments in debt and equity securities are classified into three categories and accounted for as follows:
1.	Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost.

2.	Debt securities and equity securities having a readily determinable fair value that are acquired and held principally for the purpose of selling and benefiting from short-term price fluctuations are classified as trading securities and stated at fair value. Unrealized gains and losses are included in operating results.

3.	Debt securities and equity securities having a readily determinable fair value and not classified as held-to-maturity or trading securities are classified as available-for-sale securities and stated at fair value. Unrealized gains and losses are excluded from operating results and are reported as a separate component of equity, net of deferred income taxes.
Realized gains and losses, if any, on the sale or disposal of investments are computed on an average cost method.

Capital Telecommunications, Inc. and Subsidiaries
Note 2 — Estimates and Summary of Significant Accounting Policies (Continued)
          Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes primarily relate to differences between the bases of accounts receivable, communications system, investments, customer base, and accrued liabilities for financial and income tax reporting. Collectively, these differences are referred to as temporary differences. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the temporary differences reverse, or when the underlying assets and liabilities are recovered or settled. Deferred tax assets are also recognized for net operating loss carry forwards that are available to offset future taxable income.
          Unaudited Interim Results
The accompanying consolidated balance sheet as of March 31, 2006, the consolidated statements of income and of cash flows for the three months ended March 31, 2005 and 2006, and the consolidated statement of stockholders’ equity for the three months ended March 31, 2006, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s consolidated financial position as of March 31, 2006, and the consolidated results of their operations, and their cash flows for the three months ended March 31, 2005 and 2006. The financial data and other information disclosed in these notes to the financial statements related to the three month periods are unaudited. The results for the three months ended March 31, 2006, are not necessarily indicative of the results to be expected for the year ending December 31, 2006, or for any other interim period or for any future year.
Note 3 — Advertising and Marketing Costs
     Advertising and marketing costs amounted to $68,915, $81,305, and $16,296 for the years ended December 31, 2003, 2004, and 2005, respectively.

Capital Telecommunications, Inc. and Subsidiaries
Note 4 — Investments
     The cost, gross unrealized gains and losses, and fair value of available-for-sale securities consist of the following as of:

	December 31, 2004
		Gross Unrealized		Fair
Available-for-Sale	Cost	Gains	Losses	Value
Money market account	$4,030	$—	$—	$4,030
Equity securities	616,393	96,134	(63,355)	649,172

	$620,423	$96,134	$(63,355)	$653,202

	December 31, 2005
Money market account	$13,746	$—	$—	$13,746
Equity securities	616,803	88,878	(120,662)	585,019

	$630,549	$88,878	$(120,662)	$598,765

	March 31, 2006 (Unaudited)
Money market account	$109,087	$—	$—	$109,087
Equity securities	548,328	82,424	(53,372)	577,380

	$657,415	$82,424	$(53,372)	$686,467

     Proceeds from the sale and gross realized gains of available-for-sale securities consist of the following for the years and three months ended:

				Three Months Ended
	Years Ended December 31,			March 31,
	2003	2004	2005	2005	2006
				(Unaudited)
Proceeds from sale	$65,000	$216,426	$—	$—	$92,514
Gross realized gains (using average cost method)	31,774	30,840	—	—	24,147

Capital Telecommunications, Inc. and Subsidiaries
Note 4 — Investments (Continued)
     Unrealized holding gains (losses) on available-for-sale securities included as a separate component of equity consist of the following as of and for the years and three months ended:

				Three
				Months
				Ended
	Years Ended December 31,			March 31,
	2003	2004	2005	2006
				(Unaudited)
Unrealized holding gains (losses) - beginning	$(123,846)	$69,009	$19,779	$(18,784)

Unrealized holding gains (losses)	355,629	(52,390)	(64,563)	84,982

Reclassification adjustment for realized gains included in net income (loss)	(31,774)	(30,840)	—	(24,147)

Net unrealized holding gains (losses)	323,855	(83,230)	(64,563)	60,835

Income tax benefit (expense)	(131,000)	34,000	26,000	(25,000)

Net unrealized holding gains (losses), net of income taxes	192,855	(49,230)	(38,563)	35,835

Unrealized holding gains (losses) - ending	$69,009	$19,779	($18,784)	$17,051

     The following tables show the investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous loss position as of December 31, 2004 and 2005 and March 31, 2006. Six individual securities had unrealized losses as of December 31, 2004 and 2005 and March 31, 2006. Management believes that holding losses recorded on these investments are not a permanent impairment.

Less than Twelve
	Months		Twelve Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2004
Common stocks	$—	$—	$177,075	$(63,355)	$177,075	$ (63,355)

December 31, 2005
Common stocks	$104,040	$(33,195)	$152,963	$(87,467)	$257,003	($120,662)

March 31, 2006
Common stocks	$101,520	$(35,715)	$197,934	$(17,657)	$299,454	$	(53,372)

Capital Telecommunications, Inc. and Subsidiaries
Note 5 — Write-off of Note Receivable
     On October 7, 2003, the Company’s subsidiary, vNet Source, Inc. sold certain of its assets for consideration of $6,068,230. The consideration and resulting gain consisted of the following for the year ended:

December 31,
2003
Cash collected at settlement	$200,000
Assumption of note payable	2,244,607
Assumption of accounts payable	694,910
Installment sale note receivable	2,928,713

Total Consideration	6,068,230

Less: Book value of assets sold:
Accounts receivable	410,046
Other assets	464,170
Equipment, net	4,794,014

5,668,230

Tentative Gain from Sale of Assets	$400,000

Portion of Gain Deferred	$400,000

     The write-off of the note receivable consists of the following for the year ended:

December 31,
2004
Original installment note receivable	$2,928,713

Reserve established in 2003 to defer gain of the sale of net assets	(400,000)

Cash collected and other adjustments	(806,295)

Write-off of note receivable	$1,722,418

Capital Telecommunications, Inc. and Subsidiaries
Note 6 — Property and Equipment
     The cost of property and equipment consists of the following as of:

	December 31,		March 31,
	2004	2005	2006
			(Unaudited)
Communication system equipment	$7,874,674	$7,467,385	$7,542,717
Property and improvements	971,502	971,503	971,503
Office furniture and equipment	78,026	59,991	64,327

	$8,924,202	$8,498,879	$8,578,547

Note 7 — Line of Credit
     The Company entered into a line of credit agreement with M&T Bank. The line of credit agreement provides for maximum borrowings of $3,000,000 at the bank’s prime rate plus 0.50% (8.25% as of March 31, 2006), and is collateralized by the Company’s accounts receivable, inventory, real estate, equipment, and general intangibles, and the assignment of a life insurance policy. The line of credit contains a covenant which requires the Company to maintain certain financial ratios. The Company is not in violation of any covenants. Amounts outstanding under this agreement amounted to $1,692,652, $1,974,374, and $1,513,416 as of December 31, 2005 and 2004, and March 31, 2006, respectively.

Capital Telecommunications, Inc. and Subsidiaries
Note 8 — Long-Term Debt
     Long-term debt consists of the following as of:

	December 31,		March 31,
	2004	2005	2006
			(Unaudited)
9% (LIBOR, plus 5%) as of December 31, 2005; notes payable in various amounts through July, 2006; collateralized by related communication system equipment	$939,211	$328,697	$182,331

7% (fixed); promissory note payable; collateralized by related customer base acquired; repaid during 2005	572,000	—	—

Promissory note payable; collateralized by the assets acquired; repaid during 2005	125,000	—	—

	1,636,211	328,697	182,331
Current maturities of long-term debt	(1,254,982)	(328,697)	(182,331)

	$381,229	$—	$—

     Notes payable contain covenants which require the Company to maintain certain financial ratios. The Company is not in violation of any covenants.

Capital Telecommunications, Inc. and Subsidiaries
Note 9 — Provision for Income Taxes (Benefit)
     Provision for income taxes (benefit) consist of the following for the years ended December 31:

	2003	2004	2005
Current expense:
Federal and state	$99,000	$80,000	$87,800

Deferred expense (benefit), excluding the effects of the following:	656,000	(307,000)	264,000
Benefit resulting from net operating loss carry forwards	(125,000)	(553,000)	—

	$630,000	$(780,000)	$351,800

     The federal income tax provision differs from the provision that would result from applying graduated federal statutory rates to income before income taxes because of the federal benefit of state income taxes. Transactions without tax consequences are not significant.
     The components of net deferred income tax assets consist of the following as of December 31:

	2004	2005
Gross deferred tax assets:	$671,000	$675,000
Amortization of customer base
Bad debt reserve	71,000	71,000
Net operating losses	818,000	296,000
Accrued liabilities	61,000	48,000
Other	27,000	43,000

	1,648,000	1,133,000

Gross deferred tax liabilities:
Cumulative excess tax depreciation	(853,000)	(660,000)
Accrued liabilities	(259,000)	(233,000)

	(1,112,000)	(893,000)

Deferred tax valuation allowance	(215,000)	(157,000)

Net Deferred Tax Assets	$321,000	$83,000

     The Company has federal net operating loss carry forwards amounting to approximately $850,000 that may be used to offset against future taxable income. These net operating loss carry forwards will expire between 2020 and 2024.

Capital Telecommunications, Inc. and Subsidiaries
Note 10 — Preferred Dividend
     As of December 31, 2005, the cumulative value of the preferred dividends in arrears amounted to $64,688 ($25.88 per share).
Note 11 — Commitments
     As of December 31, 2005, the Company was committed under non-cancelable, non-capitalized leases for the rental of office and retail space which requires annual minimum lease payments of approximately $380,000, $234,000, $164,000, $84,000, and $79,000 from 2006 to 2010, respectively. Total rental expense for all operating leases amounted to $571,933, $520,817, and $515,978 for the years ended December 31, 2003, 2004, and 2005, respectively.
Note 12 — Retirement Investment Plan
     The Company sponsors a retirement investment plan which covers all eligible employees. Contributions to the plan consist of employee contributions and Company matching contributions. Company contributions to the plan totaled $139,900, $135,464, and $62,181 for the years ended December 31, 2003, 2004, and 2005, respectively.
Note 13 — Concentration of Credit Risk
     The Company maintains cash balances at several financial institutions. At times during the years ended December 31, 2004 and 2005 the Company’s cash balances may have exceeded the federally insured limit of $100,000.
Note 14 — Significant Events
     On December 31, 2003, under a court order, the Company received a $1,500,000 administrative expense claim. The court ordered stipulation is the result of certain claims filed by the Company alleging breech of a six-month minimum service commitment by a customer. The proceeds of this claim were netted against operating expenses in the accompanying consolidated statements of income.
     In October, 2003, a contract from a customer was cancelled. Revenue from that customer was approximately 12% of the Company’s total revenue for the year ended December 31, 2003.
Note 15 — Reclassifications
     Certain information in the 2003 and 2004 consolidated financial statements and related footnotes contain reclassifications to make that information comparable to information presented in the 2005 consolidated financial statements. Reclassifications primarily relate to the reclassification of selling, general and administrative expenses, depreciation, and write-off of a note receivable.